As filed with the Securities and Exchange Commission on January 12, 2010

Registration No. 333-152149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 7
to
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUNSET SUITS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2320	26-1516905
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Ul. Starołęcka 18
61-361 Poznań, Poland
+48 (61) 642 40 04
Telephone Number of Registrant's Principal Executive Offices
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mirosław Kranik
Ul. Starołęcka 18
61-361 Poznań, Poland
+48 (61) 642 40 04

Copies to:
Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W., Washington, D.C. 20037
202.663.8000
(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐
Non-accelerated filer ☐	Accelerated filer ☐
(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate
	Amount to be	price per	offering	Amount of
Title of each class of securities to be registered	registered(1)(3)	share (2)	price(2)	registration fee

Common stock, $0.001 par value, including
common stock purchase rights appurtenant
thereto	5,128,217	$2.40	$12,307,721	$878

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the last private sales price for shares of common stock of the Registrant as there is currently no public market price for the Registrant's common stock. Management considered the total number of shares outstanding post offering, estimated market capitalization, forward looking net income, the targeted price-to-earnings ratio and the effect of the current global economic crisis to determine the offering price per share. Accordingly, taking the foregoing factors into consideration, we arrived at the proposed offering price per share, which is the effective price per share paid by the investors in the Company’s May 2008 private placement, as adjusted for the subsequent delivery of shares to the private placement investors as a result of the Company’s failure to achieve specified minimum after tax net income, or "make good," thresholds.

(3) Represents 5,128,217 shares of the Registrant's common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated January 12, 2010

SUNSET SUITS HOLDINGS, INC.

5,128,217 Shares of Common Stock

This prospectus relates to 5,128,217 shares of common stock of Sunset Suits Holdings, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is not listed on any principal market, nor is it quoted on any securities quotation system. Therefore, there is no reported sales price per share of our common stock as of the date of this prospectus.

The selling stockholders will sell our shares at a price per share equal to $2.40 until our shares are quoted on the Over-the-Counter Bulleting Board, and thereafter at prevailing market prices or at privately negotiated prices. This price per share is not necessarily indicative of our initial trading price on the Over-the-Counter Bulletin Board and is based on Management's consideration of the total number of shares outstanding post-offering, estimated market capitalization, forward looking net income, the targeted price-to-earnings ratio and the effect of the current global economic crisis on our business. Accordingly, taking the foregoing factors into consideration, we arrived at the proposed offering price per share, which is the effective price per share paid by the investors in the Company’s May 2008 private placement, as adjusted for the subsequent delivery of shares to the private placement investors as a result of the Company’s failure to achieve specified minimum after tax net income, or "make good," thresholds.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2009.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15
DIVIDEND POLICY	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16
CORPORATE STRUCTURE AND HISTORY	42
OUR BUSINESS	45
MANAGEMENT	54
EXECUTIVE COMPENSATION	55
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	56
PRINCIPAL AND SELLING STOCKHOLDERS	57
DESCRIPTION OF CAPITAL STOCK	63
SHARES ELIGIBLE FOR FUTURE SALE	64
PLAN OF DISTRIBUTION	65
LEGAL MATTERS	67
EXPERTS	67
WHERE YOU CAN FIND MORE INFORMATION	67

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a designer and retailer of high quality menswear based in Poland. Our merchandise includes suits, sport coats, slacks, dress shirts and ties. We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. We manufacture our menswear through our subsidiary, Fashion Service Sp. z o.o., or Fashion Service, and we also purchase some of our inventory from third party suppliers.

We distribute our clothing primarily through our sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing. As of September 30, 2009, our operations included 85 domestic retail stores located in Poland with total retail space of approximately 12,000 square meters, 3 stores located in Latvia with total retail space of approximately 358 meters, 9 stores located in the Czech Republic with total retail space of approximately 850 meters, and 5 stores located in Lithuania with total retail space of approximately 650 square meters. Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people. All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally, our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry. Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men's business attire, which is characterized by infrequent and more predictable fashion changes, we believe that we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace. We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff. We had 379 sales personnel as of March 31, 2008. As of September 30, 2009, the sales personnel amounted to 456 persons. We believe we provide a superior level of customer service relative to our competitors. Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit. We encourage our sales staff to be friendly and knowledgeable.

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for both our domestic and international retail operations. We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable. We maintain a staff of designers and merchandisers who are supported by a staff of design professionals.

Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. As of September 30, 2009, we have approximately 292 employees working in our manufacturing facilities.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester. Approximately 90% of the raw materials that we purchased in 2008 were purchased from foreign textile mills, including mills in China, Korea and Europe. Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric. Purchases from our largest fabric supplier represented 45% of our total fabric requirements in both 2007 and 2008. No other supplier accounted for over 25% of our 2008 total raw material requirements. As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints. In order to deliver, in a timely manner, merchandise that reflects current trends, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs. Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

For the fiscal year ended December 31, 2008, we had net sales of $38 million compared to net sales of $33 million for the fiscal year ended December 31, 2007, an increase of 15%. Approximately 18% of this increase, however, results from the increase in value of the PLN compared to the USD from 2006 to 2007.

We compete with several designers and manufacturers of apparel, domestic and foreign. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region. According to SMI-ATI Federazione Imprese Tessili e Moda Italiane, or SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales. Approximately 90% of these sales derive from countries in Europe other than Hungary, the Czech Republic, Poland and Russia. Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales. Sales of menswear in the Czech Republic and Hungary are much lower, constituting only 0.8% and 0.7%, respectively, of total European sales. According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size). According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “ Textiles, Clothing, Leather and Footwear, “ the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value. According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union. According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased). Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally. In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union. We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family; (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods. Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years. According to the Central Statistical Office of Poland, or GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007. Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year. According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland's accession to the EU). In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $207 billion). In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

According to the Economist Intelligence Unit, or the EIU, and Gfk Polonia, an international market research organization specializing in custom research in areas such as consumer trends and goods, clothing sales in Poland are also highly dependent upon price. According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing. Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned. Only 10-15% of Poles purchase clothing as a result of a real need. Moreover according to Gfk Polonia in its report titled “Fashion in Poland 2006”, young Poles are becoming a more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. By 2008, two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

  Recognizable Brand in Our Markets. We believe that our brand has built a loyal following of fashion-conscious consumers who desire high-quality, well-designed apparel. We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences. We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.
  Distribution Through Our Specialty Retail Sales Outlets. Our sales outlets are located mainly in larger shopping centers located in urban areas. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.
  Company-Owned Manufacturing Operations . We own the manufacturing operations that supply us with most of the products that we sell. As a result, we do not have to outsource design or production of our products. We therefore have more control over the timing of delivery and quality of our products. Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.
  Design Expertise. Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. The use of these design tools provides our customers with products that meet current fashion trends. Since our design team is local, it is also more in tune with the local tastes and trends.
  Capacity for Growth. We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.
  Experienced Management Team. Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment. Mr. Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Increased Sales Network. We plan to increase our sales network both in Poland and internationally. In Poland, as of September 30, 2009, we had a sales network of 456 salespersons and we plan to expand our network further during the 2009 fiscal year. Because of the global economic crisis and the particular effect it has had on many of the countries in the Central and Eastern European region, our original plans of further increasing our sales network in Lithuania, Estonia, Latvia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria have been postponed.
  Opening of Additional Sales Outlets. We plan to open additional sales outlets in Poland and internationally. In Poland, we plan to increase the number of our sales outlets to 94 during fiscal year 2009.
  Building a New Business for our Commercial Network in Poland. We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks, as discussed more fully in the section titled “Risk Factors,” including for example:

  inability to effectively manage rapid growth and meet increased customer demands;
  difficulty in servicing our debt;
  the seasonal nature of our business;
  interruptions in production or distribution;
  the general decline in sales in the men's tailored clothing market;
  unfavorable change in the prices for our raw materials;
  changes in laws or regulations that affect the operation of clothing companies generally;
  inability to respond timely to changing fashion trends;
  the possibility of losing key members of our senior management;
  fluctuations in the prices of the raw materials that we use to produce our products; and
  the high level of competition in our industry.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on September 26, 2007 in the State of Nevada and are the holding company for our direct subsidiary and indirect subsidiary in Poland. We conduct our principal operations in Poland through our wholly-owned subsidiary, Sunset Suits, and our indirect wholly-owned subsidiary, Fashion Service.

The address of our principal executive office in Poland is ul. Starołęcka 18, 61- 361 Poznań, Poland and our telephone number is +48 (61) 642 40 04. We maintain a website at www.sunsetsuits.pl that contains information about our Company, but that information is not part of this prospectus.

Conventions and Treatment of Stock Split

In this prospectus, unless indicated otherwise, references to

  “common stock” or “shares of common stock” means the common stock, $0.001 par value per share, of Sunset Suits Holdings, Inc., along with the common stock purchase rights appurtenant thereto;
  “Company,” “we,” “us,” or “our,” are references to the combined business of Sunset Suits Holdings, Inc. and its wholly-owned subsidiaries, Sunset Suits S.A. and Fashion Service Sp. z o.o., but do not include the stockholders of Sunset Suits Holdings, Inc.;
  “EUR” or “Euro” refers to the legal currency of the European Union;
  “Fashion Service” refers to Sunset Suits' wholly-owned subsidiary Fashion Service Sp. z o.o.;
  “Men's Fashion” refers to the predecessor company to Sunset Suits S.A., Sunset Suits Men's Fashion - Moda Męska ;
  “LIBOR” refers to the London Interbank Offered Rate;
  “PLN” refers to the legal currency of Poland, the Polish Zloty.
  “Poland,” “Polish” and “Pole” refer to the Republic of Poland;

  “SEC” are to the Securities and Exchange Commission.
  “Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended;
  “Sunset Suits” refers to Sunset Suits Holdings, Inc.'s wholly-owned subsidiary Sunset Suits S.A.;
  “U.S. dollars,” “dollars,” “USD” and “$” refer to the legal currency of the United States; and
  “WIBOR” refers to the Warsaw Interbank Offered Rate;

Throughout this prospectus, the translation of PLN into USD has been made as follows:

September 30, 2009
Balance sheet	PLN 2.8852 to US$1.00
Statement of income and comprehensive income	PLN 3.2136 to US$1.00

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

September 30, 2008
Balance sheet	PLN 2.3708 to US$1.00
Statement of income and comprehensive income	PLN 2.2568 to US$1.00

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

As a result of foreign currency fluctuations the financial statements prepared as of the date of this prospectus would present different figures. The change of the foreign currency rate of USD to PLN as of November 30, 2009 would give a need to make a translation of amounts from PLN into United States dollars ("US$") according to the following exchange rates:

November 30, 2009
Balance sheet	PLN 2.7538 to US$1.00
Statement of income and comprehensive income	PLN 2.7900 to US$1.00

The exchange rates adopted for foreign exchange transactions are the rates of exchange quoted by the Polish National Bank

The Offering

Common stock offered by selling stockholders	5,128,217 shares. This number represents 41% of our current outstanding common stock (1)
Common stock outstanding before the offering	12,499,645 shares.
Common stock outstanding after the offering	12,499,645 shares.
Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1) Based on 12,499,645 shares of common stock outstanding as of July 9, 2009.

Summary Consolidated Financial Information

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

The financial statement data as of and for each of the fiscal years ended December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial statement data as of and for each of the nine months ended September 30, 2008 and 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

(All amounts in thousands of U.S. dollars)

STATEMENT OF INCOME

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007

Revenues	20,604	31,235	41,238	36,263
Operating expenses	14,301	17,388	21,910	17,799
Operating income (loss)	(1,267)	682	4,115	3,108
Income taxes	647	(81)	(817)	(513)
Net income (loss)	(1,841)	173	1,776	2,241

BALANCE SHEET DATA

	Nine Months Ended September 30		Year Ended December 31,
	2009	2008	2008	2007
Working capital (deficit)	(2,965)	(4,539)	(3,525)	(17,639)
Current assets	12,024	13,341	11,320	9,512
Total assets	27,610	27,711	25,172	25,126
Current liabilities	14,989	17,880	14,845	27,151
Total liabilities	30,334	31,231	25,921	37,878
Total liabilities and stockholders' equity	(2,724)	(3,520)	(749)	(12,752)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the value of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

The recent changes in general economic conditions, and the impact on consumer confidence and consumer spending, could adversely impact our results of operations.

Our performance is subject to general economic conditions and their impact on levels of consumer confidence and consumer spending. Recently, consumer confidence and consumer spending have deteriorated significantly, and could remain depressed for an extended period. Some of the factors influencing this deterioration include fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices, higher levels of unemployment, higher consumer debt levels, reductions in net worth based on market declines, home foreclosures and reductions in home values, and general uncertainty regarding the overall future economic environment. Consumer purchases of discretionary items, including our merchandise, generally decline during periods when disposable income is adversely affected or there is economic uncertainty, and this has recently adversely impacted, and could in the future adversely impact, our results of operations.

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Our ability to effectively manage our growth and expand our business, including our number of retail stores, may be limited.

A large part of our initial growth resulted from an increase in the number of our retail sales outlets and the increased sales volume and profitability provided by these sales outlets. However, in connection with the relocation of our sales outlets to modern shopping centers, in recent years the number of our sales outlets has decreased. The number of our sales outlets decreased from 140 in 2003 to 96 in 2004 and then to 87 in 2005 and 76 in 2006. In the future, we will depend upon the addition of new retail stores to increase our sales volume and profitability. In the second half of 2009, we plan to open approximately 6 sales outlets in Poland and approximately 90 new stores by 2013 in Poland and neighboring countries. Opening these stores will significantly increase our expenses and we may encounter problems in opening these new stores that would affect our profitability. These problems include the insufficiency of capital to open new stores, delays in opening stores, and our inability to identify suitable locations for new stores. Any of these problems that we encounter may have a material adverse impact on our financial results.

The addition of new retail sales outlets includes obtaining suitable store locations, hiring qualified personnel, establishing distribution methods and advertising our brand name and distinguishing characteristics to consumers who may not be familiar with them. We cannot assure you that we will be able to achieve our planned expansion, that we will be able to timely open and operate our new sales outlets or that any such expansion will be profitable. The costs associated with opening new stores may negatively affect our profitability. Our expansion strategy may also be negatively affected by conditions in the commercial real estate market existing at the time we seek to expand.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function and improvements to our record keeping and contract tracking system. We will also need to recruit more personnel and train and manage our growing employee base.

The expansion of our business may place significant strain on our personnel, management, financial systems and operational infrastructure and may impede our ability to meet any increased demand for our apparel. Our business growth also presents numerous risks and challenges, which are difficult to quantify but could be significant, including the costs associated with such growth.

If we encounter any of the risks described above or if we are otherwise unable to establish or successfully operate additional capacity, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations and prospects will be adversely affected.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt. As of September 30, 2009, we had, on a consolidated basis, approximately $6.7 million principal amount of indebtedness outstanding. Our substantial indebtedness could have important consequences, including:

  increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;
  limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;
  limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and
  placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment because most of our debt is based on variable as opposed to fixed rates. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Fashion Service assumed a portion of the delinquent tax and social security obligations of its predecessor, Men's Fashion, equal to approximately $9,967,000. If these delinquent tax and social security obligations are not paid in accordance with applicable deferment agreements that were entered into with Polish tax and social security authorities, then such authorities may take enforcement action against Fashion Service, including the imposition of penalties and other charges which would have a material adverse effect on the financial condition and reputation of Sunset Suits.

The predecessor of Fashion Service, Men's Fashion, failed to make all required payments to the Polish tax authorities during the period from 2004 through 2007, and to the Polish social security administration during the period from 2002 through 2007. As a result of our acquisition of all or substantially all of the assets of Men's Fashion, our subsidiary, Fashion Service, became jointly and severally liable with our Chief Executive Officer and President, Miros aw Kranik, for a portion of these delinquent payments, equal to approximately $9,967,000. As disclosed in greater detail in the section below titled "Tax and Social Security Payment Obligations" beginning on page 40, we have entered into deferment agreements with the Polish taxing and social security authorities with respect to the repayment of these delinquent amounts. If these delinquent tax and social security obligations are not paid in accordance with the applicable deferment agreements, then such authorities may take enforcement action against Fashion Service, including the imposition of penalties and other charges, which would have a material adverse effect on our financial condition and reputation.

Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, retained a portion of the delinquent tax and social security obligations of Men's Fashion. If Mr. Kranik fails to pay these delinquent tax and social security obligations in accordance with deferment agreements entered into with the applicable authorities, then such authorities may bring enforcement actions against Mr. Kranik, which could result in the imposition of fines or other penalties. Any such enforcement actions against Mr. Kranik could distract him from his duties as our Chief Executive Officer and President and negatively affect our ability to execute on our business plan.

As described in the immediately preceding risk factor, under deferment agreements entered into with Polish tax and social security authority, Mirosław Kranik is jointly and severally liable along with Fashion Services for delinquent tax and social security payments in an aggregate amount in excess of PLN 17,672,744.22 (approximately $5,378,357) and Men's Fashion is solely liable for PLN 9,130,774 (approximately $2,778,774) of the delinquent social security payments.

Since Men's Fashion was a sole proprietorship (i.e., just a name under which Mr. Kranik previously operated his clothing business and not a separate legal entity), these liabilities are personal to Mr. Kranik and put his personal assets at risk. Although Fashion Service has agreed to make all payments due to the tax and social security authorities as part of its acquisition of assets from Men's Fashion, if Fashion Service fails to make any such payments then Mr. Kranik would be obligated to make these payments. If payments under the deferment agreements are not made in accordance with the payment schedules provided for in those agreements, then such authorities may bring enforcement actions against Mr. Kranik personally, which could distract him from his duties as our Chief Executive Officer and President.

Our negative working capital could materially and adversely affect our ability to remain a going concern.

As of March 31, 2009, we had negative working capital of $7.8 million. On June 10, 2009, the Polish social security authority and Men's Fashion and Fashion Service entered into several agreements on the deferment of the delinquent social security obligations. These settlement agreements will decrease our current liabilities by approximately $5.4 million.

However, we also have a deferred liability payable to the Polish tax authorities, with approximately $3.4 million becoming due and payable in March 2010 which is included in the $7.8 million. Pursuant to Polish law, we may request a further deferment of this final payment, prior to such payment coming due. Accordingly, Management intends to apply to the Polish tax authorities to defer future payments, but there is no assurance that this attempt will be successful. While Management has plans through which it hopes to be able to generate positive cash flows in 2009, the failure to do so would materially and adversely affect our ability to remain a going concern.

Our business is seasonal and is affected by general economic conditions.

Like most other retail businesses, our business is seasonal. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection. We also typically experience increased sales during the Spring (March, April). During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events. The seasonality of our sales may result in fluctuating financial results which may negatively affect our overall financial condition.

Like other retail businesses, our operations may be negatively affected by local, regional, national or international economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. We cannot assure you that a long economic downturn would not have an adverse economic affect on our business.

Any interruption in our production or distribution processes could impair our financial performance and negatively affect our brand.

We manufacture our merchandise primarily at our facilities in Krzyżanowo, Poland. Our manufacturing process involves the coordination of raw materials from third parties, internal tailoring processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We may also experience difficulties in our distribution processes. We may encounter interruption in our manufacturing or distribution processes due to a catastrophic loss or events beyond our control such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce or distribute our apparel, which would reduce our net sales and earnings for the affected period. If there is a stoppage in production of our merchandise, even if only temporary, or delays in distribution to retail stores carrying our merchandise, and thus to our customers, our business and reputation could be severely affected.

There are a variety of risks associated with our manufacturing business conducted by our subsidiary, Fashion Service.

Our wholly-owned subsidiary, Fashion Service, manufactures the majority of our clothing. There are a variety of risks associated with the manufacturing business including those associated with labor, machinery maintenance, product scheduling and delivery systems and obtaining raw materials on a timely basis. Fashion Service's principal raw material is fabric. Although we believe that we could find other suppliers if one of our current suppliers is unable or unwilling to provide fabric, the supply cost could increase and switching suppliers would likely be disruptive to our operations. Most of Fashion Service's supply arrangements are seasonal.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel could have a material adverse effect on our cost of sales or our ability to meet our customers' demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including higher energy prices, increased tariffs and duties, and increased labor costs. In the future, we may not be able to pass all or a portion of such higher raw material prices on to our customers.

Our industry is highly competitive.

The men's tailored clothing market is fragmented, and we face intense competition for customers and suitable store locations. We compete with specialty men's clothing stores, traditional department stores, other off-price retailers and manufacturer-owned stores, independently owned outlet stores and discount operators. Our biggest competitor in Poland is Vistula & Wólczanka. We also compete with other clothing manufacturers and clothing distributors in Poland such as Peek & Cloppenburg, Hugo Boss, and Royal Collection.

Poland's accession to the European Union may result in increased competition for us from other well-known foreign manufacturers and distributors. Brand name, foreign competitors will present a special challenge for us because we are targeting the middle class market in Poland by offering our own brand name, stylish clothing. High end foreign menswear will be an attractive alternative to our products and we may lose market share to these brand name foreign competitors.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on us.

We operate in a market characterized by possible rapid changes in terms of consumer patterns and buying power. Buying power with respect to clothing products is driven by macroeconomic factors. We seek to respond to changes in consumer patterns relating to general fashion trends and preferences for shopping locations by implementing a targeted design, sales and marketing strategy. However, there is also a risk that we may lose some of its popularity among customers.

The apparel industry has historically been subject to rapidly changing fashion trends and consumer preferences. If we cannot gauge consumer needs and fashion trends and respond appropriately, then consumers may not purchase our products, which could have a material adverse effect on us. We are subject to the risk of a “missed” collection (i.e., a collection that is not in line with current consumer trends in the menswear industry). Quickly changing fashion trends and highly unpredictable customers' taste have a significant impact on our business. A failure to tailor the product offer to customer's taste may result in decreased sales and a need to reduce our prices.

We experience fluctuations in operating results.

Our annual and quarterly operating results have fluctuated, and are expected to continue to fluctuate. Among the factors that may cause our operating results to fluctuate are customers' response to merchandise offerings, the timing of the rollout of new sales outlets, seasonal variations in sales, the timing of merchandise receipts, the level of merchandise returns, changes in merchandise mix and presentation, our cost of merchandise, unanticipated operating costs, and other factors beyond our control, such as general economic conditions and actions of competitors. As a result of these factors, we believe that period-to-period comparisons of historical and future results will not necessarily be meaningful and should not be relied on as an indication of future performance.

Our success depends on our key personnel and our ability to attract and retain additional personnel.

Mr. Mirosław Kranik has been very important to our success. Mr. Kranik is our founder, he is also a significant stockholder, our Chief Executive Officer, President and director and the Chief Executive Officer of our subsidiary, Fashion Service. The loss of Mr. Kranik's services could have a significant negative effect on us. Also, our continued success and the achievement of our expansion goals are dependent upon our ability to attract and retain additional qualified employees as we expand. If we are unable to attract additional and retain qualified employees our operating results will suffer and we will not be able to expand as projected.

Because we plan to do business internationally, our business could be harmed if changes in political or economic stability, laws, exchange rates or foreign trade policies should occur.

Future sales of our apparel in foreign markets and our future relationships with our foreign suppliers will subject us to the risks of doing business abroad. As a result of our future suppliers, in some instances, being at great geographic distances from us, our transportation costs will be increased and longer lead times will be required, which will reduce our flexibility. Our finished goods will also be subject to import duties, quotas and other restrictions. Other risks in doing business internationally include political or economic instability, any significant fluctuations in the value of the Euro against foreign currencies, terrorist activities and restrictions on the transfer of funds. Although we have not yet been affected in a material way by any of the foregoing factors, as we have not commenced international operations, we cannot predict the likelihood or frequency of any such events occurring in the future once we have commenced international operations, and any material disruption may have an adverse affect on our business.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

As of September 30, 2009, we had cash and cash equivalents of $346,000. There is a reasonable possibility of generating cash flow from operations based on the continuation of positive net income, and the fact that we no longer have to pay overdue operating liabilities, as these were paid in 2008. Management has also instituted various plans, as discussed in the Overview section of the Management's Discussion and Analysis below, to improve profitability and operating cash flow. The risk that the Company will not be able to generate cash from operations is significant. In addition, while we are attempting to obtain from the Polish tax authorities a further deferment of the final installment of a payment in the amount of $3.4 million coming due in March 2010, as discussed more fully in the risk factor captioned “Our negative working capital could materially and adversely affect our ability to remain a going concern,” there is a risk that we will be unable to obtain such a deferment. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

  investors' perception of, and demand for, securities of Polish-based companies involved in the clothing business;
  conditions of the U.S. and other capital markets in which we may seek to raise funds;
  our future results of operations, financial condition and cash flows; and
  economic, political and other conditions in Poland.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on the operating effectiveness of our internal controls. In the future, our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses, or our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified. We can provide no assurance that we will comply with all of the requirements imposed by SOX 404 and there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN POLAND

There are risks associated with investing in emerging markets such as Poland.

Poland has undergone significant political and economic change since 1989. These changes have thus far been largely beneficial for Polish businesses, but future political, economic, social and other developments could adversely affect our business. In particular, future changes in laws or regulations affecting Polish economic growth (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could have a material adverse effect on us and our ability to service our indebtedness. For example, while there is no limitation for most foreign exchange transactions conducted by businesses in Poland, we cannot assure you that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland.

Poland has been one of the fastest growing economies in Europe over the years that we have been in operation. There is no guarantee, however, that this growth will continue. Any significant slowdown in Poland's economic growth could adversely affect our business.

Poland is generally considered by international investors to be an emerging market. In general, investing in the securities of companies such as ours with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of companies having substantial operations in the United States or other similar jurisdictions.

Since there is volatility in the Polish tax system, our cash flows and ability to service our debt may be adversely affected.

The Polish tax system is characterized by frequent changes in tax regulations, as a result of which many tax regulations are either not the subject of firmly established interpretations or are subject to frequently changing interpretation. The volatility of the Polish tax system makes tax planning difficult and results in an increased risk of tax non-compliance for Polish companies. Furthermore, changing interpretations of tax regulations by the tax authorities, extended time periods relating to overdue liabilities and the possible imposition of high penalties and other sanctions result in the tax risk for a Polish company being significantly higher than in countries with more stable tax systems.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR STOCK GENERALLY

No market exists for the trading of our securities and no market may ever develop. Accordingly, you may not have any means of trading the shares you acquire in this offering.

A market does not presently exist for our securities and no assurance can be given that a market will ever develop. Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans. Although we will endeavor to establish a trading market for our securities in the future, no assurance can be given as to the timing of this event or whether the market, if established, will be sufficiently liquid to enable an investor to liquidate his investment in us.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Ms. Mirosław Kranik, our Chief Executive Officer, is the beneficial owner of approximately 35.7% of our outstanding voting securities. As a result, he possesses significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of our Articles of Incorporation and our Rights Plan may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by our stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, on June 9, 2008, our board of directors enacted a shareholder rights plan, or Rights Plan, for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders. The existence of the Rights Plan will make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control that is not approved by our board of directors, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. See “Description of Capital Stock – The Rights Plan”.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  general economic conditions;
  our expectations regarding our ability to maintain and grow our business;
  our expectations regarding the continued growth of the Polish clothing industry;
  our beliefs regarding the competitiveness of our products;
  our expectations with respect to increased revenue growth and our ability to achieve increased profitability;
  our future business development, results of operations and financial condition; and
  competition from other apparel companies.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public trading market for our common stock. We anticipate that our common stock will be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, in the near future.

All of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

We currently have outstanding 12,499,645 shares of common stock, 6,378,395 of which can currently be sold under Rule 144.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. We are subject to the information reporting requirements of the Exchange Act. As such, we file annual, quarterly and current reports and other documents with the SEC. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

As of June 22, 2009, there were approximately 528 stockholders of record of our common stock. This number is based upon the number of record holders as of that date.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a holding company whose primary business operations are conducted through our wholly-owned subsidiary Sunset Suits and Sunset Suits' wholly-owned subsidiary Fashion Service. We design, manufacture, distribute and sell high quality menswear, including suits, sport coats, slacks, dress shirts and ties. We are operating in the formal menswear market sector within its medium price segment.

In the formal menswear market sector, the medium price segment represents, for example, suits priced in the range of 600 - 1000 PLN ($183 – $304) and shirts in range of 100 – 180 PLN ($30 – $55). We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. For the last four years we had the second highest sales of formal menswear in Poland behind Vistula & Wólczanka. For the year end December 31, 2008, we had net sales of $38 million compared to net sales of $33 million for the fiscal year end December 31, 2007. In comparison Vistula & Wólczanka had net sales of $120 million and $91 million for the year ended December 31, 2008 and December 31, 2007. However, based on management's research, only half of these amounts represents sales of formal menswear. Based upon our management's research, we estimate that the market share of the largest retail chains selling formal menswear in Poland in 2007 was: Vistula & Wólczanka S.A. – 11%, Sunset Suits – 9%, Bytom – 5%, other chains – 15%.

We generate revenue through retail sales of our menswear, which we sell mainly through our retail sales outlets. Between 2003 and 2006, there was a significant change in the retail market in Poland. Large numbers of retail stores were moving from street stores to newly opened shopping malls, which were not present in Poland before 1997. As a result of this trend, we closed some smaller street-located stores and opened up new larger stores within shopping malls. The result of this decision was that the number of stores dropped from 140 in 2003 to 76 in 2006 (approximately 46%), however the overall space of stores only dropped from 14,000 to 11,000 square meters (approximately 22%). Although we were closing stores during this period when the overall Polish clothing market experienced significant growth, as described later under the caption “Clothing market development,” nevertheless, our annual net sales increased during this period by an average of 6.2% . While the costs of opening and maintaining the new stores in malls was higher than the previous street-front stores, we were able to liquidate certain stores that were losing money. It was largely the result of having operated this large number of smaller, unprofitable, or marginally profitable stores that we began 2007 with substantial unpaid operating liabilities principally taxes.

As of September 30, 2009, our distribution is carried out through a network of 85 retail outlets in Poland (90 retail outlets as of December 31, 2008). We intend to continue to build upon our business strategy by implementing new initiatives that provide us with the opportunity to promote our products and to fill product and brand portfolio needs as evidenced by our opening of new retail stores in premier malls in Poland. We opened 6 of these stores during 2008, 3 new stores in the first quarter 2009 and 2 more in the second quarter 2009. Two other stores were moved to smaller, more efficient spaces within the same mall in the first quarter 2009. We are likely to open some new additional new stores late in 2009 in time for the holiday season.

Sunset Suits-branded retail stores are also operated internationally in the Czech Republic, Lithuania, and Latvia through three local companies in the Czech Republic, Lithuania, and Latvia. All of these local companies were incorporated prior to the incorporation of Sunset Suits (July 19, 2006). The Czech company is the oldest, having been incorporated in 1999 and the first retail sales outlets in the Czech Republic having opened in 2001. The remaining companies in Lithuania and Latvia were incorporated during 2004-2005, and the first retail sales outlets in each of these countries were opened in the same period. Our international stores offer substantially the same products as do Sunset Suits' Polish retail sales outlets. As with the Polish retail sales outlets, nearly all of the product sold in our international stores is sourced from Fashion Service. As of November 24, 2009 our distribution in these four countries is carried out through networks of 17 stores (17 retail outlets as of December 31, 2008, including one in Estonia that has since closed and one in Latvia that since that has opened.

Contemporaneously with our private placement that was consummated on May 21, 2008, we entered into an agreement to acquire the local companies that operate these international stores from Mr. Kranik and Mrs. E. Ligocka-Kranik for nominal consideration ($1,000). As of May 21, 2008, the total number of these international stores was 17. Mr. Kranik and Mrs. E. Ligocka-Kranik agreed to sell these companies for nominal consideration based on the valuation of our Company as agreed to by the investors in our private placement. This valuation agreed to by the investors assumed that the international stores that were in operation at that date were part of the Company, though Mr. Kranik was unable to transfer these stores to us prior to the closing of the private placement.

Initially, we anticipated that the transfer of these local companies would occur in 2008. Due to the need to prepare these local companies for the transfer, including with respect to local requirements on ownership and regulation of the rights in their assets, the transfers were not able to be finalized in 2008.

On January 22, 2009, our chief executive officer Mirosław Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 2 stores in Latvia (and has, since the date of the transfer, opened 1 additional store). On July 9, 2009, Mr. Kranik and Mrs. E. Ligocka-Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 11 stores in the Czech Republic (and as of September 8, 2009, operates 9 stores). On July 10, 2009, Mr. Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 1 store in Estonia, which was subsequently closed. On August 25, 2009, Mr. Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 5 stores in Lithuania.

Since our private placement on May 21, 2008, the total number of our international retail stores has fluxuated, to a high of 19, but currently amounts to 17, through the opening of a new retail store in each of Latvia and Lithuania and the closing of one existing retail store in each of Estonia and the Czech Republic. As we are purchasing the local entities that operate the international retail stores, no additional consideration is being paid for any interim increases in the number of international retail stores.

Unlike the United States, malls in Poland tend to be in urban areas. Some of our 87 existing stores are on the street in smaller cities. We are monitoring the profitability of these stores. It is possible that we could decide to close some of these stores if we determine that they do not have the potential to be profitable. Seven such stores were closed in the six months ended September 30, 2009, all in the first quarter.

In the next 3 to 5 years we plan to develop and to increase the number of our retail stores. Our long terms plans include doubling the current number of Sunset Suits retail stores. As part of these plans, we also intend to continue to expand our operations globally, through direct marketing and through partnerships with licensees. We recently expanded our wholesale operations to include sales certain products to department and specialty stores throughout Central Europe. We plan to expand our distribution channel in the next 12 to 24 months by entering into franchise agreements with partners across the Central and Eastern Europe for our brands. Our efforts to enhance the channels of distribution resulted in the development of new distribution channel in 2008, specifically direct sales to corporations.

The menswear market in Poland amounted to approximately PLN 1 billion (approximately $304 million). Approximately 45% of the menswear market is controlled by well recognized brands organized as retail chains. The remaining 55% of the market covers independent shops and sales in hypermarkets and other commercial points of sale. Our long term strategy includes plans to acquire approximately 15% of this latter market segment.

To achieve our short-term goals, we will focus on expanding our presence in shopping malls by opening new locations as well as launching new distribution channels such as corporate sales and direct selling to professionals connected with bespoke or custom tailoring. To accomplish this expansion, however, we expect to spend approximately $250,000 and $1 million in additional promotion and marketing expense in 2009 and 2010 respectively. We may, however, be unable to achieve a significant increase in revenue. In addition to the uncertainty always inherent in any future plans, particularly with a new channel, we face 1) liquidity problems that may prevent us from conducting the necessary promotion and marketing and 2) possible diminution of demand as a result of the global financial crisis.

In the long term, our intention is to restructure our sales force by dividing retail chain into the following:

  Up to 40 premium shops (around 70 square meters per shop) concentrated in prestigious and modern locations to develop brand strength and to become a modern market player vis-à-vis the closest competitor that offers higher prices for comparable quality and design;
  Up to 60 medium shops (around 100 square meters per shop) concentrated in large malls with the huge market flow of clients not focused on modern and current trends in design but looking for traditional shape, good quality and competing prices;
  Up to 80 low cost shops (around 50 square meters per shop) concentrated in small malls and hypermarkets with the huge market flow of clients focused on low prices; and
  Franchising shops in urban areas outside the center.

With our 3 stores in Latvia, 9 stores in the Czech Republic, and 5 stores in Lithuania, we have begun to work towards our goal of increasing our international presence. We are focused on medium sized stores (approximately 50 to 70 square meters per store) located in large and medium-sized malls with large numbers of customers seeking traditional styles, good quality and competitive prices.

In order to achieve our long-term development plans of building up to an additional 90 retail stores over approximately the next five years, we estimate we will need approximately PLN 35 million (approximately $10.7 million). In order to achieve these long-term development goals, we will need to raise capital through additional financings. Management believes that it is possible that a significant portion of the funds needed for increased inventory levels and capital expenditures required for our retail expansion will come from operations. Even management's most optimistic estimates however indicate that a substantial portion of the PLN 35 million will have to come from additional financings or bank loans. This $10.7 million is in addition to approximately $11 million that would have to be raised to retire old obligations as discussed below under the caption "liquidity and capital resources".

As of September 30, 2009, we had negative equity (liabilities in excess of assets) of $2,724,000 and negative working capital (current liabilities in excess current assets) of $2,965,000. We also had a net loss of $1,841,000 for the nine months ended September 30, 2009. We have a very seasonal business as the fourth quarter of each year is our most profitable due to the holiday season. Our net loss for the twelve months ended September 30, 2009 was $238,000 ($1,841,000 for the nine months ended September 30, 2009, less the $1,776,000 net income for the twelve months ended December 31, 2008, plus the $173,000 net income for the nine months ended September 30, 2008). Arrangements with Polish tax authorities made in November have extended the due date of $2,262,000 of what had been current liabilities until November 2010, effectively reducing the September 30, 2009 negative working capital to $703,000.

The negative working capital (even after the arrangement with the Polish tax authorities) and equity, along with our loss for the most recent twelve month period raise a substantial doubt about our ability to continue as a going concern. In addition to seeking new debt financing, which may not be possible, or which may come at a high cost, we are implementing various plans both to increase profitability and cash flow both to continue operations and to finance expansion plans. In addition, our management also expects, if necessary to continue operations, that it can conserve cash by delaying the payment of certain of its liabilities and by decreasing inventory purchases. Some of the possible sources of improving profitability and cash flow through which we seek to be able to internally finance much of the expansion are as follows:

  Development of new corporate and direct sales distribution channels as discussed above, which will require promotion and marketing costs. It is possible that the distributions channels will not be a success and may not provide enough margin to cover the promotion and marketing costs.
  We are attempting to increase our gross margin for 2009 as a result of the full implementation of our revised higher pricing strategy and supply chain improvements begun in 2008, as discussed under “Supply chain development” and “Gross Profit on Total Revenue” below, and maintenance of those margins thereafter. We may, however, be unsuccessful in the further implementation of this strategy.

  We are attempting to increase sales efficiency (i.e., sales per store) by opening more stores in prime mall locations and closing stores that are not profitable. We do have the risk, however, that increases in sales will turn out to be insufficient to cover the higher occupancy costs of the prime locations. Additionally, because of the global financial crisis, we are opening fewer new stores than we originally planned.
  We are engaging in a cost cutting policy focused on negotiations of rent agreements, negotiations of salaries, negotiations with raw materials suppliers and reduction of the number of employees. We believe that because of the global economic situation we will have some success in the negotiations. It is possible, however, that we will either be unsuccessful in cutting costs or that the reductions in costs will be concurrent with the receipt of less value from suppliers, resulting in no net benefit to the Company.
  In November 2009 `we have renegotiated to extend the payment terms of PLN 2,486 thousand of tax liabilities that were to mature as of March 10, 2010 to later in 2010, principally November, which resulted from our earlier settlement with Polish tax authorities (mostly VAT) to extend payment terms.
  We plan to attempt to renegotiate the payment schedules with our trade creditors. We believe that many of the creditors will have an incentive to provide terms so as to increase the likelihood of collection of the full amount due. We could, however, be unsuccessful in our efforts. Or we may need to make concessions to the creditors that will be more costly to the Company than the benefit received.
  We plan to attempt to renegotiate the terms of our bank settlement agreements. If we are successful, we would not increase our operating cash flow but would increase the availability of that operating cash flow to be used for capital investment. We could, however, be unsuccessful in our efforts.
  To the extent that the expansion plan itself is successful in earlier years it would provide additional cash flows to finance the later expansion. On the other hand we do have the risk that new stores will prove to be unprofitable, or insufficiently profitable to provide an acceptable return on our investment. Our ability to finance capital investments from operating cash flows in future years will be negatively impacted if we are unable to achieve our objectives in the earlier years. We are fully capable, however, of scaling back the expansion plans, if necessary, to be done over a longer period than anticipated
  An improvement of the world economy by 2011 is possible. It is also possible, however, that the global financial crisis will continue, which would have a detrimental effect on our sales.

In addition, the June 10, 2009 decision by the Polish social security administration to accept our settlement application so that our past due social security liabilities are now been extended to include 84 monthly installments through 2016 (with smaller amounts maturing between 2009 and 2012). This settlement generated additional working capital of approximately $5.7 million at June 30, 2009 based on June 30, 2009 exchange rates.

Our ability to generate operating cash flow from increases in our net income is enhanced by the prominence of our retail segment in our overall business because our immediate receipt of cash revenue means that we did not need working capital in the form of accounts receivable to generate sales. We will, however, need to finance additional accounts receivable for our new distribution channels. A significant portion of inventory, which is necessary for our retail operations, can be financed through accounts payable credit.

The possibility of achievement of the positive operating cash flows sufficient to finance a significant portion of our capital needs must be considered against the fact that cash provided by operations in 2008 was negative $7,283,000. This was, however, primarily the result of paying accumulated operating liabilities from prior years with the proceeds of our private placement. Accounts payable was reduced by $5,784,000 for 2008 (there was only $3,019,000 accounts payable remaining at the end of 2008). In the absence of these older operating liabilities, accounts payable would be expected to, instead, increase in a year like 2008 in which expenses increased. We see no basis to believe other than that in a normalized situation, with no growth or decrease in sales, that operating cash flows would tend toward net income plus depreciation and amortization, which in 2008 was $2,667,000 positive. If we were to have stagnant costs and sales we would not, however, be able to achieve this operating cash flow in the short run as even with successful settlements to stretch our payments we would still have to repay the remaining old tax and trade obligations.

In the short term, we are closely analyzing the current market situation in Poland and the impact of global financial crisis on our business. Accordingly, our management has determined that it is in our best interest to scale back plans to open as many new retail stores in 2009, as well as possibly in 2010, as we had initially planned. We are, however, of the opinion that steady but continuous development of our retail shop network provides us with our best opportunity for success, especially in the situation of the global financial crisis.

For the fiscal year ended December 31, 2008, we had net sales of $41 million compared to net sales of $36 million for the fiscal year ended December 31, 2007, an increase of approximately 14%. This increase, however, results from the increase in the value of the PLN compared to the USD from the year 2007 to the year 2008. The actual total net sales as denominated in PLN remained the same level in year 2008 as in year 2007. This was principally due to the net effect of (i) the realization of a strategy to increase our net margin by increasing the customer price for our apparel, resulting in an increase of our price per apparel approximately by 7% and (ii) a 5% decrease in the total volume of apparel sold, as compared to year 2007

Our gross margin increased from 58% in 2007 to 63% in 2008. Such increase in gross margin was principally due to the effect of (i) the realization of our strategy to develop a supply chain by finding high quality raw materials from cheaper supply thus reducing production costs of our own factory, and (ii) the realization of our strategy to increase our operating margin by increasing the average price per item of our apparel.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Economic growth in Poland

Polish GDP growth, employment growth and wages growth in Poland should result in increased demand for our products. According to the Polish Central Statistical Office, the economic growth in Poland in 2008 measured by its GDP was 4.% compared to 2007. The GDP for the fourth quarter 2008 showed 2.9% increase over the fourth quarter of 2007. Domestic demand, which is the main factor in GDP growth, reached 3.6% during the fourth quarter of 2008, with total consumption and individual consumption showing increases of 4.6% and 5.2%, respectively, over the fourth quarter of 2007. The contribution of individual consumption to GDP growth in 2008 was 2.8% . The Central Statistical Office forecasts that Polish GDP growth for 2009 will range from minus 1% to plus 3.7% ..

The Monetary Policy Council estimates that Poland's economic growth is slowing due to the current global economic crisis, and that this slowdown will be further impacted by a deteriorating business outlook and greater difficulty in accessing credit. Despite continued over-liquidity in the banking system, borrowing costs remain high. At the same time, data from the Monetary Policy Council indicates that unemployment is on the rise and wage growth is slowing.

Global financial crisis

The ongoing downturn in global financial markets might affect negatively the forecasted Polish GDP growth, and as the result decrease our customers' purchase parity power. This might negatively affect our projected total sales increase and deteriorate our profit margins.

The negative impact of the global financial crisis is believed not to affect the Polish economy as seriously as the US economy, however. This is, among others, due to a lower reliance of Polish corporations and households on financial markets. Polish corporations finance their operations from their own resources in larger part than US corporations. Polish households' dependence on mortgage loans is significantly smaller than in the US.

Clothing market development

The Polish clothing market has grown significantly in recent years. According to GUS (Main Statistic Office of Republic of Poland), the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2008. According to the reports of PMR Research (well recognized market research company specializing in information for Central and Eastern Europe) the total retail clothing and footwear market in Poland reached 28.8 billion PLN ($8.8 billion). This means that the annual growth of a total retail clothing and footwear market in Poland reached a high level of 15% for a second year in a row. On one hand, the downturn in global financial markets might affect negatively future clothing and footwear market in Poland and as the result decrease our projected total net sales and deteriorate our profit margins. On the other hand, our market segmentation might impact our total net sales positively as customers from the higher market segment might shift to our segment and as a result, increase our projected total net sales and increase our profit margins. We still believe that the overall effect of clothing market development and downturn in global financial markets might result in increased sales of menswear and positively affect our overall sales.

Supply chain development

We will continue to seek a high quality and cheaper sources of supply of materials, particularly raw materials and semi-finished products abroad. Increased liquidity allowed us to make a larger and more systematic orders from our suppliers resulting in a decrease of the supply prices. The financial effects of decrease in the supply prices resulted in achieving higher operating margins by decreasing the cost of goods sold beginning from the second quarter of 2008.

We believe that the overall supply chain development process will result in increased profit margins and positively affect our net profits ratios. Increase in exports We plan to expand sales of our products to foreign markets. This goal has been achieved through an acquisition of shares in local companies operating retail stores in Lithuania, Latvia, Estonia and the Czech Republic and further development of retail outlets in these countries. We believe that the overall increase in export sales through the network of acquired retail stores will result in increased sales of menswear and positively affect our overall sales.

Short-Term Financial Performance

Our short-term financial plan for the year 2009 includes various initiatives as discussed in the “Overview” section above, through which we hope to achieve positive net income for the year and positive cash flows from operations or cash flows, which are negative only to the extent that we will use cash to decrease our overdue tax payables. We believe that there is a realistic possibility of achieving this plan, especially with the acceptance by the Polish social security authorities of our settlement proposal as discussed above. If we are able to achieve positive cash flows from operations, it would allow us simultaneously to pay down our current debts and pay down overdue loans and overdue tax payables according to agreed schedules. It would also allow us to have sufficient cash flows to operate normally in the year 2009. We are only in the preliminary stages of our applications for these two long term loans for an aggregate of approximately $5 million. There is a significant possibility that we will not be successful in our applications. Our retail stores development for 2009 is dependent on obtaining these loans, and or achieving positive cash flows from operations.

Recent Acquisitions

Since the end of August 2009, we have completed the acquisition of international companies which own and operate Sunset Suits-branded retail stores from our majority shareholder, Mr. Miroslaw Kranik. The total consideration for the acquisition of the Lithuanian company, UAB Sunset Suits Vilnius, as discussed above, the Czech company, Sunset Suits Bohemia, s.r.o., as discussed above, the Latvian company SIA Sunset Riga, as discussed above, and the Estonian company, OU Posnania, was $1,000. After consummating these acquisitions, our future minimum lease payments will increase by $2.6 million as the result of taking over new lease agreements, with terms running through 2014. This additional commitment includes the leases assumed in the January acquisition of 2 stores in Latvia, one additional retail store opened in March 2009 in Latvia, the July acquisitions of the 11 stores in the Czech Republic and 1 store in Estonia, which has since been closed,, and the August acquisition of 5 stores in Lithuania.

Mr. Kranik and his spouse agreed in September 2008, to transfer the four companies (which owned and operated a total of 17 stores at the time) to Sunset Suits Holdings, Inc. for the nominal consideration of $1,000 as a requirement of the investors in the private placement since the price paid by the private placement investors was based on a valuation that included the four companies. Initially, we anticipated that the transfer of these local companies would occur in 2008. Due to the need to prepare these local companies for the transfer, including with respect to local requirements on ownership and regulation of the rights in their assets, the transfers were not able to be finalized in 2008.

We intend to account for the recent acquisitions according to paragraphs D8-D14 of Appendix D of FAS 141(R). The acquisitions will be accounted for in a manner similar to a “pooling of interests” in that the accounts of the transferred entities have combined with our accounts for all periods presented. Prior period financial statements presented will be restated to reflect the acquired entities accounts as part of the Company. All of the accounts of the acquired entities will be stated in accordance with US GAAP at amounts equivalent to those that would have been recorded by the separate entities.

Results of Operations

Operations Overview

We generate net sales from (i) the wholesale distribution of our menswear, primarily within Poland, and (ii) the sale, through approximately 87 company-operated retail stores in Poland, of apparel and accessories under the Sunset Suits name. Our stores principally operate as full-priced stores within 45 cities across Poland, though we also maintain several “outlet” stores within Poland. Since the first quarter of 2007, we began operating a limited number of specialty retail stores in premier malls in Poland under the Sunset Suits brand, through which we principally sell high quality men's apparel and accessories. The group also is in operation of 17 retail stores in Czech Republic, Lithuania, Latvia and Estonia.

At present, we do not generate revenues from royalty or advertising fees for licensing the use of our trademarks, though we may do so in the future.

Gross profit equals total revenue less cost of goods sold. Included as cost of goods sold are costs associated with the production and procurement of product, including inbound freight costs, purchasing and receiving costs, inspection costs, internal transfer costs and other product procurement related charges.

Selling and general and administrative expenses include all other expenses, excluding interest and income taxes. Salaries and related fringe benefits is the largest component of selling expenses as well as general and administrative expenses. Rent and occupancy for retail stores is the next largest expense, of selling expenses.

Comparison of the Nine Months Ended September 30, 2009 and 2008

Presentation of analytical financial data

The net sales of the Group for the nine months period ended September 30, 2009 decreased by 34% comparing to the nine months period ended September 30, 2008. Such a sharp decrease in our net sales is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Therefore, for analytical purposes, we have included below our financial statements presented in our functional currency – Polish zloty and commented on changes in real figures as denominated in PLN.

Acquisition of international stores network

During the nine months ended September 30, 2009, Sunset Suits Holdings Inc. acquired four international entities from Mr. Mirosław Kranik, our major shareholder. At the date of acquisition these four international entities were operating a network of 18 retail network in Czech Republic (10 stores), Lithuania (5 stores), Latvia (2 stores) and Estonia (1 store). The method for consolidation of these entities is described in paragraphs D8–D14 of Appendix D of FAS 141R. As a result, the Group retroactively restated the consolidated statement of operations, consolidated balance sheet, consolidated cash flow, consolidated statement of shareholders equity and comprehensive income. They are now presented as if they have always been consolidated.

The following tables set forth key components of our restatements for the twelve months period ended and as of December 31, 2008.

(All amounts are in thousands of U.S. dollars)

	Originally
	Reported	Restatements	Restated

ASSETS
Total current assets	10,878	442	11,320
Total non-current assets	12,934	918	13,852
Total assets	$23,813	$1,360	$25,172
LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	14,223	622	14,845
Total non-current liabilities	11,037	40	11,076
Total stockholders' equity	(1,447)	698	(749)
Total liabilities and stockholders' equity	$23,813	$1,360	$25,172

	Originally
	Reported	Restatements	Restated

Net sales	38,076	3,162	41,238
Cost of goods sold	15,763	(550)	15,213
Gross profit	22,313	3,712	26,025
Operating expenses:
Sales and marketing	14,957	2,966	17,924
General and administrative, including:	3,285	701	3,986
Total operating expenses	18,243	3,668	21,910
Operating income(loss)	4,071	45	4,115
Gain (loss) on disposal of fixed assets, net	0	(65)	(65)
Interest income	29	2	31
Interest expense	1,015	37	1,052
Gain (loss) on transaction in foreign currency	(522)	85	(437)
Other gain (loss), net	0	0	0
Loss before income taxes and minority interest	2,564	29	2,592
Income tax provision	(789)	(28)	(817)
Net income (loss)	$1,774	$2	$1,776

	Originally
	Reported	Restatements	Restated
Cash flows from operating activities:
Net income (loss)	$1,774	$2	$1,776
Net cash (used in) provided by operating activities	(7,283)	155	(7,128)
Net cash (used in) provided by investing activities	(1,439)	(273)	(1,713)
Net cash provided by financing activities	8,849	(8)	8,841
Effect of exchange rate changes on cash and equivalents	5	71	76
Net change in cash and equivalents during period	132	(57)	75
Cash and equivalents, beginning of period	928	98	1,026
Cash and equivalents, end of period	$1,060	$42	$1,102

More than 60% of the restatements relates to our Czech Republic entity – Bohemia s.r.o.. Increase in current asset is mainly due to adding inventories. Increase in non-current assets mainly result from adding leasehold improvements and deposits paid to landlords for renting the retail outlets.

Increase in current assets mainly result from acquisition of accounts payable, including tax payables. Increase in non-current liabilities is a result of adding provisions.

Increase in net sales represents the value of retail sales generated in international entities. Decrease in cost of goods sold is a result of consolidation adjustments made in order to present the total consolidated cost of goods sold. Formerly the margin realized on sales to international entities was presented as a production margin which is lower than retail margin. After acquisition of international stores the margin presented in our statement of operations eliminates production margin but adds back the retail margin which is higher. In fact this amount represent the value of cost of goods sold by our subsidiary – Fashion Service for the year ended December 31, 2008 to the four international entities which were not subsequently sold within this period and remained on inventory.

Slight increase in our operating net cash flow is mainly a result of changes in working capital related with presentation of international entities. Increase in investing outflow is a result of capital expenditures incurred by foreign entities in relation to the investments in leasehold improvements. Slight decrease in net financing cash flow is a result of repayments of short term borrowings occurred in Bohemia s.r.o..

The following tables set forth key components of our results of operations for the periods indicated.

(All amounts are in thousands of U.S. dollars)

	Nine Months	As a		Nine Months	As a	Year to
	Ended September	percentage		Ended September	percentage	year change
	30, 2009	of Revenue		30, 2008	of Revenue
Sales revenue	$20,604	100		$31,235	100	(34%	)
Cost of sales	7,570	37%		13,165	42%	(42%	)
Gross profit	13,034	63%		18,070	58%	(28%	)
Expenses
Administrative expenses	2,274	11%		2,974	10%	(24%	)
Selling expenses	12,078	59%		14,312	46%	(16%	)
Total Expenses	14,352	70%		17,286	55%	(17%	)
Interest income	11	0%		60	0%	(82%	)
Interest expense	1,267	6%		1,014	3%	25%
Gain (loss) on transaction in foreign currency	86	0%		424	1%	(80%	)
Income before income taxes	(2,488)	(12%	)	254	1%	(1,079%	)
Income taxes	647	3%		(81)	0%	(896%	)
Net income	($ 1,841)	(9%	)	$173	1%	(1,165%	)

(All amounts, except for percentages, are in thousands of Polish zloty)

	Nine Months Ended September 30, 2009	As a percentage of Revenue		Nine Months Ended September 30, 2008	As a percentage of Revenue	Year to year change
Sales revenue	zl 66,213	100%		zl 70,492	100%	(6%	)
Cost of sales	24,327	37%		29,712	42%	(18%	)
Gross profit	41,886	63%		0 40,780	58%	3%
Expenses
Administrative expenses	7,307	11%		6,711	10%	9%
Selling expenses	38,815	59%		32,300	46%	20%
Total Expenses	46,122	70%		39,011	55%	18%
Interest income	35	0%		135	0%	(74%	)
Interest expense	4,070	6%		2,287	3%	78%
Gain (loss) on transaction in foreign currency	275	0%		957	1%	(71%	)
Income before income taxes	(7,996)	(12%	)	574	1%	(1,494%	)
Income taxes	2,079	3%		(184)	0%	(1,233%	)
Net income	(zl 5,917)	(9%	)	zl 390	1%	(1,616%	)

Key events affecting our statement of operations

The net sales of the Group for the nine months period ended September 30, 2009 decreased by 34% comparing to the nine months period ended September 30, 2008. This net sales decrease is predominantly a result of the depreciation of Polish zloty (our functional currency) against the U.S. Dollar (currency in which we report) by over 30%. As denominated in PLN, our functional currency, our net sale drop was insignificant and amounted to 6%. We believe that this slight decrease in net sales is a result of a decrease in demand for our products. This decrease in demand for our product is undoubtedly a negative outcome of a global financial crisis. Consequently management believes that this minor decrease in our net sales is temporary and will restore in the year 2010.

The global financial crisis is a major factor responsible for depreciation of Polish zloty against foreign currencies like U.S. Dollar and Euro. The depreciation of Polish zloty against Euro has a significant impact on our operations and net results as we have significant costs denominated in Euro. The Group bears a significant currency exposure since our operating lease cost for renting of our retails stores are usually denominated in foreign currency - Euro. In the year 2009 the weighted average foreign exchange rate of PLN/EUR depreciated for over 28%. Due to that our real total operating costs have increased considerably.

Revenues

Our total net revenues for the nine month period ended September 30, 2009 amounted to $20.6 million, which is $10.6 million or 34% lower than in the comparative period ended September 30, 2008, during which we had net revenues of $31.2 million. Such a sharp decrease in our net sales is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Approximately 30% of this decrease results from the decrease in value of the PLN compared to the USD from the third quarter 2008 to the third quarter 2009. Total net revenues, as denominated in PLN, dropped slightly by 6% which is the net effect of the following:

  the increase of the price of our apparel by approximately 26%, which was based on observations and analysis of customers opinions about our price levels; and
  a 27% decrease in total volume of apparel sold, which was a result of a combination of the effect of the global economic crisis on our customers and our strategy of increased prices.

Gross Profit as a Percentage of Total Revenue

Gross profit as a percentage of total revenue increased by 5% in the first nine months 2009 as compared to the first nine months 2008. Such increase was principally due to the net effect of:

  The realization of our strategy to develop a supply chain of finding high quality and less expensive supply sources of raw materials with a simultaneous reduction in our cost of production. Our management's analysis indicates that prices for raw materials from suppliers in China were up to 20% less than suppliers in Europe. Since 2008 we have been monitoring Asian markets with a view towards establishing cooperation with suppliers that offer the highest quality raw materials at the lowest prices.
  The realization of our strategy to increase our operating margin by increasing the average prices of our apparel based upon our observations and analysis of customers opinions about our price levels.

Gross Profit

Gross profit was $13.0 million for the nine months ended September 30, 2009 compared to $18.1 million for the nine months ended September 30, 2008, which was a decrease of $5.0 million or 28%. A decrease in our gross profit is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Accordingly the decrease was the result of a decrease in the value of the PLN compared to the USD for the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. Gross profit as denominated in PLN increased by 3% because of the increase in gross profit as a percentage of revenue as discussed above more than compensating for the decline in revenue, also discussed above.

Operating Expenses

Operating expenses consist of the following expenses: Selling and marketing expenses and general and administrative expenses.

Our total operating expenses in nine months period ended September 30, 2009 amounted to $14.3 million, which is $3.1 million or almost 17% less than that of the nine months period ended September 30, 2008, during which we had operating expenses of $17.4 million. A decrease in our operating expenses is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. The decrease in our operating expenses is primarily the result of a decrease in the value of the PLN compared to the USD for the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. The total operating expenses as denominated in PLN increased by 18%. This increase is mainly a result of the increase of the selling and marketing cost in the nine months period ended September 30, 2009 as compared to the nine months period ended September 30, 2008.

The depreciation of Polish zloty against Euro had a significant impact on our operations and net results as we have significant costs denominated in Euro. The Group bears a significant currency exposure due to that the operating lease cost for renting our retail stores are usually denominated in foreign currency - Euro. In the year 2009 the weighted average foreign exchange rate of PLN/EUR depreciated for approximately 28%. Due to that our real total operating costs have increased considerably.

Selling and Marketing Expenses

Selling and marketing expenses in the nine months period ended September 30, 2009 were $12.1 million (59% of net sales), $2.2 million or nearly 16% less than the $14.3 million (46% of net sales) that we spent on selling and marketing during the nine months period ended September 30, 2008. A decrease in our selling and marketing expenses is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Consequently the decrease in our selling and marketing expenses is mainly the result of a decrease in the value of the PLN compared to the USD from the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. The increase in selling and marketing expenses as denominated in PLN amounted to approximately 20% was primarily due to (i) increase in total number of retail stores in the nine months period ended September 30, 2009 as compared to the nine months period ended September 30, 2008; (ii) considerable increase in total rent cost resulting from opening of new retail stores in premier malls in Poland in the second half of year 2008 with relatively higher rent cost per retail store; (iii) higher compensation for sales workforce being the result of increase of incentives for sales personnel; (iv) relative increase in average rent per retail store being a result of an increase in value of EUR as compared to PLN.

The increase in our rent cost was mainly due to depreciation of Polish zloty. The depreciation of Polish zloty against Euro had a significant impact on our operations and net results as we have significant costs denominated in Euro. The Group bears a significant currency exposure due to that the operating lease cost for renting our retail stores are usually denominated in foreign currency - Euro. In the year 2009 the weighted average foreign exchange rate of PLN/EUR depreciated for approximately 28%. Due to that our real total operating costs have increased considerably.

Administrative Costs

Administrative expenses were $2.3 million (11% of net sales) and $3.0 million (10% of net sales) in the nine months period ended September 30, 2009 and the nine months period ended September 30, 2008, respectively. A decrease in our administrative cost is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Accordingly the decrease in our administrative cost was primarily due to the result of a decrease in the value of the PLN compared to the USD from the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. The administrative costs as denominated in PLN increased by 12% for the nine months period ended September 30, 2009 as compared to the nine months period ended September 30, 2008. The main cause of increase in the cost of this group was the increase in expenditure on legal and financial services in connection with the preparation of the stock market debut.

Interest Expense and Financing Costs

Interest expense amounted to $1.3 million for the nine months period ended September 30, 2009 and $1.0 million for the nine months period ended September 30, 2008. As denominated in PLN the interest expenses for the nine months period ended September 30, 2009 increased by 1.8 million PLN as compared the nine months period ended September 30, 2008. This increase is a result of the following: (i) An increase of US dollar to PLN exchange rate in the nine months period ended September 30, 2009 as compared to the nine months period ended September 30, 2008 by 42% resulted higher interest paid on long term debts denominated in US dollar; (ii) as the result of a deferment agreement with social security authority signed on June 10, 2009 the Company had to book $0.6 million of interest on overdue social security tax payable.

Result on transactions in foreign currency

The gain on transaction in foreign currency amounted to $86,000 in the nine months period ended September 30, 2009. In the same period in 2008 we had a gain on transaction in foreign currency amounting to $424,000. The decrease in transaction in foreign currency by $339,000 in the nine months 2009 as compared to the second quarter 2008 is a result of the changes in the exchange rate of Polish złoty to U.S. dollar. An increase in the value of the PLN compared to the USD from December 31, 2008 to September 30, 2009 by approximately 3% resulted in unrealized gains on foreign currencies accounted on translation of long term debt denominated in U.S. dollars to Polish złoty. It also resulted in realized gains on debt payment made during the period. In contrast, the PLN gained 15 basis points more against the USD from January 1, 2008 to September 30, 2008 resulting in unrealized gains on the USD long term debt and realized gains on the debt payments during the period. This translation is needed as our functional currency is Polish zloty and any transaction gains or losses accounted on balances in foreign (i.e., non-Polish) currency are recognized in our profit and loss statement.

Income taxes

Income tax benefit accounted for 25% of pre-tax loss for the nine months period ended September 30, 2009 as compared to 32% of pre-tax income for the nine months period ended September 30, 2008.

For the first nine months of 2008 management had estimated that the effective income tax rate for the year would be 32%, It turned out to be 30% for the year ended December 31, 2008. Management estimates that the effective income tax rate will be 25% for 2009 and consequently has applied that rate to the first nine months. As was the case in the prior year, the actual effective rate for the year could differ. The overall fluctuations in the income tax expense as a percentage of pre-tax income rate is mainly the result of change in management estimates of the forecasted pre-tax income as the negative impact of permanent tax differences tend to decrease in line with higher forecasted pre-tax incomes.

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) in the first quarter of 2007. It is possible that our estimated full year rate could change from discrete events arising from specific transactions, audits by tax authorities or the receipt of new information. Under FIN 48, additional volatility in our tax rate may occur in the future, either from quarter to quarter, or from year to year, due to events or new information that causes us to re-evaluate our unrecognized tax benefits.

Net income (profit after taxes)

We reported a net loss of $1.8 million for the nine months period ended September 30, 2009 and a net income of $0.2 million for the nine months period ended September 30, 2008. This is a decrease of $2.0 million from the same period in 2008. The decrease in the net income in the nine months period ended September 30, 2009 was, principally due to a considerable real increase in selling cost which was mostly driven by increase in our operating lease costs as described above.

Operating segment analysis

Management identifies operating segments based on, among other things, differences in products sold and the way the Company's management organizes the components of the Company's business for purposes of allocating resources and assessing performance. The Company's operations are comprised of two reportable segments: production and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group's own retail locations. The production segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Company's stores. The Company defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Company's revenues, income and total assets by reportable segments.

(All amounts are in thousands of U.S. dollars)

	Nine Months			Nine Months
	Ended	As a		Ended	As a		Year to
	September 30,	percentage		September 30,	percentage		year
	2009	of Revenue		2008	of Revenue		change
Production
Revenue	$7,943	100%		$15,931	100%		(50%	)
Revenue from consolidated related parties	7,350	93%		14,949	94%		(51%	)
Revenue from third parties	593	7%		982	7%		(40%	)
Gross profit	940	12%		2,934	18%		(68%	)
Operating expense	1,273	16%		1,448	9%		(12%	)
Operating income (loss)	(333)	(4%	)	1,487	9%		(122%	)
Retail
Revenue	$20,011	100%		$30,253	100%		(34%	)
Revenue from consolidated related parties	0	0%		0	0%		%
Revenue from third parties	20,211	0%		30,253	0%		(34%)
Gross profit	12,069	60%		15,549	51%		(22%	)
Operating expense	13,027	65%		15,940	53%		(18%	)
Operating income (loss)	(958)	(5%	)	(392)	(1%	)	145%

(All amounts, except for percentages, are in thousands of Polish zloty)

	Nine Months			Nine Months
	Ended	As a		Ended	As a		Year to
	September 30,	percentage		September 30,	percentage		year
	2009	of Revenue		2008	of Revenue		change
Production
Revenue	zl 25,526	100%		zl 35,953	100%		(29%	)
Revenue from consolidated related parties	23,620	93%		33,737	94%		(30%	)
Revenue from third parties	zl 1,907	7%		zl 2,216	6%		(14%	)
Gross profit	3,021	12%		6,622	18%		(54%	)
Operating expense	4,092	16%		3,267	9%		25%
Operating income (loss)	(1,070)	(4%	)	3,355	9%		(132%	)
Retail
Revenue	zl 64,306	100%		zl 68,276	100%		(6%	)
Revenue from consolidated related parties	0	0%		0	0%		%
Revenue from third parties	64,306	100%		68,276	100%		(6%)
Gross profit	38,785	60%		35,091	51%		11%
Operating expense	41,865	65%		35,974	53%		16%
Operating income (loss)	(3,080)	(5%	)	(884)	(1%	)	249%

Production segment

 The total revenue decreased by 50% from $15.9 million to $7.9 million from the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009. A decrease in our production segment revenue is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Consequently the decrease in production segment revenue was a result of a decrease in the value of the PLN compared to the USD for the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. As denominated in PLN the total production revenue dropped by 29%. This real decrease was also a result of the reductions of the total production outcome due to expected lower demand for our apparel in the result of the global financial crisis. Gross profit percentage decreased from 18% in the nine months period ended September 30, 2008 to 12% in the nine months period ended September 30, 2009, primarily due to negative effect of scale economy. In the case of the nine months ended September 30, 2009 gross profit decreased because of unabsorbed manufacturing overhead and labor downtime.

Operating expenses decreased by 12% from $1.5 million to $1.3 million. A decrease in our production segment operating expenses is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Accordingly the decrease in our production segment operating expenses is due to a decrease in the value of the PLN compared to the USD from the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. As denominated in PLN the operating expenses increased by 25%. This increase was primarily due to higher administration cost incurred with regards to professional services connected with reporting and controlling functions and due to higher selling cost incurred with regards to business travels to Asia for negotiations with potential new suppliers.

Operating result decreased from $1,487,000 in the nine months period ended September 30, 2008 to a minus $333,000 in the nine months period ended September 30, 2009. Such a decrease due to lower net sales in the first nine months 2009 as compared to the first the first nine months 2008 as discussed above.

Retail segment

Total retail revenue decreased by 34% from $30.3 million in the nine months period ended September 30, 2008 to $20.0 million in the nine months period ended September 30, 2009. A decrease in our retail segment revenue is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Consequently such a discrepancy is due to the fluctuation in the exchange rate of the PLN to the USD. As denominated in PLN, our total revenue decreased by 6%. The net decrease in our revenue in PLN resulted primarily from the net effect of the following:

  The negative effect of the global economic crisis on our customers,
  Lower demand for our apparel as the result of higher prices policy; and
  Lower discounts applied for our apparel in the first quarter 2009 as compared to the first quarter 2008.

Gross profit percentage increased from 51% in the nine months period ended September 30, 2008 to 60% in the nine months period ended September 30, 2009 primarily due to our strategy to increase the price of our apparel and lower discounts applied for our apparel.

Operating expenses decreased from $15.9 million to $12.9 million. A decrease in our retail segment operating expenses is a result of translation of our financial statements from our local (functional) currency which is Polish zloty into our reporting currency which is U.S. dollar. Without look upon the net effect of changes in exchange rate of USD/PLN between the reported periods, presented financial data is misleading. Accordingly the a decrease in our operating expenses in the value of the PLN compared to the USD from the nine months period ended September 30, 2008 to the nine months period ended September 30, 2009 by approximately 30%. As denominated in PLN the operating expenses increased by 15%. The depreciation of Polish zloty against Euro had a significant impact on our operations and net results as we have significant costs denominated in Euro. The Group bears a significant currency exposure due to that the operating lease cost for renting our retail stores are usually denominated in foreign currency - Euro. In the year 2009 the weighted average foreign exchange rate of PLN/EUR depreciated for approximately 28%. Due to that our real total operating costs have increased considerably.

Balance sheet analysis

(All amounts are in thousands of U.S. dollars)

			Year to
	September 30,	December 31,	Year
	2009	2008	Change
ASSETS
Total current assets	12,024	11,320	6%
Total non-current assets	15,586	13,852	13%
Total assets	$27,610	$25,172	10%
LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	14,989	14,845	1%
Non-current liabilities:
Total non-current liabilities	15,345	11,076	39%
Total stockholder's equity	(2,724)	(749)	(464%	)
Total liabilities and stockholders' equity	$27,610	$25,172	10%

(All amounts are in thousands of Polish zloty)

			Year to
	September 30,	December 31,	Year
	2009	2008	Change
ASSETS
Total current assets	34,691	33,527	3.5%
Total non-current assets	44,969	41,028	9.6%
Total assets	zl 79,660	zl 74,555	6.8%
LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	43,246	43,968	(2%	)
Total non-current liabilities	44,274	32,804	35.0%
Total stockholders' equity	(7,861)	(2,217)	(255%	)
Total liabilities and stockholders' equity	zl 79,660	zl 74,555	6.8%

Current assets

Current assets increased 6% from $11.3 million as of December 31, 2008 to $12.0 million as of September 30, 2009. Such an increase is partially due to the increase in the value of the PLN compared to the USD from December 31, 2008 to September 30, 2009 by approximately 3%. Current assets as denominated in PLN increased by 3.5% primarily due to a net effect of: (i) a decrease in cash by 68% and; (ii) an increase in inventories by 11% and; (iii) an increase in the positions of deferred tax asset and prepaid corporate income tax.

Non-current assets

Non-current assets increased from $13.9 million as of December 31, 2008 to $15.6 million as of September 30, 2009 which is 13%. As denominated in PLN the non-current assets increased by 10% period to period, which was a net result of: (i) investments in the opening retail outlets less depreciation; (ii) increase in the deposits paid to landlords.

Current liabilities

Current liabilities increased 1% from $14.9 million as of December 31, 2008 to $15.0 million as of September 30, 2009. Such an increase was primarily the result of the fluctuation of the exchange rate of the PLN to the USD. As denominated in PLN current liabilities decreased by 2%. Such a decrease denominated in PLN is a net consequence of substantial decrease in current liabilities due to deferred tax agreement signed with Polish social security on June 10, 2009 and decisions obtained from Polish tax authorities in November 2009 which extended the Group current tax payables into the long term period.

Non-current liabilities

Non-current liabilities increased 39% from $11.1 million at December 31, 2008 to $15.4 million at September 30, 2009. As denominated in PLN non-current liabilities increased by 35%. Such an increase denominated in PLN is a result of a reclassification of current portion of overdue tax payable settlements to non-current liabilities as a consequence of settlements agreed with Polish tax authorities and social security authority for payment of the overdue tax payables in the long term.

Stockholders' equity

The stockholders' deficiency decreased from negative $0.8 million at December 31, 2008 to $2.7 million at September 30, 2009 as the result of the $1.8 million net loss for the nine month period ended September 30, 2009 and the $0.1 foreign currency translation adjustment.

Comparison of the Years Ended December 31, 2008 and 2007

The following tables set forth key components of our results of operations for the periods indicated. (All amounts are in thousands of U.S. dollars)

	Twelve Months Ended December 31, 2008 restated	As a percentage of Revenue	Twelve Months Ended December 31, 2007 restated	As a percentage of Revenue	Year to year change
Sales revenue	$41,238	100	$36,263	100	14%
Cost of sales	15,213	37%	15,356	42%	(1%	)
Gross profit	26,025	63%	20,908	58%	24%
Expenses
Administrative expenses	4,052	10%	2,930	8%	38%
Selling expenses	17,924	43%	14,652	40%	22%
Total Expenses	21,975	53%	17,582	48%	25%
Interest income	31	0%	192	1%	(84%	)
Interest expense	1,052	3%	705	2%	49%
Gain (loss) on transaction in foreign currency	(437)	-1%	(59)	0%	641%
Income before income taxes	2,592	6%	2,754	8%	(6%	)
Income taxes	(817)	-2%	(513)	-1%	59%
Net income	$1,776	4%	$2,241	6%	(21%	)

(All amounts are in thousands of Polish zloty)

	Twelve Months Ended December 31, 2008 restated	As a percentage of Revenue		Twelve Months Ended December 31, 2007 restated	As a percentage of Revenue	Year to year change
				zl 100
Sales revenue	zl 99,351	100%		330	100%	(1%	)
Cost of sales	36,650	37%		42,485	42%	(14%	)
				0
Gross profit	62,701	63%		57,845	58%	8%
Expenses
Administrative expenses	9,761	10%		8,107	8%	20%
Selling expenses	43,182	43%		40,537	40%	7%
Total Expenses	52,943	53%		48,644	48%	9%
Interest income	76	0%		532	1%	(86%	)
Interest expense	2,535	3%		1,951	2%	30%
Gain (loss) on transaction in foreign currency	(1,053)	-1%		(163)	0%	545%
Income before income taxes	6,246	6%		7,619	8%	(18%	)
Income taxes	(1,968)	(2%	)	(1,420)	-1%	39%
Net income	zl 4,278	4%		zl 6,200	6%	(31%	)

Revenues

Our total net revenues for the year ended December 31, 2008 amounted to $41.238 million (including foreign operations), which is $4.975 million or 14% higher than in 2007, during which we had net revenues of $36.263 million. Total net revenues, as denominated in PLN, remained stable, which is the net effect of the following:

  the increase of the price of our apparel by approximately 7%, which was based on observations and analysis of customers opinions about our price levels; and
  a 5% decrease in total volume of apparel sold, which was a result of (i) the delay of our plans to open six new retail stores due to late completion of new commercial centers by developers (ii) the effect of the global economic crisis on our customers, (iii) decrease in unit demand because of our price increases and (iv) unusual delays in the lead time of imports of raw materials and by-products from China, which was primarily due to the extension of the time needed to implement orders because of the organization of the 2008 Olympics.

Gross Profit as a Percentage of Total Revenue

Gross profit as a percentage of total revenue increased by 5% in 2008 as compared 2007. Such increase was principally due to the net effect of:

  The increase in the value of the PLN compared to the USD for the year ended December 31, 2008 to the year ended December 31, 2007 by approximately 10%. The net sales as denominated in PLN remained stable with slight increase below 1% per annum.
  The realization of our strategy to develop a supply chain of finding high quality and less expensive supply sources of raw materials with a simultaneous reduction in our cost of production. Our management's analysis indicates that prices for raw materials from suppliers in China were up to 20% less than suppliers in Europe. Since 2008, we have been monitoring Asian markets with a view towards establishing cooperation with suppliers that offer the highest quality raw materials at the lowest prices.
  The realization of our strategy to increase our operating margin by increasing the average prices of our apparel based upon our observations and analysis of customers opinions about our price levels.

Gross Profit

Gross profit was $26.0 million for the year ended December 31, 2008 compared to$20.9 million for the year ended December 31, 2007, which was an increase of $5.1 million or 24%. The increase was the result of an increase in the value of the PLN compared to the USD for the year ended December 31, 2008 to the year ended December 31, 2007 by approximately 15%. Gross profit as denominated in PLN increased by 8% because of the increase in gross profit as a percentage of revenue as discussed above.

Operating Expenses

Operating expenses consist of the following expenses: Selling and marketing expenses and general and administrative expenses.

Our total operating expenses in fiscal year 2008 amounted to $22.0 million, which is $4.4 million or almost 25% more than that of fiscal year 2007, during which we had operating expenses of $17.6 million. The increase in our operating expenses is primarily the result of an increase in the value of the PLN compared to the USD for the twelve months period from 2007 to 2008 by approximately 15%. The increase in total operating expenses as denominated in PLN by 9% was in line with the increase in the total average number of retail stores and outlets being in operation in 2008 as compared to 2007.

Selling and Marketing Expenses

Selling and marketing expenses in 2008 were $17.9 million (43% of net sales), $3.3 million or nearly 22% more than the $14.7 million (40% of net sales) that we spent on selling and marketing during 2007. The increase in our selling and marketing expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2007 to 2008. The increase in selling and marketing expenses as denominated in PLN amounted to approximately 7% was primarily due to (i) increase in total number of retail stores in 2008 as compared to 2007; (ii) increase in total rent cost resulting from opening of new retail stores in premier malls in Poland in the year 2008 with relatively higher rent cost per retail store; (iii) higher compensation for sales workforce being the result of increase of incentives for sales personnel; (iv) relative decrease in average rent per retail store being a result of decrease in value of EUR as compared to PLN (approximately 75% of rent agreements are denominated in EUR).

Total selling and marketing expenses as a percentage of total revenue increased from 40% in 2007 to 43% in 2008. This increase in the ratio results from increase of total number of new retail stores in the year 2008 as compared to the year 2007 with no significant increase in total net revenues.

Administrative Costs

Administrative expenses were $4.1 million (10% of net sales) and $2.9 million (8% of net sales) in the fiscal year ended December 31, 2008 and December 31, 2007, respectively. The increase in our general administration expenses was due to the following factors: (i) the result of an increase in the value of the PLN compared to the USD from 2007 to 2008 by approximately 15%; (ii) an increase in management compensation that is a result of additions to management team; and (iii) an increase in total cost of professional services that is a result of a decision for going public.

Interest Expense and Financing Costs

Interest expense was $1.05 million for fiscal year December 31, 2008 and $0.71 million for fiscal year December 31, 2007. An increase in total interest expense in 2008 as compared to 2007 is the result of capitalization of overdue interest on long term debt as the result of settlement signed with banks at the end of the year 2007. Additionally, a deferment fee (interest) was accrued on overdue tax payables according to settlements with Polish tax authorities. Part of our long term debt is denominated in U.S. dollars. The majority of our interest expense relates to our variable rate long-term debt. As a result, variances in our net interest expense tend to be driven by changes in interest rate cost and, to a lesser extent, foreign exchange rate fluctuations.

Result on transactions in foreign currency

The loss on transaction in foreign currency amounted to $437,000 in the twelve months period ended December 31, 2008. In the same period in 2007 we had a loss on transaction in foreign currency amounting to $59,000. The increase in transaction in foreign currency by $378,000 in the twelve months period ended December 31, 2008 as compared to the same period of 2007 is a result of the changes in the exchange rate of Polish złoty to U.S. dollar. A decrease in the value of the PLN/USD from December 31, 2007 to December 31, 2008 by approximately 22% resulted in unrealized losses on foreign currencies accounted on translation of long term debt denominated in U.S. dollars to Polish złoty. It also resulted in realized gains on debt payment made during the period.

Income taxes

Income tax expense accounted for 32% of pre-tax income for the year ended December 31, 2008 as compared to 19% of pre-tax income for the year ended December 31, 2007.

We presented income tax expense of $817,000 in the year ended December 31, 2008. In the year ended December 31, 2007, a tax charge amounted to $513,000. Higher tax expense for the year 2008 as compared to the same period in the year 2007 is primarily due to higher permanent non deductible tax differences in 2008 as compared 2007.

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) in the first quarter of 2007. It is possible that our estimated full year rate could change from discrete events arising from specific transactions, audits by tax authorities or the receipt of new information. Under FIN 48, additional volatility in our tax rate may occur in the future, either from quarter to quarter, or from year to year, due to events or new information that causes us to re-evaluate our unrecognized tax benefits.

Net income (profit after taxes)

We earned a net income of $1.78 million for the year ended December 31, 2008 and a net income of $ 2.24 million for the year ended December 31, 2008. This is a decrease of $465,000 from the same period in 2007. The decrease in the net income in 2008 was, principally due to a higher operating expenses and interest expenses incurred in the 2008 as compared to the same period in the year 2007.

Operating segment analysis

Management identifies operating segments based on, among other things, differences in products sold and the way the Company's management organizes the components of the Company's business for purposes of allocating resources and assessing performance. The Company's operations are comprised of two reportable segments: production and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group's own retail locations. The production segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Company's stores. The Company defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Company's revenues, income and total assets by reportable segments.

(All amounts are in thousands of U.S. dollars)

	Twelve Months Ended December 31, 2008	As a percentage of Revenue	Twelve Months Ended December 31, 2007	As a percentage of Revenue	Year to year change
Production
Revenue	$21,812	100%	$10,117	100%	116%
Revenue from consolidated related parties	19,151	88%	8,270	82%	132%
Revenue from third parties	2,661	12%	1,847	18%	44%
Gross profit	4,439	20%	4,552	45%	(2%	)
Operating expense	1,941	9%	4,469	44%	(57%	)
Operating income (loss)	2,498	11%	82	1%	2,937%
Retail
Revenue	$38,577	100%	$34,416	100%	12%
Revenue from not consolidated related parties	0	0%	0	0%	%
Revenue from third parties	38,577	100%	34,416	100%	(12%)
Gross profit	21,634	56%	16,439	48%	32%
Operating expense	19,970	52%	13,330	39%	50%
Operating income (loss)	1,665	4%	3,109	9%	(46%	)

(All amounts, except for percentages, are in thousands of Polish zloty)

		Twelve Months Ended December 31, 2008	As a percentage of Revenue		Twelve Months Ended December 31, 2007	As a percentage of Revenue	Year to year change
Production
Revenue	$	zl 52,549	100%	$	zl 27,992	100%	88%
Revenue from consolidated related parties		46,140	88%		22,882	82%	102%
Revenue from third parties		6,410	12%		5,110	18%	25%
Gross profit		10,694	20%		12,593	45%	(15%	)
Operating expense		4,675	9%		12,365	44%	(62%	)
Operating income (loss)		6,018	11%		228	1%	2,545%
Retail
Revenue		$92,940	100%		$95,220	100%	(2%	)
Revenue from consolidated related parties		0	0%		0	0%	%
Revenue from third parties		92,940	100%		95,220	100%	(2%)
Gross profit		52,120	56%		45,482	48%	15%
Operating expense		48,111	52%		36,880	39%	30%
Operating income (loss)		zl 4,011	4%		zl 8,602	9%	(53%	)

Production segment

The total revenue increased 116% from $10 million to $22 million from 2007 to 2008. Such increase resulted primarily from (i) the change in the structure of the Company in the fourth quarter of 2007 and the incorporation of Fashion Service, which resulted in the need to change transfer prices used by Fashion Service (production segment) for merchandise being sold to Sunset Suits (retail segment); and (ii) the development of a new distribution channel. Revenue from sales to third parties increased 25% from $4.7 million to $5.9 million. 15% of this 25% resulted from the increase in the value of the PLN relative to the USD. Production revenue from sales to unrelated third parties was $2.861 million and $1.97 million for 2008 and 2007 respectively, an increase of 45%. 15% of this increase was the result of the PLN to USD exchange rate change. The remainder of the increase in the sales was principally the result of sales to one new customer: ZPW 9 maja S.A., for 2008.

Operating expenses decreased from $4.47 million to $1.94 million due to the consolidation of our selling and administrative functions.

Operating income increased from $82,000 in 2007 to $2,498,000 in 2008. Such increase due to higher net sales and lower operating costs in 2008 as compared to 2007 as discussed above.

Retail segment

Total revenue increased 12% from $34.4 million in 2007 to $38.6 million in 2008. However, as denominated in PLN, our total revenue decreased by 2%. Such discrepancy is due to the fluctuation in the exchange rate of the PLN to the USD. The net decrease in our revenue resulted primarily from (i) our strategy of increasing the price of our apparel by approximately by 7%, and (ii) the decrease of the total volume of our apparel sold by 5% as compared to 2007.

Gross profit percentage increased from 48% in 2007 to 56% in 2008 primarily due to our strategy to increase the price of our apparel.

Operating expenses increased from $13.3 million to $20.0 million due to a change in the structure of the Company as discussed above. Accordingly, operating income decreased from $3.1 million in 2007 to $1.7 million in 2008. This decrease is a primarily consequence of the increase of operating expense in 2008 as compared to 2007.

Balance sheet analysis

(All amounts are in thousands of U.S. dollars)

			Year to
	December 31,	December 31,	Year
	2008	2007	Change
ASSETS
Total current assets	$11,320	$9,512	19%
Total non-current assets	13,852	15,614	-11%
Total assets	$25,172	$25,126	0%
LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	14,845	27,151	-45%
Non-current liabilities:
Total non-current liabilities	11,076	10,728	3%
Total stockholders equity	(749)	(12,752)	(106%	)
Total liabilities and stockholders' equity	$25,172	$25,126	0%

The following amounts are in thousands of Polish zlotys:

	December 31,	December 31,	Year to Year
	2008	2007	Change
ASSETS
Total current assets	33,527	23,162	44,7%
Total non-current assets	41,028	38,019	7,9%
Total assets	zl 74,555	zl 61,181	21,9%
LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	43,968	66,112	(33%	)
Total non-current liabilities	32,804	26,122	25,6%
Total stockholders equity	(2,217)	(31,052)	1
Total liabilities and stockholders' equity	zl 74,555	zl 1,182	21,9%

Current assets

Current assets increased 19% from $9.5 million in 2007 to $11.3 million in 2008. Such increase is mainly due to the increase in accounts receivable. Accounts receivable increased by $1.0 million or 42% as the result of the development of a new distribution channel.

Non-current assets

Non-current assets decreased from $15.6 million in 2007 to $13.9 million in 2008. Such decrease was primarily the result of the fluctuation of the exchange rate of the PLN to the USD. As denominated in PLN the non-current assets increased by 8% year to year, which was a net result of economic depreciation (i.e., reducing the recorded value of property and equipment to reflect getting closer to the end of the properties’ service life) and additional property and equipment acquired for the opening of 9 new retail outlets.

Current liabilities

Current liabilities decreased 45% from $27.2 million in 2007 to $14.9 million in 2008. Such decrease is a consequence of :

  the depreciation of the exchange rate of the PLN to the USD by approximately 18%;
  the payment of trade payables and tax payables in after our May 2008 private placement transaction 2008; and
  Settlements with Polish tax authorities for payment of the overdue tax payables, which resulted in a reclassification of approximately $3.7 million tax payables from current to non-current liabilities.

Non-current liabilities

Non-current liabilities increased 3% from $10.7 million at the end of 2007 to $11.1 million at the end of 2008. The increase is a net effect of :

  the decrease of the exchange rate of the PLN to the USD by approximately 18% (as denominated in PLN non-current assets increased by 26%);
  payments of long term debts in 2008; and
  settlements agreed with Polish tax authorities for payment of the overdue tax payables in the long term, which resulted in a change of approximately $3.7 million tax payables from current to non-current liabilities.

Stockholders' equity

The stockholders' deficiency increased from negative $12,752 at December 31, 2007 to negative $749,000 at December 31, 2008 principally ($11.2million) as the result of the issuance of common stock in 2008. The remaining $0.8 million change resulted from the $1.8 million net income less a $1.0 million foreign exchange translation effect of the decline in PLN compared to the USD.

Liquidity and Capital Resources

The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus. Our principal uses of cash are for liabilities payments, capital expenditures and long term borrowings repayments.

(All amounts are in thousands of U.S. dollars)

	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,
	2008	2007
Net cash provided by (used in) operating activities	(7 128)	3 356
Net cash provided by (used in) investing activities	(1 713)	(1 648)
Net cash provided by (used in) financing activities	8 841	(926)
Effect of foreign currency translation on cash and cash equivalents	76	101
Net Cash Flow	$75	$886

	Nine Months	Nine Months
	Ended September 30,	Ended September 30,
	2009	2008
Net cash provided by (used in) operating activities	1,256	(7,244)
Net cash provided by (used in) investing activities	(1,190)	(298)
Net cash provided by (used in) financing activities	(774)	9,515
Effect of foreign currency translation on cash and cash equivalents	(48)	(519)
Net Cash Flow	$(755)	$1,453

We had positive cash flows from operating and negative cash flow from investing and financing activities in the nine months period ended September 30, 2009. Our principal source of cash in the nine months period ended September 30, 2009 was from operating activities. Our principal uses of cash in the nine months period ended September 30, 2009 were for capital expenditures and long term borrowings repayments.

Because there is significant seasonality to our business, the nine months ended September 30 is not necessarily indicative of the state of our operations. Cash generated in operations was $1.3 million for the nine months ended September 30, 2009, an $8.5 million positive difference compared to the $7.2 million used in the nine months ended September 30, 2008. This positive cash from operations over the last nine months period largely reflects the increase in accounts payable and other liabilities. The use of substantial amounts of cash during the nine months ended September 30, 2008 was largely the result of the payment of past due liabilities from the proceeds of our private placement in May 2008.

Cash provided by operations was $1.357 million for the twelve months ended September 30, 2009 ($1.256 million provided for the nine months ended September 30, 2009, less $7.143 million used in the year ended December 31, 2008 and adding back $7.244 million used in the nine months ended September 30, 2008). To provide this cash in the face of a $238,000 net loss for the twelve month period, the Company obtained a decrease in noncash net operating assets (or increase in net operating liabilities) of $1.723 million. Combined with the Company's cash from operations, net operating assets decreased by $366,000. Principally, the Company increased its accounts payable and other current liabilities (i.e., received extended terms on its debts or simply delayed the payment of its bills) to more than cover its loss and the additional funds used to its increase in inventory. If this were to occur again in the next twelve months but the Company was unable to finance operations by some combination of delaying the payment of certain of its liabilities, speeding-up the collections of its accounts receivable, and not replacing all of the inventory sold, the $366,000 decrease would have to be financed as well as the $2.965 million negative working capital at September 30, 2009. The Company would need to obtain additional financing (or obtain extended payment terms for its operating liabilities) of approximately $3.3 million to finance the cash used in operations plus the additional $3.0 million of negative working capital. $2.6 million of this amount will be provided by the extensions to November 2008, announced November 4 and 9, 2009, of certain of the Company's income tax liabilities, leaving another $700,000 to be financed through other means.

There is also the possibility of better conditions in the ensuing twelve months than existed in the seasonally key fourth quarter of 2008, and in the first three quarters of 2009 resulting in greater cash from operations.

Additionally, the $700,000 hypothetical shortfall assumes that the Company needs to fully eliminate negative working capital and that over the next twelve months it will not be able to repeat its positive cash flow from operations because it would not be able finance its net loss through some combination of delaying the payment of certain of its liabilities, speeding-up the collections of its accounts receivable and not replacing all of the inventory sold. The Company, should, however, have the ability to delay the payment of certain of its operating liabilities so as to continue in operation for the twelve months. The Company is also seeking $5 million of additional loans for which it is in the preliminary stages of its application as described under "troubled debt restructuring" below. There is a very significant possibility, however, that the Company will not be able to obtain any of this additional financing. Management has various plans for increasing the profitability and cash flows of the Company as discussed above in the "overview" section. Each of the plans carries significant uncertainty as to its achievability and carries risks that it will actually decrease profitability and cash flows. Several of the plans are particularly risky in the near term even if successful in the long-term, because investment in additional working capital and leasehold improvements are required in the short-term. Also, even the existing facilities will require some capital expenditures to replace depreciated property and equipment. Consequently, there is a significant risk that the Company will be unable to continue its operations through September 30, 2010. If the short-term cash flow requirements can be met, there are still significant long-term risks. In the longer term the tax liabilities will still need to be repaid regardless of the extension. In addition to the negative working capital of $3.0 million the Company has long-term liabilities of $15.3 million at September 30, 2009. Of the $15.3 million of long-term liabilities, approximately $2.2 million are social security liabilities which, under the terms negotiated with the Polish Social Security Administration, as discussed in greater detail below under "tax and social security payment obligations" and in Note 10 to both the December 31, 2008 and September 30, 2009 financial statements, are not due until after 2014. That leaves $16.1 million of obligations to be repaid in the five years following the balance sheet date.

To clarify the effect of the past due tax liabilities on the analysis in the previous paragraph, the negative working capital of $3.0 million includes $3.7 million of tax liabilities due March 10, 2010, much of it later extended to November 2010 and the $ 0.134 million current portion of the past due social security obligations. Long-term liabilities of $15.3 million includes $ 7.5 million of past due social security obligations.

If the operating results of the twelve months ended September 30, 2009 were to continue for the following five years the cash flow from operations would be $6.8 million but that would include an unsustainable decrease in net operating assets of $8.6 million. This would result in a shortfall of $1.8 million reduction to be financed. This is purely a hypothetical pro forma calculation to extend the last twelve months of results to the next five to illustrate in a rough way the Company's situation. It is not a projection of expected results as the Company does not have the ability to make a meaningful forecast or projection because of the uncertainties and variables involved. With the Company's collateral and an income generating business, management believes that refinancing to the $6.9 million level of long-term debt would not be difficult. This would still leave a shortfall of $11.0 million in the ensuing five year period ($16.1 long-term liabilities, less $6.9 long-term debt refinanced plus $1.8 operating shortfall). The Company would also need additional cash to replace depreciated property and for additional property and equipment and working capital for expansion. The shortfall would have to be made up by some combination of 1) success of management's plans for improving profitability and cash flow as discussed in the "overview section", 2) additional financing and 3) improvement of profitability during the five year period because of the end of the world recession. Management is optimistic about its plans but as discussed above, management's plans all carry risk that they will not be successful and even entail risk that they will use, rather than provide cash flow. There is also significant risk that additional financing cannot be obtained. Even if it could be obtained, additional debt would mean additional interest expense and additional equity financing would mean dilution of the currently outstanding shareholders. There is a significant possibility that the world recession will not end during the period or not end in a manner beneficial to the Company.

Operations

Cash provided by operating activities was plus $1.3 million for the nine months period ended September 30, 2009, compared to minus $7.3 million for the nine months period ended September 30, 2008. This increase by $8.5 million, despite the fact that net income had decreased $2.0 million, was primarily due to the fact that that in September 2008 we paid a large proportion of the social security liabilities. This resulted in a large decrease in cash provided by operating activities in the nine months ended September 30, 2008.

Cash provided by operating activities was minus $7.13 million for the year ended December 31, 2008, compared to plus $3.36 million for the year ended December 31, 2007. This decrease by $10.49 million was due principally to the net effect of the following items:

  Lower net income reported for the year ended December 31, 2008 as compared to the same period in the year 2007; and
  Negative changes in working capital principally due to (i) an increase in accounts receivables; (ii) decrease in accounts payables and other payables due to payments made to social security administration, tax authorities and creditors for overdue operating liabilities; and (iii) increase in inventories being the result of increase of retail stores and higher stock replenishment. Management believes that the payments made to reduce the overdue operating liabilities might have accounted for more than 100% of the decrease in accounts payable and other payables (i.e., accounts payable and other payables might have increased had it not been for the payments for the overdue liabilities.

Issuance of Common Stock

On May 30, 2008, we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16.0 million in gross proceeds, which left us with $11.23 million in net proceeds after the deduction of offering expenses in the amount of approximately $4.77 million.

Capital Expenditures

Our capital expenditures paid in cash for the nine months period ended September 30, 2009 were $1.2 million, compared with $0.3 million for the nine months period ended September 30, 2008. This increase was primarily due to the higher number of new retail stores openings in the nine months period ended September 30, 2009 as well as due to fact that the investments in new retail outlets in the third quarter of 2008 were mainly financed in the fourth quarter of 2008.

Our capital expenditures paid in cash for the year ended December 31, 2008 were $1.71 million, compared with $1.69 million for the year ended December 31, 2007. This slight increase was the result of the average value of the PLN being about 14% higher in 2008 than in 2007. As denominated in PLN, cash paid for capital expenditures decreased by approximately 10%. This decrease was primarily due to rearrangement of the new retail stores openings as the result of delays opening of new commercial space by developers.

Repayments of Debt

Repayments of debt in the nine months period ended September 30, 2009 amounted to $683,000, compared to repayments $1.65 million made in the nine months period ended September 30, 2008. A decrease in the long-term debt repayments is primarily the result of agreed re-schedule of long term debt repayments that assumed postponement of payments of long term debt principal amount to the first half of the year 2010.

Repayments of debt in the year ended December 31, 2008 amounted to $2.24 million, compared to repayments of $1.06 million made in the year ended December 31, 2007. As of the end of 2007, $0.76 million was originally scheduled to be repaid in 2008. The additional payments were the result of funds from our May 2008 private placement being used to make accelerated payments of loan principal in order for the lenders to agree to various aspects of our new corporate structure.

Part of our long term debt is denominated in PLN. As a result, variances in our net borrowings repayment tend to in a lesser extent, be driven by changes in foreign exchange rate fluctuations.

As of December 31, 2008, based on exchange rates in effect at that time, the principal payments due in future years total $0.348 million in the remainder 2009, $1.249 million in 2010, $1.288 million in 2011, $2.037 million in 2012 and $1.917 million in 2013. This "principal" includes interest for the period 2005 to 2007 whose payment is deferred by agreement until 2013.

The following table outlines our current long-term schedule of repayments as of September 30, 2009:

	The Three	The Twelve	The Twelve	The Twelve	The Twelve
	Months
	Ending	Months Ending	Months Ending	Months Ending	Months Ending
	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2010	2011	2012	2013	Total
	(all amounts in US dollars)
Secured Notes due 2013, net of unamortized discount, in USD (BGŻ) with interest at LIBOR+2.5% p.a.	93,000.00	372,000.00	756,000.00	1,044,000	1,637,927.78	3,902,927.78
The agreements underlying these Secured Notes are Credit Agreements dated October 3, 2000 and October 6, 2000, as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007, which are more fully discussed below in the section entitled "Loan Facilities."

Secured Notes due 2012, net of unamortized discount, in USD (Meritum) with interest at LIBOR+3.0% p.a.	14,886.00	63,209.00	69,509.00	207,911.53	0.00	355,515.53
The agreement underlying these Secured Notes is a Credit Agreement dated November 1, 2000, as amended, which is more fully discussed below in the section entitled "Loan Facilities."

Secured Notes due 2012, net of unamortized discount, in USD (Meritum) with interest at LIBOR+2.6% p.a.	3,653.00	15,510.00	17,055.00	51,013.93	0.00	87,231.93
The agreement underlying these Secured Notes is a Credit Agreement dated December 30, 1997, as amended, which is more fully discussed below in the section entitled "Loan Facilities."
Secured Notes due 2013, net of unamortized discount, in PLN (BGŻ) with interest at WIBOR+1.5% p.a.	32,233.47	128,933.87	145,570.50	162,207.13	279,046.05	747,991.02

The agreement underlying these Secured Notes is a Credit Agreement dated February 28, 2000 as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007, which is more fully discussed below in the section entitled "Loan Facilities."

Secured Notes due 2012, net of unamortized discount, in PLN (Meritum) with interest at WIBOR+3.0% p.a.	40,930.26	173,797.66	191,115.69	571,648.81	0.00	977,492.42
The agreement underlying these Secured Notes is a Credit Agreement dated April 12, 1998, as amended, which is more fully discussed below in the section entitled "Loan Facilities."
Secured Notes due 2010, net of unamortized discount, in PLN (Bank Śląski) with interest at WIBOR+2.0% p.a.	163,385.55	495,751.85	109,176.39	0.00	0.00	768,313.79

The agreement underlying the Secured Notes is a Credit Agreement dated March 1, 2000, as amended by a Restructuring Agreement, dated February 2, 2007, and assumed pursuant to the Assumption Agreement, dated February 8, 2007, which is more fully discussed below in the section entitled "Loan Facilities."

Total	348,088.28	1,249,202.38	1,288,426.58	2,036,781.40	1,916,973.83	6,839,472.47

The above schedule does not include current period interest. Accrued interest as of September 30, 2009 amounts to $22,120.14 and is included on the balance sheet as part of long-term debt.

Part of our long term debt is denominated in PLN. As a result, variances in our net borrowings repayment tend to in a lesser extent, be driven by changes in foreign exchange rate fluctuations.

Cash Flow Summary

Our net cash outflow for the nine months period ended September 30, 2009 was $755,000, comparing to the net cash inflow for the nine months period ended September 30, 2008 of $1,453,000. This decrease results mainly from the fact that in May 2008 we received a cash from the issuance of new shares and that significantly increased the cash flow balance at the end of September 2008. The allocation of these funds resulted in a gradual lowering of the level of cash.

Our net cash inflow for the year ended December 31, 2008 was $75,000, which included $11.23 million in net cash proceeds from private placement. Excluding the net cash proceeds from private placement, our cash outflow would have been $11.2 million, comparing to the net cash inflow for the year ended December 31, 2007 of $886,000. Such a significant decrease is primary the result of settlements made with Polish tax and social security authorities according to which there were significant cash payments made in relation to repayment of overdue debts.

We currently expect to generate a positive net cash flow in the fiscal 2009. There can be no assurance that this estimate will prove to be accurate. Unforeseen events, including changes in our net income, or working capital requirements, could occur, which could cause our cash flow to vary significantly from this estimate.

Foreign currency exposure

Financial statement translation exposure

We use the Polish zloty (PLN) as our functional currency. Transactions in currencies during the year in other than PLN are translated into PLN at the exchange rates as of the specific transaction dates. Monetary assets and liabilities denominated in currencies other than PLN as of the date of our balance sheet are translated into PLN at the exchange rates prevailing as of such date. All transaction differences are recorded in the income statement.

Our consolidated financial statements are presented in USD. Foreign currency translation is accounted for in accordance with SFAS No. 52, “Foreign Currency Translation”. Accordingly, all assets and liabilities are translated from PLN to USD at the exchange rates prevailing as of the date of the balance sheet and all income and expenditure items are translated at the average rates for each of the years presented. Gains and losses resulting from foreign currency translation are accumulated as separate components of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank.

The translation of PLN into USD has been made as follows:
September 30, 2009
Balance sheet	PLN 2.8852 to US$1.00
Statement of income and comprehensive income	PLN 3.2136 to US$1.00

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

September 30, 2008
Balance sheet	PLN 2.3708 to US$1.00
Statement of income and comprehensive income	PLN 2.2568 to US$1.00

As a result of foreign currency fluctuations the financial statements prepared as of the date of this prospectus would present different figures. The change of the foreign currency rate of USD to PLN as of November 30, 2009 would give a need to make a translation of amounts from PLN into United States dollars (“US$”) according to the following exchange rates:

November 30, 2009
Balance sheet	PLN 2.7538 to US$1.00
Statement of income and comprehensive income	PLN 2.7900 to US$1.00

Operating exposure

Most of our transactions of were settled in Polish złoty. Our financial results are susceptible to foreign currency exposure risk. As described in Note 13 to our consolidated financial statements included in this prospectus, part of our long term debt is denominated in U.S. dollars. Therefore, our financial results are exposed to the U.S. dollar to Polish złoty foreign exchange rate fluctuations.

Our operating results are also vulnerable to foreign currency exposure risk. As described in Note 14 to our consolidated financial statements included in this prospectus, the majority of rental agreements for retail and factory outlet stores space are denominated in foreign currencies. Therefore our operating results are exposed to fluctuations in the exchange rates between the U.S. dollar and the Euro to the Polish złoty.

Principal Factors Affecting Our Liquidity

Liquidity

Our current ratio was 0.8 as at September 30, 2009 and 0.76 as at December 31, 2008. An increase in our current ratio is a result of net effect of lower operating results and settlements signed with the Polish social security administration and Polish tax authorities that extended the terms of payment of our tax liabilities in a long term.

Net cash flow from operating activities is positive for the nine months period ended September 30, 2009. The net cash flow from operating activities is negative for the nine months period ended September 30, 2008. The deficiency of net operating cash flow in the comparative period of 2008 is a result of payments made by Sunset Suits – mainly to social security administration and Polish tax authorities for past due taxes and obligations. Positive net operating cash flow is a result of increase in the Company’s liabilities a result of extension of payment terms as well as delaying the payment of some accounts payable beyond what is customary.

Our current ratio was 0.35 and 0.76 as at December 31, 2007 and December 31, 2008, respectively. This significant increase of the current ratio is a result of cash proceeds from the private placement amounting to $11.2 million which closed in the second quarter of 2008. On June 10, 2009 the Polish social security administration agreed to a settlement according to which overdue social insurance tax payable is due in the years 2009 – 2016. If the effects of this settlement were to have be reflected in the balance sheet at December 31, 2008 it would have increased the current ratio above the level of 1.0 as current liabilities would have decreased by approximately $6.5 million. Net cash flow from operating activities is positive for the year ended December 31, 2007. The net cash flow from operating activities is negative for the year ended December 31, 2008. The deficiency of net operating cash flow is a result of payments made by Sunset Suits – mainly to social security administration and Polish tax authorities for past due taxes and obligations. Without the need to repay operating payable to the extent necessary in 2008, management is of the opinion that if net income for 2009 were to remain constant with net income for 2008, there will be positive net cash flow from operating activities. One limitation to this assessment is that if the Company is successful in opening new stores in 2009, the increased need for inventory would negatively impact the reported cash flow from operations for 2009.

Working Capital

Negative working capital amounted to $3.0 million and $3.5 million as of September 30, 2009 and as of December 31, 2008 respectively. Increase in working capital as of September 30, 2009 is a result of signed agreement with Polish tax authorities and social security authority to settle the past due tax obligations in the long term amounting to $8.6 million in total.

The negative working capital is regarded as a serious going concern threat. On June 10, 2009 the Polish social security administration accepted our application for a settlement according to which overdue social insurance tax payable is due in the years 2009 – 2016. This has decreased current liabilities by approximately $5.7 million as measured at September 30, 2009 and will decrease current liabilities by $6.5 million as measured at December 31, 2008 compared to what it would be otherwise. If our operating results in 2009 remain constant with the operating results of 2008, without the need to repay overdue tax liabilities, we should be able to generate cash sufficient to finance our operations for the next twelve months.

On November 4, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Sunset Suits S.A. amounting to $1,179,000. According to a decision Sunset Suits S.A. is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $999,000 on November 2, 2010.

On November 9, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Fashion Service Sp. z o. o. amounting to $1,307 thousand. According to a decision Fashion Service is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $1,163,000on November 15, 2010.

Negative working capital amounted to $17.6 million and $3.5 million as of December 31, 2007 and as of December 31, 2008 respectively. Significant increase in working capital as of December 31, 2008 is a result of private placement that resulted in net cash proceeds of $11.2 million and an agreement with Polish tax authorities to settle the past due tax obligations in the long term of $3.7 million.

Net cash flow from operating activities is positive for the year ended December 31, 2007. The net cash flow from operating activities is negative for the year ended December 31, 2008. The deficiency of net operating cash flow is a result of payments made by Sunset Suits – mainly to social security administration and Polish tax authorities for past due taxes and obligations. Without the need to repay operating payable to the extent necessary in 2008, management is of the opinion that if net income for 2009 is remains constant with net income for 2008, there will be positive net cash flow from operating activities.

Troubled Debt Restructuring

We plan to re-pay approximately $6 million of long term notes in the years 2009 – 2013. We expect to be able to generate sufficient cash flow in the future to be able to pay these notes but we might not be able to achieve this. See the discussion above in the Overview section of Management's Discussion and Analysis for a more detailed discussion of the basis of this estimate including its assumptions and limitations. As of September 30, 2009, based on exchange rates in effect at that time, the principal payments due in future years total $1,249,000 in 2010, $1,288,000 in 2011, $2,037,000 in 2012, $1,917,000 in 2013.

Management took actions to mitigate possible negative effect of the world's finance crisis on realization of our key strategies which would make our plans to re-pay our debts unachievable. In order to safeguard our short and medium term liquidity, management applied for two long term loans amounting to $5 million approximately The objectives of loan application are:

  Consolidation and restructuring of our current long term debt;
  Improvement of our future import supplies credit terms; and
  Improvement of our current liquidity ratios by applying for bank guarantees that would release our paid in deposits to our outlet landlords.

We are only in the preliminary stages of our applications for these two loans so there is a significant possibility that we will not be successful in our application. As discussed above under "liquidity and capital resources", we have been able to negotiate an extension of its obligation to pay $3,665,000 of certain tax liabilities on March 10, 2010 to later in 2010, principally in November.. As further discussed above under "liquidity and capital resources", if the extension of tax payment obligations is not obtained, it is unlikely that the Company would be able to continue operations for the next twelve months without obtaining at least a significant portion of the additional financing.

Improvement of our current liquidity by applying for a bank overdraft.

Loan Facilities

The following table illustrates our credit facilities and the outstanding loan balance as of September 30, 2009:

Lender	ING Bank Śląski S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.
Governing Agreement	Credit Agreement, dated March 1, 2000, as amended by a Restructuring Agreement, dated February 2, 2007, and assumed pursuant to the Assumption Agreement, dated February 8, 2007.	Credit Agreements, dated October 3, 2000 and October 6, 2000, as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement dated February 28, 2000 as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement, dated December 30, 1997, as amended	Credit Agreement, dated April 12, 1998, as amended	Credit Agreement, dated November 1, 2000, as amended
Maturity Date	The loan is payable in monthly installments and matures on December 29, 2011.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.
Interest Rate	1 month WIBOR+2%	3 month LIBOR+2.5%	3 month WIBOR+1.5%	1 month LIBOR+2.6%	1 month LIBOR+3%	1 month LIBOR+3%
Covenants and Restrictions

• The Company must maintain an account with the Lender, and cash flows on such account must be in proportion to the percentage of the bank's financing of the Company;

•Bank consent is required when the investments exceed PLN 200,000 (approximately $84,388);

•No guarantee shall be made nor any liability incurred without prior consent of the bank;

•The Company may not take up any loan or credit without the consent of the bank;

•The entire profit should be added to the company's own capital;

•Renewal of the insurance policies of the assets serving as collateral;

•Bank consent is required for any further encumbranes of the assets of the Company;

•The Company shall assure the equal ranking (pari passu) of the bank's claims and the claims of its other creditors;

•The Company must maintain an account with the Lender, and cash flows on such account may not be lower than the bank's financing of the Company;

•Bank consent is required for sale or encumbrance of any assets which constitute collateral under the Credit Agreement;

•Bank consent required for any change to the legal form in which the Company runs its business;

•Accession to debt of AC Market Sp. z o.o. and Sunset Textile Ewelina-Ligocka

Kranik and satisfaction of payment obligations arising thereunder.

•The Company must maintain an account with the Lender, and cash flows on such account should be not lower than the bank's financing of the Company;

• Bank consent is required for sale or encumbrance of any assets which constitute collateral under the Credit Agreement;

•Valuation of collateral provided to be made on Company's cost from time to time as required by the Bank;

•Accession to debt of AC Market Sp. z o.o. and Sunset Textile Ewelina- Ligocka Kranik and satisfaction of payment obligations arising thereunder.

				•Bank consent required for new encumbrances, which will exceed the amount of encumbrances existing as of the date of the agreement.	•Bank consent required for new encumbrances, which will exceed the amount of encumbrances existing as of the date of the agreement.	•The Company must maintain an account with the Lender, and cash flows on such account shall equal at least 15% of current revenues.

Principal Amount of Loan	5,387,201.10 PLN (approximately 1,697,665.23 USD)	4,714,554.66 USD	3,045,046.22 PLN (approximately 959,583.46 USD)	136,137.93 USD	4,403,955.15 PLN (approximately 1,387,815.57 USD)	554,862.53 USD
Principal Amount Outstanding	2,170,713.47 PLN (approximately 752,361.52 USD)	3,291,554.66 USD	1,829,046.27 PLN (approximately 633,940.89 USD)	87,231.93 USD	2,781,944.74 P LN (approximately 977,492.42 U SD	355,515.53 USD
Accrued Interest Outstanding, including:	24,414.51 PLN (approximately 8,461.98 USD)	615,422.93 USD	329,180.53 PLN (approximately 114,092.79 USD)	495.71 USD	20,325.30 PLN (approximately 7,044.68 USD)	2,025.30 USD
Current period accrued interest	8,461.98 USD	4,049.81 USD	123.08 PLN (approximately 42.66 USD)	495.71 USD	7,044.68 USD	2,025.30 USD
Accrued interest for the period 2005 – 2007 to be paid in 2013	-	611,373.12 USD	949,628.58 PLN (approximately 329,137.87 USD)	-	-	-
Total Outstanding	2,241,153.46 PLN (approximately 776,775.77 USD)	3,906,997.59 USD	2,158,226.79 PLN (approximately 748,033.68 USD)	87,727.64 USD	2,840,586.43 PLN (approximately 984,537.10 USD)	357,540.83 USD
Interest Suspended*	891,223.22 USD	503,652.66 USD	1,698,994.91 USD	-	12,038.46 USD	42,599.48 USD

* Interest suspended will be forgiven, if the loan is paid in full on the maturity date.

The above description of covenants are almost verbatim from the relative credit agreement provisions, which are governed by Polish law. It is customary under Polish law to have more summary covenants than would be found in a more detailed American credit agreement covenant.

Also, these types of covenants are customary under Polish banking practice and their import is relatively well understood. We note that each of the accounts referred to in our disclosure is a bank account that we maintain with the lender and each such account must comply with the requirements of satisfactory cash flows

We believe that we are in material compliance with the terms of all of the credit facilities described above.

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under material contracts to which we are a party other than our credit facilities, which are described in the table above.

Material Contracts

On November 27, 2008, our subsidiary Sunset Suits, entered into a services agreement, with LST Sp. z o. o. (“LST”). Under this agreement LST acts as the IT integrator in the process of implementation of the new software in Sunset Suits – an integrated retail store sales register system. The contract fee is fixed and amounts to approximately $140,000. The majority of the work will be performed in 2009.

On August 1, 2008, our subsidiary Sunset Suits, entered into a services agreement, with Ernst&Young Advisory Sp. z o. o. (“Ernst&Young”). Under this agreement Ernst&Young acts as the advisor in the process of redesign and implementation of Sunset Suits Holdings Inc., Sunset Suits and Fashion Service internal control procedures, in order comply with Section 404 of Sarbanes Oxley Act of 2002. The contract fee is based upon total working hours. Management estimates that the overall budget for this arrangement will not exceed $150,000. The majority of the work will be performed in 2009.

On December 24, 2007, Sunset Suits entered into a Cooperative Services Agreement, or CSA, with Halter Financial Group L.P., or HFG, which was amended on January 24, 2008. Under the CSA, HFG agreed to provide Sunset Suits S.A. with financial advisory and consulting services in implementing a restructuring plan, advising Sunset Suits on matters related to a capital raising transaction and facilitating Sunset Suits' going public transaction. In consideration for these services, HFG was paid a fee of $555,000 upon the closing of the going public transaction. This fee is included in our Consolidated Statement of Stockholder's Equity as a reduction of the proceeds from the issuance of securities in our May 2008 private placement.

Our former sole director and officer, Timothy P. Halter, is the Chairman of HFG.

Troubled Debt Restructuring

Defaults of certain long term debts by our affiliates in the past resulted in settlements where part of the interest was suspended. If such bank settlements are breached, the interest may be claimed by financial institutions. Total suspended interest amounted to $ 3.6 million as of December 31, 2008.

Operating Leases

In the normal course of business, we rent retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at our discretion after the completion of the original term of the lease. Certain agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 5 to 10 years. As of December 31, 2008 the term of our rental agreements ranged from 3 months up to 10 years. As of December 31, 2008 we had a future minimum lease payments amounting to $17.2 million

Tax and Social Security Payment Obligations

The predecessor of Fashion Service, Men's Fashion, failed to make all required payments to the Polish tax authorities during the period from 2004 through 2007, and to the Polish social security administration during the period from 2002 through 2007. As a result of our acquisition of all or substantially all of the assets of Men's Fashion, our subsidiary, Fashion Service, became jointly and severally liable with our Chief Executive Officer and President, Mirosław Kranik, for a portion of these delinquent payments.

A February 13, 2008, decision by the Polish tax authorities requires that payments in the total amount of PLN 13,284,628 (approximately $4,042,919) be made in monthly installments of PLN 50,000 (approximately $15,217), with the final payment of PLN 12,044,628 (approximately $3,665,549) due on March 10, 2010. Before the due date of the final payment, Men's Fashion and Fashion Service intend to apply to the Polish tax authorities for dividing this final payment into further installments. Polish tax authorities may allow the deferment of this final payment into further installments, taking into account whether Fashion Service have made timely payment of the monthly installments under the February 13, 2008 decision and of current tax obligations. The Company is actively monitoring the payment of these tax obligations, and to our knowledge, Fashion Service is currently in compliance. On November 4 and 9, 2009, as disclosed more fully below, the tax authorities extended the March 10, 2010 payment obligations to dates later in 2010, primarily in November.

The past due social security obligations of Men's Fashion, as of November 30, 2007, amounted to a total of PLN 33,399,627.85 (approximately $10,164,530). As of as of November 30, 2007, all tax and social security obligations of Men's Fashion had been transferred to Fashion Service.

On May 12, 2008, the social security authority issued a formal decision confirming the joint and several responsibility of Men's Fashion and Fashion Service for outstanding social security obligations of PLN 24,268,853.21 (approximately $7,385,755). In the decision, the social security authority determined that Fashion Service is not jointly and severally liable for the remaining PLN 9,224,184.35 (approximately $3,749,480) portion of the outstanding social security obligations. This liability has been reclassified in the consolidated balance sheet as of September 30, 2008 from social security liability to Mr. Kranik related party. As of the date of this prospectus this liability has been already settled between parties.

As of May 31, 2008, the total amount of these past due payments amounted to of PLN 26,139,581.55 (approximately $7,955,075). May 31, 2008 amount due represents the social security liability immediately following our May 31, 2008 private placement transaction and the first payment to the social security administration on June 5, 2008.

On June 5, 2008, the amount of PLN 8,439,205.86 (approximately $3,879,202.883) was paid to the social security authority for the past due social security obligations out of the proceeds of a private placement that closed on May 30, 2008. Formal applications for the deferment of the remaining payment were filed by Mirosław Kranik and Fashion Service with the social security authority on June 6, 2008.

Additionally, on June 5, 2008, the amount of PLN 2,986,708.75 (approximately $1,372,883.82) was paid to the social security authority for the past due social security obligations on behalf of Mr. Kranik sole liability out of the proceeds of a private placement that closed on May 30, 2008. The remaining payable to Mr. Kranik for the social security liabilities was PLN 6,237,475.60. During the remainder of 2008 additional payments totaling PLN 1,364,996.78 (approximately $532,100.25) were made to reduce the payable to Mr. Kranik to PLN 4,872,478.82 as of December 31, 2008 which was shown at the USD equivalent of $1,645 thousand. There were further payments to Mr. Miros aw Kranik related to his sole liability to social security. As the result, as of the date of this prospectus, the liability has been fully settled between the parties. The net payments of PLN 4,872,478.82 during the first half of 2009 were equivalent to approximately $1,453,126.

On June 10, 2009, Men's Fashion and Fashion Service entered in a deferment agreement with the social security authority with respect to the deferment of all delinquent social security obligations.

Under the deferment agreement, delinquent social security obligations in the amount of PLN 12,295,244 (approximately $3,874,592) for which Men's Fashion and Fashion Service were deemed jointly and severally liable under the March 12, 2008 decision, were divided into 84 installments due in the years 2009 through 2016. A deferment fee of PLN 3,725,144 (approximately $1,173,902), representing interest to be charged for the deferment subsequent to the June 10, 2009 settlement, and interest of PLN 5,377,500 (approximately $1,694,608), representing interest on the late payments through June 10, 2009, was added respectively to the installments. The installments rise gradually from PLN 15,797 (approximately $4.978) in 2009 through PLN 519,972 (approximately $163,858) in 2016, except for the last payment, which amounts to PLN 2,688,070 (approximately $847,090). The “deferment fee” is being recorded as interest expense prospectively from June 10, 2009 on the interest method. The amounts labeled by the social security authority as interest has been recorded as interest expense through June 10, 2009.

As a result of the deferment agreement for which Men's Fashion and Fashion Service were deemed jointly and severally liable, the social security authority imposed an obligation on Fashion Service to pay past due interest (which is entirely discretionary on the part of the social security authority) amounting to PLN 5,377,500 (approximately $1,694,608) as discussed in the previous paragraph. As of the issuance of the June 30, 2009 financial statements management's best estimate of interest to be paid was PLN 3,700,443 (approximately $1,166,118). Management seriously considered an appeal from the deferment agreement in order to decrease overall interest due liability. Finally in September 2009, after consultation with its solicitors, Fashion Service renounced from submitting an appeal and agreed to the final social security interest due liability. Consequently the Company had to increase its estimate of interest by PLN 1,677,057 ($528,000 approximately). Fashion Service will record interest due in the 3rd quarter of the year 2009. This decision was made after the issuance of the 2nd quarter 2009 financial statements.

Additionally, the June 10, 2009 decision of the social security authority holds Men's Fashion and Fashion Service jointly and severally liable for enforcement procedures costs in the amount of PLN 39,712.30 (approximately $12,515), payable in 12 installments due in 2009 through 2010.

During the lengthy process of obtaining the deferment agreement, Fashion Service's management and the social security authority were not able to come to agreement on how to treat the amount paid on June 5, 2008 and subsequent amounts paid, in particular whether these payments should be allocated to reduce the delinquent obligations, if agreement on deferment was reached, or as a pre-payment of future social security obligations. In connection with the deferment agreement, Fashion Service and the social security authority agreed to a final allocation of all amounts paid from 2008 through the date of the decision. In this final allocation, it was determined that Fashion Service was delinquent with respect to some current payments in 2008 and 2009. Thus, on June 10, 2009 Fashion Service independently entered into additional two separate agreements with the social security authority with respect to deferment of these current delinquent social security obligations.

Pursuant to the two agreements, delinquent social security obligations in the amount of PLN 809,454 (approximately $255,083), including deferment charges and interest, were divided into 84 installments due during the period from 2009 through 2016. Deferment fees (representing interest for future periods) of PLN 153,328 (approximately $48,318) and interest (representing past due interest) of PLN 35,200 (approximately $11,092) was added respectively to the installments. The installments rise gradually from PLN 10,215 (approximately $3,219) in 2009 to PLN 11,075 (approximately $3,490) in 2016, except for the last payment which amounts to PLN 9,937 (approximately $3,131).

The transactions affecting the social security balance payable for the periods for which financial statements are included in this Form S-1are as follows:

A roll forward of Social Security tax payables for	Twelve Months	Nine months	Three months	Nine months
Fashion Service Sp. z o. o.	Ended December	ended September	ended December	ended September
	31, 2007	30, 2008	31, 2008	30, 2009

Balance as shown as of the prior period	28,000.39 PLN	24,175.44 PLN	16,750.72 PLN	16,918.15 PLN
Reclassifications between liability accounts (presented as liability to Miros aw Kranik)	(9,224.18) PLN	0.00 PLN	0.00 PLN	0.00 PLN
Increase due to recording of social security penalty interest in June 2009	0.00 PLN	0.00 PLN	0.00 PLN	0.00 PLN
Additional assessment in October 2009, accrued as of June 30, 2009	0.00 PLN	0.00 PLN	0.00 PLN	2,021.63 PLN
Current period social security balance increase	5,771.54 PLN	2,827.19 PLN	3,266.92 PLN	3,767.22 PLN
Payments between balance shown as of prior period and the current period	(372.30) PLN	(1,812.71) PLN	(3,099.48) PLN	(3,697.61) PLN
Balloon payment to Social security	0.00 PLN	(8,439.21) PLN	0.00 PLN	0.00 PLN
Closing balance as shown as of the current period	24,175.44 PLN	16,750.72 PLN	16,918.15 PLN	19,009.39 PLN

A roll forward of Social Security tax payables for
Sunset Suits S.A.

Balance as shown as of the prior period	57.73 PLN	287.31 PLN	1,180.66 PLN	2,050.35 PLN
Current period social security balance increase	812.99 PLN	3,631.77 PLN	1,452.04 PLN	3,573.14 PLN
Payments between balance shown as of prior period and the current period	(583.41) PLN	(2,738.43) PLN	(582.35) PLN	(2,242.38) PLN
Closing balance as shown as of the current period	287.31 PLN	1,180.66 PLN	2,050.35 PLN	3,381.10 PLN

Other social security related (Sunset Suits S.A.)	0.00 PLN	0.00 PLN	138.58 PLN	458.20 PLN
Sunset Suits Bohemia, s.r.o.	179.82 PLN	0.00 PLN	575.82 PLN	499.95 PLN
UAB Sunset Suits Vilnius	20.75 PLN	0.00 PLN	22.96 PLN	20.79 PLN
SIA Sunset Riga	10.28 PLN	0.00 PLN	5.89 PLN	5.97 PLN
OU Posnania	5.95 PLN	0.00 PLN	14.67 PLN	7.56 PLN
Total balance as per financial statements (PLN)	24,679.55 PLN	17,931.37 PLN	19,726.42 PLN	23,382.96 PLN

PLN/USD rate	2.435	2.3708	2.9618	2.8852

Total balance as per financial statements (USD)	$10,135.34	$7,563.43	$6,660.28	$8,104.45

The portion in PLN subject to the deferral agreement consisted of the following as discussed above:

Main agreement - past due taxes	12,295,244
Main agreeement - past due interest	5,377,500
Additional agreements - past due taxes	809,454
Additional agreements - past due interest	35,200
18,517,398

The following table shows the amounts we intend to pay by period to satisfy our obligations pursuant to the deferment agreements described above as of September 30, 2009:

	For the 3	For the	For the	For the	For the	For the	For the	For the	Total
	months	twelve	twelve	twelve	twelve	twelve	twelve	twelve
	ended	months	months	months	months	months	months	months
	December	ended	ended	ended	ended	ended	ended	ended
	31, 2009	December	December	December	December	December	December	December
		31, 2010	31, 2011	31, 2012	31, 2013	31, 2014	31, 2015	31, 2016
Social security premium	$23,090.95	$97,076.81	$207,260.50	$306,183.81	$553,643.42	$959,475.60	$1,227,180.44	$1,146,535.34	$4,520,446.86
Interest due	11,649.45	49,683.21	120,422.85	178,272.22	301,928.46	509,962.91	429,420.14	264,239.57	1,865,578.82
Deferment fee	924.37	7,093.10	26,405.10	54,578.19	130,982.60	273,478.44	413,966.45	436,248.79	1,343,677.04
Enforcement procedures costs	3,441.04	6,882.07	0.00	0.00	0.00	0.00	0.00	0.00	10,323.11
Total	$39,105.81	$160,735.19	$354,088.45	$539,034.22	$986,554.48	$1,742,916.96	$2,070,567.03	$1,847,023.69	$7,740,025.82

The above schedule include only overdue social security tax payable of our subsidiary – Fashion Service Sp. z o. o..
The total social security reconciliation with our financial statements as of September 30, 2009 is as follows:
Total Fashion Service Sp. z o. o. social security tax payable according to the schedule:	$7,740,025.82
Less deferment fee relating to the future periods:	($1,343,677.04)
Fashion Service Sp. z o. o. overdue social security tax payable obligation:	$6,396,348.78
Fashion Service Sp. z o. o. current period social security tax payable:	$192,240.76
Total Fashion Service Sp. z o. o. social security tax payable obligation:	$6,588,589.76
Sunset Suits S.A. social security tax payable:	$1,330,688.19
Bohemia s. r. o., UAB Sunset Suits Vilnius, SIA Sunset Riga, OU Estonia social security tax payable:	$185,174.12
Total Sunset Suits Group social security tax payable as per consolidated financial statements:	$8,104,452.45

The Company has classified all amounts of the delinquent tax and social security obligations assumed by Fashion Service, as deferred pursuant to the decision by the Polish tax authorities and the deferment agreements with the Polish social security authority, as liabilities in the Company's financial statements contained in this prospectus, regardless of their recognition by the social security authority as joint and several. Moreover, despite the recognition by the social security authority of certain of the delinquent social security liabilities as being obligations solely of Men's Fashion, Men's Fashion is, under Polish commercial law, entitled to reimbursement from Fashion Service for any amounts paid to the social security authority under these obligations. Consequently, the financial statements contained in this prospectus depict the full amount of these obligations as being those of Sunset Suits Holdings, Inc. and subsidiaries for all periods presented, regardless of their recognition by the social security authority as solely the obligation of Men's Fashion.

On November 4, 2009, the tax authority issued two decisions regarding the deferment of the past due tax payments of Sunset Suits S.A.

Pursuant to the first tax decision of November 4, 2009, the past due tax payments were divided into installments as follows:

  Withholdings for personal income tax payments for the period October 2008 – December 2008, in the total principle amount of PLN 273,843 (approximately $94,913), together with interest for delayed payments of PLN 6,486 (approximately $2,248) calculated as of March 3, 2009, were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to approximately PLN 8,000 (approximately $2,772) each for the first eleven payments, and a final balloon payment of approximately PLN 213,140 (approximately $73,873); and
  Value added tax payments for December 2008, January 2009, May 2009, and June 2009, in the total principle amount of PLN 1,345,721 (approximately $466,422), together with interest for delayed payments of PLN 7,766 (approximately $2,691) calculated as of March 3, 2009, were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to approximately PLN 32,000 (approximately $11,091) each for the first eleven payments, and a final balloon payment of approximately PLN 1,099,000 (approximately $380,909).

The amounts indicated above include an aggregate deferment fee of PLN 118,298 (approximately $41,001).

Pursuant to the second tax decision of November 4, 2009, the past due corporate income tax payments of Sunset Suits S.A. for the year 2008 in the total principle amount of PLN 1,708,703 (approximately $592,230), together with interest for delayed payments of PLN 59,838 (including interest for delayed payments of PLN 58,855) (approximately $20,398), were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to approximately PLN 10,000 (approximately $3,465) each for the first eleven payments, and a final balloon payment of approximately PLN 1,791,559 (approximately $620,947). The amounts indicated above include an aggregate deferment fee of PLN 133,018 (approximately $46,103).

On November 9, 2009, the tax authority issued three decisions regarding the deferment of the past due tax payments of Fashion Service Sp. z o.o.

Under the first decision of November 9, 2009, the past due corporate income tax payments of Fashion Service Sp. z o.o. for the year 2008 in the total principle amount of PLN 1,622,177 (approximately $562,240), together with interest for delayed payments of PLN 933 (approximately $323), were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to PLN 17,500 (approximately $6,065) each for the first eleven payments, and a final balloon payment of PLN 1,557,553 (approximately $539,842). The amounts indicated above include an aggregate deferment fee of PLN 126,943 (approximately $43,998).

Under the second tax decision of November 9, 2009, the past due withholdings from personal income tax payments of Fashion Service Sp. z o.o. for the period from June 2008 through December 2008 in the total principle amount of PLN 605,024 (approximately $209,699), together with interest for delayed payments of PLN 33,030 (approximately $11,448), were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to PLN 6,500 (approximately $2,253) each for the first eleven payments, and a final balloon payment of approximately PLN 614,000 (approximately $212,810). The amounts indicated above include a deferment fee of PLN 47,494.00 (approximately $16,461).

Under the third tax decision of November 9, 2009, the past due value added tax payments for December 2008, July 2009, and August 2009, in the total principle amount of PLN 1,493,688 (approximately $517,706), together with interest for delayed payments of PLN 16,446 (approximately $5,700), were divided into 12 installments with payment dates from December 2009 through November 2010. The installments amount to PLN 16,000 (approximately $5,545) each for the first eleven payments, with a final balloon payment of PLN 1,436,333 (approximately $497,828).

Market risk — interest and exchange rate sensitivity

Financial instruments held by us include cash equivalents and long-term debt. Interest rates on our long-term debt are variable. Therefore, a change in rates would have an effect on our interest expense. Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements included in this prospectus outlines the principal amounts, interest rates and other terms required to evaluate the expected sensitivity of interest rate changes on the fair value of our variable rate long-term debt. Given our balance of long-term debt and the current interest rates on bank deposits, the effect of an even insignificant change in long-term interest rates on our interest cost would be material.

Cash and cash equivalents held by us are affected by short-term interest rates. Therefore, a change in short-term interest rates would have an impact on our interest income. Given our balance of cash and cash equivalents and the current interest rates on bank deposits, the effect of a change in short-term interest rates on our interest income would not be material.

Principally all of our revenue and expenses are currently denominated in Polish złotys. Translation to U.S. dollars expose us to fluctuations in foreign currency exchange rates, the rate of exchange of the United States dollar against the Polish złoty.

Approximately 75% of our lease agreements require us to pay in Euro based on the exchange rate as of the day of payment, as is common in Polish agreements for rentals of retail outlets.

Moreover certain of our long-term debts are denominated in United States dollars as presented in the Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements included in this prospectus. Thus, we are primary exposed to the exchange rate changes during and up to the day of the long-term debts payments, as well as we are exposed to the exchange rate changes at the balance sheet date. During times of a strengthening U. S. dollar, our result on transaction in foreign currency will be negatively impacted, and during times of a weakening U. S. dollar, our result on transaction in foreign currency will be favorably impacted.

Our foreign wholesale operations are denominated in Polish złoty. Therefore we are not directly exposed to the change of foreign exchange rates of other currencies to Polish złoty. An increase in the Polish złoty could make our products less competitive to foreign buyers while a decrease in the Polish złoty could make us more competitive.

Seasonality

Like most other retail businesses, our business is seasonal. The best sales month is December, in which our total non-discounted sales increase. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection. We also typically experience increased sales during the Spring (March, April). During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events. During these periods of increased sales, products are also sold without price reductions.

We reduce our prices during the Summer and Fall to encourage sales. As a result, our margins are reduced during these seasons. In order to make up for these reduced margins, we will often create special collections that we sell at higher prices during the Summer and Fall.

Concentration risk

We have no significant concentration risk regarding our revenues. Over 90% of total revenues are generated through retail sales to dispersed customers.

We have no significant concentration risk regarding suppliers and accounts payable. We operate with several suppliers who do not have a significant bargaining power on our operations.

We have a concentration risk related with our debtors. Approximately 60% of our accounts receivable ($2.501 million) are from the four companies owned by Mr. Kranik that have been and are to be transferred by him to the Company as discussed in the above “Planned Acquisitions” section. Approximately 33% of accounts receivable are related to a corporate sales to one new customer: ZPW 9 maja S.A.

Inflation

Inflationary factors, such as increases in the cost of our product and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our apparel do not increase with these increased costs.

Critical Accounting Policies

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

The exact historical cost of buildings, machinery and equipment and leasehold improvements acquired prior to 2006, substantially all of which were acquired in the mid to late 1990s, could not be reasonably determined due to a lack of accounting documentation. For buildings and machinery and equipment groups of tangible fixed assets, all of which were acquired in the mid to late 1990s, the historical cost was estimated using, as a starting point, an engineer's estimate of the historical cost of past investment. Management is of the opinion that this valuation is the reasonable estimation of historical cost for these groups of tangible fixed assets. For leasehold improvements, all of which were acquired in 2000s, historical cost was recreated by identifying all bills and invoices related to retail outlets fittings, even if, they were not properly recorded in the accounting system in the past.

Intangible Assets and total stockholders' equity

We have recognized the value of trademark in our US GAAP consolidated financial statement. Trademark is an indefinite intangible asset that represents the cost of acquired brand registered for the name of Sunset Suits. The trademark has been registered since 1994 by Men's Fashion. In 2007 the legal right to trademark was transferred from Men's Fashion to Sunset Suits according to a transfer agreement of an in-kind contribution, including the trademark, concluded in February 2007.

The carrying value of the trademark, which has no determinable life, constitutes its historical cost of acquisition. Management believes that the fair value of the trademark far exceeds its carrying value.

We also possesses intangible assets such as technology and know-how, which we have developed, that management believes have substantial value but have no identified historical cost and consequently cannot be recognized under United States generally accepted accounting principles which limits amounts recognized to historical cost.

Foreign Currency Translation

We use the Polish zloty (PLN) as our functional currency. Transactions in currencies during the year in other than PLN are translated into PLN at the exchange rates as of the specific transaction dates. Monetary assets and liabilities denominated in currencies other than PLN as of the date of the balance sheet are translated into PLN at the exchange rates prevailing as of such date. All transaction differences are recorded in the income statement.

In our judgment, the PLN is the functional currency of all our operations, including the stores in the Czech Republic, Lithuania, Latvia and Estonia because, even though those stores sell in the local currencies and also incur operating costs in the local currencies, substantially all of the product sold by the stores is purchased from our Polish production operation.

The Group's consolidated financial statements are presented in USD. Foreign currency translation is accounted for in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated from PLN to USD at the exchange rates prevailing as of the date of the balance sheet and all income and expenditure items are translated at the average rates for each of the years presented. Gains and losses resulting from foreign currency translation are accumulated as separate components of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank.

Revenue Recognition

We recognize retail revenues when products are delivered and the customer takes ownership and assumes risk of loss. In general retail sales are recognized at the time of a cash receipt register in our retail stores.

We recognize the wholesale revenues when products are shipped and when all risk and rewards are transferred to the customer in accordance with shipping documents, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. We have no policy permitting retail sales returns; although some retail returns have been accepted on occasion, amounts have been immaterial. We have a general policy for wholesale of not accepting returns. Some customers have, however, negotiated rights of return in their sales contracts. According to our current contracts, there are neither trade discounts nor trade allowances.

Use of estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Recently Issued Accounting Pronouncements

FASB Interpretation No. (“FIN”) 48, “ Accounting for Uncertainty in Income Taxes ” — an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on our consolidated financial statements or results of operations.

FASB Interpretation No. (“FIN”) 46R, “ Consolidation of Variable Interest Entities ”

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests and results of activities of a variable interest entity in its consolidated financial statements. We have determined that FIN-46R does not apply to the consolidated financial statements at December 31, 2008. Principally FIN-46R does not give a reason for consolidation of a retail network of foreign stores (“the network”) that are being in possession of Mr. Mirosław Kranik as of December 31, 2008. This is because we do not possess a variable interest in the network since (i) no subordinated financial support is provided by us to the network (especially no any forms of financing or warranties are provided to us); (ii) we have no direct or indirect ability through voting rights or similar rights to make decisions about an network activities; (iii) we do not have the obligation to absorb the expected losses of the network; (iv) we have no obligations to absorb expected losses and rights to receive expected residual returns related to the network; (v) the network activities are not conducted on behalf of any entities that are affiliated with us. Our only business relationships with the network are client/customer relationships and through our majority shareholder Mr. Mirosław Kranik.

SFAS No. 141, “ Business Combinations ”

In December 2007, the FASB issued SFAS 141 (revised 2007), “ Business Combinations ” (“ SFAS 141R ”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

The attached consolidated financial statements include entities under common control of Mr. Mirosław Kranik –Sunset Suits Holdings, Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o.. Consistent with the provisions of FAS 141 par. 11, FAS 141 does not apply to transfer of net assets or exchanges of shares between entities under common control. However paragraphs D11–D18 of Appendix D of FAS 141 provide detailed guidance on consolidation. Since the transfer of net assets from Sunset Suits Men's Fashion - Moda Męska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. The recorded assets and liabilities of separate entities are consolidated in the financial statements. The consolidated financial statements report results of operations for the period in which the combination occurs as though the companies had been consolidated as of the beginning of the earliest period presented. The consolidated financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. Our financial statements are therefore called consolidated financial statements.

Off-Balance Sheet Arrangements

Our predecessor Men's Fashion defaulted on payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interest may possibly be claimed by financial institutions. Total interest suspended amounted to $3.6 million at December 31, 2008. Management is of the opinion that there is no risk of breaching the bank settlement agreements.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We own all of the issued and outstanding capital stock of Sunset Suits, our operating subsidiary in Poland. We conduct our principal operations in Poland through Sunset Suits. Sunset Suits owns all of the outstanding share capital of Fashion Service. Fashion Services is a manufacturer of mens' suits, jackets, formal and casual coats, slacks, dress shirts and ties, and sells its manufactured products exclusively through the Sunset Suits outlet stores.

Our Corporate History

Prior Operations and Bankruptcy

On January 17, 2007, Senior Management Services of America III, Inc. and its affiliated companies, or the SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by the SMS Companies and their creditors.

During the three years prior to filing the reorganization petition, the SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy of the SMS Companies consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, the SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided around-the-clock care for the health, well being, safety and medical needs of the SMS Companies' patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

In 2005 the SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million that was used for working capital and to finance the purchase of the real property on which two of the SMS Companies' nursing care facilities operated. By late 2006, the SMS Companies were in an “overadvance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, the SMS Companies entered into a series of forebearance agreements whereby the lender agreed to forebear from declaring the financing in default as long as the SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. The SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared the SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

HFG participated with the SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc.

HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG's administrative claims. The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt. The 1,250,178 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

As further consideration for the issuance of the 1,000,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate.

We remained subject to the jurisdiction of the bankruptcy court until we acquired Sunset Suits. On May 9, 2008, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post-discharge injunction provisions set forth in the Plan and the confirmation order became effective.

From August 1, 2007 (the date of the confirmation of the Plan) until May 21, 2008 when we acquired Sunset Suits, we had virtually no operations, assets or liabilities.

Immediately prior to our acquisition of Sunset Suits as described below, our corporate structure was as follows:

Reincorporation

On September 26, 2007, we consummated a merger to reincorporate in the State of Nevada. On May 27, 2008, following the share exchange with Sunset Suits we changed our name to Sunset Suits Holdings, Inc.

Background and History of Sunset Suits and Fashion Service

Men's Fashion was started in Poland in 1987 by Mirosław Kranik as a sole proprietorship. On July 19, 2006, Sunset Suits was established as a Polish joint stock company. On February 3, 2007, through an in-kind contribution by Mirosław Kranik in exchange for a new issuance of shares in Sunset Suits, certain assets of Men's Fashion, including rights under lease contracts to 74 shops, a Sunset Suits trademark, know-how and fixed shop-related assets, were acquired by Sunset Suits. The registration of the share capital increase through an in-kind contribution took place at the National Court Register in Poznań on March 23, 2007.

Fashion Service was originally incorporated in Poland as a limited liability company on November 29, 2007. At the time of its incorporation, all of the shares of Fashion Service were owned by Mirosław Kranik and Ewelina Ligocka-Kranik. Mirosław Kranik received his shares of Fashion Service in exchange for an in-kind contribution of certain assets of Men's Fashion, including land, buildings, technical appliances and machinery, transportation means, other fixed assets, intangible good and legal rights, fixed assets in construction, inventory and legal obligations. The registration of the company took place at the National Court Register in Poznań on December 10, 2007. On January 28, 2008, pursuant to a share sale agreement, Mr. Kranik sold his shares of Fashion Service to Sunset Suits. As a result of these transactions, Fashion Service became a subsidiary of Sunset Suits, in which Sunset Suits holds 2,000 shares of Fashion Service and Ewelina Ligocka-Kranik holds two shares. Subsequently on March 10, 2008 Ewelina Ligocka-Kranik transferred the two shares held by her to Sunset Suits. Fashion Service is currently the primary source of clothing and accessories sold in the Sunset Suits shops, both in Poland and internationally.

Acquisition of Sunset Suits and Related Financing

On May 21, 2008, we acquired all of the business operations of Sunset Suits in a share exchange transaction pursuant to which all of the issued and outstanding shares of Sunset Suits were exchanged for 6,121,250 shares of our common stock. As a result of this transaction and following the private placement described below, the former stockholders of Sunset Suits now own 49% of our common stock and Sunset Suits is now our wholly-owned subsidiary. Additionally, Fashion Service, through which we conduct our manufacturing operations, became our indirect wholly-owned subsidiary.

Upon the closing of the reverse acquisition, Timothy P. Halter resigned from all offices of our Company that he held and from his position as our director. Donald Chodak and Mirosław Kranik were appointed to the board of the directors at the closing of the reverse acquisition. In addition, our executive officers were replaced by the Sunset Suits executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Sunset Suits as the acquirer and Sunset Suits Holdings, Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Sunset Suits on a consolidated basis unless the context suggests otherwise.

Immediately following the acquisition of Sunset Suits, we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16 million in gross proceeds, which left us with $11,225,000 in net proceeds after the deduction of offering expenses in the amount of approximately $4,775,000. In connection with this private placement, we paid the placement agent, Wentworth Securities, Inc., a placement agency fee of $1,440,000. We are under a contractual obligation to use commercially reasonable efforts register the shares of our common stock within 135 days of the initial filing of a registration statement, though there are no pre-determined penalties or liquidated damages for a failure to do so.

In connection with the private placement on May 21, 2008, Mirosław Kranik, our largest stockholder, entered into an escrow agreement, or Escrow Agreement, with us, Wentworth Securities, Inc and Securities Transfer Corporation, the escrow agent. Pursuant to the Escrow Agreement, Mr. Kranik agreed to place an aggregate of 3,125,000 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation. In the Escrow Agreement, the parties established minimum after tax net income thresholds of $3,377,000 for the fiscal year ending December 31, 2008 and $9,948,000 for the fiscal year ending December 31, 2009. In the event that the minimum after tax net income thresholds for fiscal year 2008 or fiscal year 2009 are not achieved, then the investors will be entitled to receive up to 100% of the shares in escrow for each applicable year based upon a pre-defined formula agreed to among the parties to the Escrow Agreement. In fact, we did not achieve the minimum after tax net income threshold for fiscal year 2008, and pursuant to the Escrow Agreement, the investors received an aggregate of 1,514,006 shares of our common stock from Mr. Kranik.

However, in the event that the release of such shares of common stock to the investors, Mr. Kranik or any other party is deemed to be an expense, charge or deduction from the revenue reflected on our financial statements for the applicable year, as required under U.S. generally accepted accounting principals, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax income thresholds for fiscal year 2008 and fiscal year 2009 are achieved.

Immediately following the reverse acquisition of Sunset Suits and the private placement described above, the former shareholders of Sunset Suits owned approximately 49% of our common stock, HFG owned approximately 8% of our common stock, the 455 holders of unsecured debt owned approximately 2% of our common stock and the investors in the private placement owned approximately 41% of our common stock, shown as follows:

Subsequent to the transactions described above, Mr. M. Kranik acquired 152,600 shares of our common stock from HFG and transferred 250,000 shares of our common stock to Mr. Donald Chodak, the Chairman of our Board of Directors, and 1,514,006 shares of our common stock to the investors in our May 2008 private placement (of which, 281,427 was delivered to HFG) pursuant to the Escrow Agreement. As a result, HFG currently owns approximately 10.25% of our common stock and the former shareholders of Sunset Suits own approximately 35.7% of our common stock.

OUR BUSINESS

Overview

We are a designer and retailer of high quality menswear based in Poland. Our merchandise includes suits, sport coats, slacks, dress shirts and ties. We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. We manufacture our menswear through our subsidiary, Fashion Service, and we also purchase some of our inventory from third party suppliers.

Retail Sales Outlets

We distribute our clothing primarily through our sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing. As of September 30, 2009, our operations included 85 domestic retail stores located in Poland with total retail space of approximately 12,000 square meters, 3 stores located in Latvia with total retail space of approximately 358 meters, 9 stores located in the Czech Republic with a total retail space of approximately 850 meters, and 5 stores located in Lithuania with a total retail space of approximately 650 square meters. Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people. All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally, our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

On January 22, 2009, we acquired the shares of the local company operating 2 stores located in Latvia from Mr. Kranik. On July 9, 2009, Mr. Kranik and Mrs. E. Ligocka-Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 11 stores in the Czech Republic. On July 10, 2009, Mr. Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 1 store in Estonia, which has since been closed. On August 25, 2009, Mr. Kranik transferred to Sunset Suits Holdings, Inc. all of the shares in a company that owned and operated 5 stores in Lithuania. We entered into an agreement to acquire the shares of the local companies operating these additional stores from Mr. Kranik for nominal consideration ($1,000). Mr. Kranik agreed to sell the shares of the Lithuanian, Latvian, Czech and Estonian companies for nominal consideration based on the valuation of our Company as agreed to by the investors in our private placement that was consummated on May 21, 2008. The valuation agreed to by the investors assumed that the additional 17 stores that were in operation at that date were a part of the Company, though Mr. Kranik was unable to transfer these shares to us prior to the closing of the private placement. Accordingly, Mr. Kranik agreed to sell the shares to us following the closing of the private placement for $1,000 in exchange for consummating the private placement at a price per share that contemplated the inclusion of the 17 stores that were in operation at that date.

Since our private placement on May 21, 2008, the total number of our international retail stores has fluxuated, to a high of 19, but currently amounts to 17, through the opening of a new retail store in each of Latvia and Lithuania and the closing of one existing retail store in each of Estonia and the Czech Republic. As we are purchasing the local entities that operate the international retail stores, no additional consideration is being paid for any interim increases in the number of international retail stores.

Sales and Marketing

The menswear market consists of the following sectors: formal, smart casual, mainstream, jeans, and sport. We are focused on two sectors: formal and smart casual. The menswear market sector is divided into five price levels (segments), ranging from lowest to highest, as follows: “budget”, “moderate”, “better,” “bridge” and “designer”. We operate in medium price sector that spans from “moderate” through “better”. We refer to this segment as the “lower-medium” segment.

Management believes that the Polish market for formal attire is approximately a PLN 1 billion (approximately $304 million) market. We have about a 9% market share. To achieve increased sales growth, we decided to focus on relatively non-expensive formal attire and smart casual medium price segments of the market.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry. Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men's business attire, which is characterized by infrequent and more predictable fashion changes, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace. We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff. We had 456 sales personnel as of September 30, 2009. We believe we provide a superior level of customer service relative to our competitors. Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit. We encourage our sales staff to be friendly and knowledgeable.

Design

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for our retail operations. We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable. We maintain a staff of designers and merchandisers who are supported by a staff of design professionals. Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. We had 292 employees working in our manufacturing facilities as of September 30, 2009.

Our design teams constantly monitor fashion trends and search for new inspiration. We seek to assist our designers in developing new ideas through various means. These include frequent meetings of the design teams to discuss current fashion trends, review of the fashion library and installation of a computer-aided design system which allows a designer to view and modify two- and three-dimensional images of a new design on a computer screen.

Manufacturing

Fashion Service, our subsidiary, manufactures the suits, jackets and slacks that we sell. We also acquire suits, dress shirts, ties and belts from third party manufacturers in Poland and abroad. The majority of our suit collections are manufactured in our factory (90% including textile enrichment in 2007 and 2008). In 2007 and 2008 we also acquired suits from suppliers in China (8% and 35% of total volume of suits, respectively). In the case of shirts, in 2007 we acquired 70% of the shirts we sold from manufacturers based in China, another 7% from other Polish manufacturers and the remaining 13% from our own factory. In 2008, on the other hand, we acquired 80% of the shirts that we sold from China, 2% from domestic producers and 18% from our own factory.

We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. As of September 30, 2009, we have approximately 292 employees working in our manufacturing facilities. The normal production process from fabric cutting to finished production takes between 5 to 8 days. Our manufacturing operations require substantial amounts of raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources (around 60%, mainly from China).

Raw Materials and Suppliers

We currently purchase our raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources based on quality, pricing, fashion trends and availability. We have five domestic suppliers of main raw materials and nine international. Following are the names of our biggest suppliers JUNKER STOFFE GmbH–Germany, WOLBO-Germany, ITB-Italy, MIROGLIO-Italy, HEILAN- China, STAR-SUPERIOR- China, LONGOU- China, ZHENYA- China, AKORE – Korea, and ESTMAN–Great Britain.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester. Approximately 90% of the raw materials that we purchased in 2008 were purchased from foreign textile mills, including mills in China, Korea and Europe. Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric. Purchases from our largest fabric supplier represented 45% of our total fabric requirements in both 2007 and 2008. No other supplier accounted for over 25% of our 2008 total raw material requirements. As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints in producing our products. In order to deliver, in a timely manner, merchandise that reflects current tastes, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs. Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

Advertising

Our advertising initiatives have been developed to elevate trademark awareness and increase customer acquisition and retention. Our advertising initiatives are relatively limited. We do not place advertisements in fashion magazines, on television, in the newspaper, on radio or on the internet. We mainly place our advertisements in shopping centers using billboards and point-of-purchase displays.

Inventory

The cyclical nature of the retail business requires us to carry a significant amount of inventory in our sales outlets, especially prior to peak selling seasons when we and other retailers generally build up our inventory levels. We review our inventory levels in order to identify slow-moving merchandise and use markdowns to clear merchandise. Because we do not carry much replacement inventory in our stores, much of our inventory is maintained in the warehouses located at our factory sites.

Our management reporting system provides flexibility, accountability, cost saving and time efficiency. This system has been designed to provide total control of distribution in our retail chain to secure: (1) product availability in our sales points - maintaining stock levels in an extensive range of sizes and collections, (2) value for money – durability of fabrics and detail in manufacturing make for long lasting garment appearance in relation to price, (3) accurate and up to date information reports, stock reviews, sales points order status and delivery performance, (4) personalized data reporting and analysis by individuals, business units or company summary, and (5) electronic transfer of information.

Our Competition

We compete with several designers and manufacturers of apparel, domestic and foreign. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Among all renowned brands, the brand owners have focused on rejuvenating their clientele by offering modern, braver designs. This is especially apparent among traditional designer brands, which to-date have relied on classical, toned down cuts. This marketing approach has been pioneered by Vistula & Wólczanka, which is assessed by market players as exceptionally innovative. A similar strategy has been undertaken by Bytom, which earlier had been associated with suits for middle-aged men. Vistula, Bytom and Próchnik sell menswear from the middle and middle-upper price segments. Other than Vistula, Bytom, Próchnik, and Ermenegildo Zegna shops (in Warsaw and Poznań) and Armani (in Warsaw), there are no chains offering premium formal menswear in Poland, such as Ralph Lauren or Bugati.

Market shares of the largest clothing companies in Poland has remained the same over the last several years and according to our estimation are as follows: LPP S.A. – 2.6%, H&M Hennes & Mauritz AB – 1.6%, NG2 S.A. – 1.4% Artman S.A. – 0.7%, Wrangler International – 0.7%, Vistula & Wólczanka S.A. – 0.6%, Sunset Suits – 0.4% .

Market
Market share of largest retail chains selling formal menswear in 2009 (%)	share (%)

Sunset Suits	9
Vistula & Wólczanka as Vistula Group	11
Bytom & Intermoda as Bytom Group	10
Próchnik	2
Other chains	10
Independent shops, hypermarkets and other	58

Competition is intense in the segments of the fashion industry in which we operate. We compete with numerous designers and manufacturers of apparel, domestic and foreign, many of which are significantly larger and have substantially greater resources than us. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the highly competitive apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer tastes and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price. Additionally, consumers have begun to migrate away from traditional department stores, turning instead to specialty retailers, national chains and off-price retailers. We have taken advantage of this trend through our sales outlets, which we believe set, reinforce and capitalize on the image and distinct sensibility of our trademark and provide a shopper-friendly environment.

We do not have any significant competitors in the lower-medium price segment of the Polish men's fashion industry. Therefore, we deem our primary competitors to consist of entities in the medium-upper price segments. Our main competitors whose scope of activity is the design and distribution of men's formal clothing within Poland are as follows in comparison with our sale network and apparel:

			Number of stores - 2009
				Franchise/
	Country			Partnership/
Chain	of origin	Assortment	Owned	agency
Bytom (Bytom Group)	Poland	Mostly high quality classical collections, additionally a sports style casual line / medium-upper price segment	37	106
Digel	Poland	Suits, trousers, shirts – mainly casual style / medium-upper price segment	6	49
Ernemegildo Zegna	Italy	Upper price segment	2	0
Hugo Boss	Germany	Suits, trousers, shirts, coats / upper price segment	0	5
Intermoda (Bytom Group)	Poland	fashion clothing for men / medium-upper price segment	31	0
Franco Feruzzi	Poland	Shirts, trousers, sweaters, t-shirts, jackets, short overcoats(jackets) – predominantly casual style / medium price segment	32	0
Próchnik	Poland	Suits, overcoats, shirts, trousers, jackets, ties, belts and accessories / upper- price segment	19	34
Royal Collection	Poland	fashion clothing for men / medium-upper price segment	20	0
Sunset Suits	Poland	Classical and casual clothes for young men / medium-lower price segment	87	0
Vistula (Vistula Group)	Poland	Classical suits and avant-garde men's fashion / medium-upper price segment	81	0
Wólczanka (Vistula Group)	Poland	Shirts / medium-upper price segment	81	0

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region. According to SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales. Approximately 90% of these sales derive from the countries in Europe other than Hungary, the Czech Republic, Poland and Russia. Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales. Sales of menswear in the Czech Republic and Hungary are much lower constituting only 0.8% and 0.7%, respectively, of total European sales. According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size). According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “ Textiles, Clothing, Leather and Footwear, ” the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value. According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union. According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased). Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally. In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union. We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family; (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods. Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years. According to GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007. Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year. According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland's accession to the EU). In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $149 billion). In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

The following table illustrates the value of various indicators relating to the Polish clothing market and the year over year growth or forecasted growth over the period from 2005 through 2009:

Indicators	2005	2006	2007E	2008F	2009F

Value of retail sales in Poland (PLN billion)	437.4	493.8	576.3	651.2	735.9
Year over year growth of retail sales (%)	-2.4	12.9	16.7	13.0	13.0
Value of clothing market in Poland (PLN billion)	19.1	21.2	22.9	24.5	26.3
Year over year growth of clothing market (%)	1.1	10.0	8.1	7.5	7.4
Value of clothing sales in retail chains in Poland (PLN billion)	4.0	6.4	7.6	9.0	10.7
Year over year growth of clothing sales in retail chains in Poland (%)	5.6	13.6	18.0	18.9	18.9
Value of retail sales of formal menswear in Poland (PLN billion)	0.9	0.9	1.0	1.2	1.4
Year over year growth of retail sales of formal menswear in Poland (%)	2.0	3.0	15.0	15.4	15.2
Value of clothing discount / cut-price shops in Poland (PLN billion)	0.28	0.31	0.35	0.40	0.47
Year over year growth of clothing discount/cut-price shops in Poland (%)	3.0	11.0	13.5	15.6	15.6
Source: GUS, EROSTAT, The Economist, NBP

According to EIU and Gfk Polonia, clothing sales in Poland are also highly dependent upon price. According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing. Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned. Only 10-15% of Poles purchase clothing as a result of a real need. Moreover according to Gfk Polonia in its report titled “Fashion in Poland 2006”, young Poles are becoming more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. This year already two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

  Recognizable Brand in Our Markets. We believe that our brand has built a loyal following of fashion- conscious consumers who desire high-quality, well-designed apparel. We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences. We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.
  Distribution Through Our Specialty Retail Sales Outlets. Our sales outlets are located mainly in larger shopping centers located in urban areas. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.
  Company-Owned Manufacturing Operations . We own the manufacturing operations that supply us with most of the products that we sell. As a result, we do not have to outsource design or production of our products. We therefore have more control over the timing of delivery and quality of our products. Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.
  Design Expertise . Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. The use of these design tools provides our customers with products that meet current fashion trends. Since our design team is local, it is also more in tune with the local tastes and trends.
  Capacity for Growth . We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.
  Experienced Management Team . Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment. Mirosław Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Increased Sales Network . We plan to increase our sales network both in Poland and internationally. In Poland, as of September 30, 2009, we had a sales network of 456 salespersons and we plan to expand our network further during the 2009 fiscal year. Because of the global economic crisis and the particular effect it has had on many of the countries in the Central and Eastern European region, our original plans of increasing our sales network in Lithuania, Estonia, Latvia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria have been postponed.
  Opening of Additional Sales Outlets . We plan to open additional sales outlets in Poland and internationally. In Poland, we plan to increase the number of our sales outlets to 94 during fiscal year 2009. Internationally, we also plan to increase the number of our sales outlets over the next several years.
  Building a New Business for our Commercial Network in Poland . We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Trademarks

We utilize the following primary trademarks in our business:

Our material trademark is registered with the Polish Patent Office under No. R-75309. An application dated January 24, 2008, was filed with the Polish Patent Office to update the register to reflect the transfer of the ownership of trademark from Mr. Mirosław Kranik to Sunset Suits. We regard our trademark and other proprietary rights as valuable assets that are critical in the marketing of our products, and therefore we vigorously protect our trademarks against infringements.

Properties

As of September 30, 2009, we operated 85 retail sales outlets in Poland. The following table sets forth the location, by city, of these sales outlets.

CITY	NO. OF OUTLETS
Warszawa	8
Wrocław	6
Kraków	4
Poznań	4
Bielsko Biała	3
Bydgoszcz	3
Częstochowa	3
Opole	3
Rzeszów	3
Sosnowiec	3
Szczecin	3
Białystok	2
Gdańsk	2
Gliwice	2
Kielce	2
Koszalin	2
Płock	2
Rybnik	2
Toruń	2
Zabrze	2

Biała Podlaska	1
Bytom	1
Chełm	1
Cieszyn	1
Dąbrowa Górnicza	1
Gorzów Wielkopolski	1
Iława	1
Jelenia Góra	1
Katowice	1
Kluczbork	1
Kłodzko	1
Legnica	1
Lubin	1
Lublin	1
Łódź	1
Piła	1
Pisaeczno	1
Puławy	1
Racibórz	1
Radom	1
Rumia	1
Słubice	1
Słupsk	1
Zielona Góra	1
TOTAL	85

All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

Fashion Service owns our production facility in Krzyżanowo, Poland. The facility consists of six buildings with a total usable area of 9,234 square meters. The production facility is located on 4.47 acres of land. This facility also contains office space and conference rooms and is the location of our executive offices.

As of July 1, 2009, Sunset Suits has its Polish registered offices at ul. Starołecka 18, 61-361, Poznań, Poland. Sunset Suits leases its registered offices from Stomil-Poznań S.A. . Sunset Suits pays a monthly rental rate of PLN 1,092 (approximately $342.00) for this space. This space consists of approximately 31.2 square meters and is the location where Sunset Suits maintains its corporate records. As of January 28, 2009, Fashion Service has its registered office at ul. Si enkiewicza 11, Miłosław, Poland 62-320 subleases its registered offices from Przedsi ebiorstwo Odziezowe “Mikon” S.A. w likwidacji. Fashion Service pays a monthly rental rate of $312.50 for this space. This space consists of approximately 30 square meters and is the location where Fashion Service maintains its corporate records.

We believe that the properties we own and lease are sufficient for the proper operation of our business.

Environmental Matters

Regulations relating to the protection of the environment have not had a significant effect on our capital expenditures, earnings or the competitive position. Fashion Service production operations are not energy intensive, and we are not engaged in producing fibers or fabrics.

Regulation

Our current business operations are not subject to any material regulations.

Our Employees

As of September 30, 2009, we employed 744 full-time employees and a total of 790 employees. The following table sets forth the number of our full-time employees by function as of September 30, 2009.

Functions	Number

Production	251
Sales	456
Accounting	20
Human Resources	9
IT	2
Administration and other	34
Transport and logistics	18
TOTAL	790

The following table sets forth the number of full-time, part-time and total employees by operating company as of September 30, 2009.

	SUNSET SUITS S.A.			FASHION SERVICE			Total
		Full Time	Part Time		Full Time	Part Time		Full Time	Part Time
	Total	Employees	Employees	Total	Employees	Employees	Total	Employees	Employees
RETAIL OUTLETS	456	424	32	—	—	—	456	424	32
ADMINISTRATION	42	36	6	—	—	—	42	36	6
PRODUCTION	—	—	—	292	284	8	292	284	8
TOTAL	498	460	38	292	284	8	790	744	46

Insurance

We maintain property insurance for our sales outlets, for our production facility located in Krzyżanowo, Poland and for the premises in Poznań and Miłosław, Poland, where our registered offices are located. We do not maintain business interruption insurance or key-man life insurance. We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in Poland.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following sets forth the name and position of each of our current executive officers and directors and our key employees.

Name	Age	Position

Mirosław Kranik	54	Director, President, Chief Executive Officer and Acting Chief Financial Officer of Sunset Suits Holdings, Inc.
Eugeniusz Roszak	40	Finance Director of Sunset Suits S.A. and Treasurer and Secretary of Sunset Suits Holdings, Inc.
Donald Chodak	48	Chairman of the Board of Directors of Sunset Suits Holdings, Inc.
Tomasz Pawlik	45	Production Director of Fashion Service

MIROSŁAW KRANIK. Mr. Kranik has been our director and our Chief Executive Officer and President since May 21, 2008, and has served as Acting Chief Financial officer since March 21, 2009. Mr. Kranik has been the Chief Executive Officer of our subsidiary, Fashion Service, since November 2007 and is the founder of our predecessor company, Men's Fashion (a sole proprietorship), which commenced operations in 1987. Mr. Kranik ran the operations of Men's Fashion from 1987 until November 2007, when he transitioned to the position of Chief Executive Officer of Fashion Service.

EUGENIUSZ ROSZAK. Mr. Roszak became our Treasurer and Secretary on March 21, 2009. Mr. Roszak has also served as the Finance Director of Sunset Suits S.A. since September 1, 2008. Prior to joining Sunset Suits S.A. Since May 2005, Mr. Roszak has served as the Chairman of the Board of Polskie Drewno Sp. z o.o., a Polish company in the wood products sector. From August 2006 to June 2008, Mr. Roszak served as Chairman of the Board and Chief Accounting Officer for Luna Arts Sp. z o.o., a Polish company also in the wood products sector. From June 2003 to December 2004, Mr. Roszak served as the Chief Accountant of Forests and Wood Products Sp. z o.o. Since June 2001, Mr. Roszak has worked as an independent consultant providing financial advisory services to various Polish companies, and from March 2003 to December 2007 served as a judicial expert on financial and accounting matters for the district courts in Warsaw and Poznan. Previously, Mr. Roszak served as the Director of Finance for Kreisel Technika Budowlana Ltd. and BMT Leasing SA.

DONALD CHODAK. Mr. Chodak became the Chairman of our Board of Directors on May 21, 2008. From May 2002 until present, Mr. Chodak has acted as a business and management consultant to various enterprises, including Detecon International GmbH, Ernst & Young Poland, and Andersen Business Consulting Poland. From 1997 until May 2002, Mr. Chodak was the Chief Financial Officer of Telekomunikacja Polska S.A., a telecommunications company, which was listed on the Warsaw Stock Exchange and London Stock Exchange.

TOMASZ PAWLIK. Mr. Pawlik became the Production Director of Fashion Service in December 2007. During the period from 1987 through November 2007, he was the Production Director of our predecessor, Men's Fashion (a sole proprietorship).

Family Relationships

There are family relationships among our directors or officers. Bartosz Kranik (a member of the Supervisory Board (board of directors equivalent) of Sunset Suits) is the son of Mirosław Kranik.

Involvement in Certain Legal Proceedings

On July 30, 2005, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for failure to pay personal income tax on time. Pursuant to the final decision of the court on August 25, 2005, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate). Mr. Kranik has paid this fine.

On July 7, 2004, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for submitting untrue tax declarations or statements, which caused Mr. Kranik to undervalue the amount of tax owed to the Poznań tax office. Pursuant to the final decision of the court on July 20, 2004, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate). Mr. Kranik has paid this fine.

To the best of our knowledge, except as set forth above, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

						Non-Equity	Non- Qualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)	($)	($)	Earnings ($)	Earnings ($)	($)	Total ($)

Timothy P. Halter, former Chief Executive Officer, President and Director (1)	2008 2007	— —	— —	— —	— —	— —	— —	— —	— —
Mirosław Kranik,	2008	137,435	—	—	—	—	—	—	137,435
Chief Executive Officer, President and Director (2)	2007	400,000	—	—	—	—	—	—	400,000
Bogdan Zegar, Chief Financial Officer, Treasurer and Secretary (3)	2008 2007	162,591 124,300	— —	— —	— —	— —	— —	— —	162,591 124,300

Narrative to Summary Compensation Table

(1)

On May 21, 2008, we acquired Sunset Suits in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Halter tendered his resignation from his position as our director and from all offices he held in our Company effective immediately.

(2)	In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Kranik was elected as our Chief Executive Officer and President and as a director of our Company effective immediately.

(3)

In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Zegar was elected as our Chief Financial Officer, Treasurer and Secretary effective immediately. Subsequently, Mr. Zegar's employment was terminated on March 21, 2009.

Employment Agreements

Fashion Service has entered into an employment agreement with Mirosław Kranik, the President of the Management Board (executive officer equivalent) of Fashion Service. The contract is for an indefinite period of time, but in accordance with Polish law, may be terminated upon three months' notice by either Sunsets Suits or Mr. Kranik. Mr. Kranik receives a base salary of $12,489 per month. Mr. Kranik is entitled to receive a bonus in accordance with the Fashion Service's bonus policies. Mr. Kranik has use of a company car and company mobile phones.

Sunset Suits has entered into an employment contract with Eugenicesz Roszak, the Financial Director of Sunset Suits The contract is for an indefinite period of time, but may be terminated upon three months' notice by either Sunset Suits or Mr. Roszak. Mr. Roszak receives a base salary of 3,930 PLN per month (approximately, $1,196 per month). Mr. Roszak has use of a company mobile phone.

Outstanding Equity Awards at Fiscal Year End

We have not granted any equity-based awards to any of our named executive officers, nor do we provide retirement benefits or severance or change of control benefits to our named executive officers.

Compensation of Directors

The sole member of our board of directors prior to May 21, 2008 was Timothy Halter. The members of our board of directors after that date were and remain Mirosław Kranik and Donald Chodak. Mr. Halter did not receive any compensation for his services as a director and neither Mr. Kranik nor Mr. Chodak currently receive any compensation solely for their service as our directors.

We expect that we will retain independent directors in the near future. Once we do so, we expect that we will pay those independent directors a fee for their service as our directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  On November 15, 2006, Sunset Suits entered into a Cooperation Agreement with Men's Fashion, Mr. Kranik's sole proprietorship. The Cooperation is a framework agreement governing the acquisition by Sunset Suits of certain assets of Men's Fashion.
  On February 3, 2007, Sunset Suits entered into an agreement with “Mirosław Kranik SUNSET SUITS MEN'S FASHION MODA MESKA,” or Mr. Kranik, pursuant to which Mr. Kranik received 11,924,000 shares of Series B stock of Sunset Suits in exchange for the trademark of “Sunset Suits,” a network of 74 Sunset Suits retail stores in Poland, know-how, and equipment of those retail sales outlets.
  On December 24, 2007, Sunset Suits entered into a Cooperative Services Agreement, or CSA, with Halter Financial Group, or HFG, which was amended on January 24, 2008. Under the CSA, HFG agreed to provide Sunset Suits with financial advisory and consulting services in implementing a restructuring plan, advising Sunset Suits on matters related to a capital raising transaction and facilitating Sunset Suits' going public transaction. In consideration for these services, HFG was paid a fee of $555,000 upon the closing of the going public transaction. Our former sole director and officer, Timothy P. Halter, is the Chairman of HFG.
  On May 21, 2008, we entered into a stock purchase agreement with Mirosław Kranik, our president and chief executive officer, and Ewelina Ligocka-Kranik, or the Kraniks, pursuant to which we acquired from the Kraniks 100% of the interest in UAD Sunset Suits Vilnius, Osauhing Posnania, SIA Sunset Riga, and Sunset Suits Bohemia, s.r.o., companies engaged in the business of operating “Sunset Suits” retail stores that sell menswear that is primarily sourced from Sunset Suits. As consideration for the sale of these companies, we paid to the Kraniks an aggregate of $1,000.
  On August 31, 2008 Sunset Suits S.A., concluded a settlement with Mr. Donald Chodak, the Chairman of our Board of Directors. Under this settlement, Mr. Donald Chodak is compensated for professional services in connection with the negotiation of the Make Good Agreement and the raising of funds for the Company. The fee is contingent upon the successful outcome of Mr. Chodak's undertakings. According to this agreement, Mr. Chodak was entitled to a fee amounting to $360,000 for the year ended December 31, 2008, which was associated with the successful consummation of the private placement in May 2008. Presently, Mr. Chodak is not entitled to any other compensation, unless a new financing is consummated or a make good agreement is successfully negotiated. However, pursuant to the settlement, in 2009, Mr. Donald Chodak received a deposit amounting to $93,000 in connection with future services to be rendered to the Company. If the negotiation process of a make good agreement is successful, Mr. Donald Chodak will be entitled to an additional fee of $210,000 (including the realization of the prepayment).
  Fashion Service makes wholesale sales of merchandise to UAD Sunset Suits Vilnius, OU Posnania, SIA Sunset Riga, and Sunset Suits Bohemia s.r.o., which were historically all owned by Mirosław Kranik, our president and chief executive officer, and Ewelina Ligocka-Kranik prior to the transfer of ownership to Sunset Suits Holdings as indicated below. The following table show the aggregate amount of such sales for each entity for the periods indicated, prior to the transfer of the entities to Sunset Suits Holdings.
			Total Purchases for the Six Months Ended June 30, 2009	Date that ownership of Related Party was officially transferred to Sunset Suits Holdings
	Total Purchases for the Year Ended
	December 31,	December 31,
	2007	2008
Related Party
Sunset Suits Bohemia, s.r.o.	$1,311,000	$1,477,000	$287,000	July 9, 2009
SIA Sunset Riga	$506,000	$435,000	—	January 22, 2009
UAD Sunset Vilnius	$755,000	$984,000	$153,000	August 25, 2009
OU Posnania	$150,000	$128,000	$28,000	July 10, 2009
Total	$2,723,000	$3,024,000	$468,000

Although the above transaction occurred prior to the legal acquisition of the related parties by Sunset Suits the financial statements included in this prospectus are consolidated with the above parties for all periods presented and are treated for financial accounting purposes as if they had always been owned by Sunset Suits.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

In connection with the May 21, 2008 share exchange transaction whereby Sunset Suits S.A. became our wholly-owned subsidiary, our Mirosław Kranik received 6,121,250 shares of our common stock.

Director Independence

None of our directors are independent under the independent director standard of the NASDAQ Global Market.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 18, 2009 for (a) each of our directors and our executive officers, (b) all directors and executive officers as a group (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) each selling stockholder participating in this offering. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and, (b) the address of each stockholder who is a director or executive officer is c/o Sunset Suits S.A. ul. Starołęcka 18, 61-361 Poznań, Poland. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent
Executive Officers and Directors
Mirosław Kranik	5,972,940	47.78%	0	5,972,940	47.78%
Bogdan Zegar	0	-	0	0	-
Donald Chodak	250,000	2.0%	0	250,000	2.0%
Tomasz Pawlik	0	-	0	0	-
All officers and directors as a group (4 persons named above)	6,222,940	49.78%	0	6,222,940	49.78%
Over 5% Beneficial Owners
Mirosław Kranik	5,972,940	47.78%	0	5,972,940	47.78%
Halter Financial Investments, L.P. 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
Timothy P. Halter (3) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
David Brigante (3) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
George L. Diamond (3) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
Marat Rosenberg (3) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
Selling Stockholders
ALPEX Sp. z.o.o. Parkowa 8 58-302 Wałbrzych Poland	94,551	*	94,551	0	*
Frantisek Ampapa V Zatišš 298/9 58601 Jihlava 1 Czech Republic	64,103	*	64,103	0	*
Jerzy Andrzejak Polna 20 Wolsztyn 64-200 Poland	64,103	*	64,103	0	*
Lajos Bako Sertekapu u. 24 3300 Eger Hungary	64,103	*	64,103	0	*
Ladislav Bobiš Robotnická 16 831 03 Bratislava Slovakia	64,426	1.28%	64,426	0	*
Jan Bürger Kněská 4/418 370 01 České Budějovice Czech Republic	96,154	*	96,154	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent

Krzysztof Busma ul. Konduktorska 3B/29 Warszawa 00-775 Poland	16,026	*	16,026	0	*
Carmentia Finance Limited Revolu čnš 13 Praha 1 Czech Republic	80,128	*	80,128	0	*
Irena Olimpia Chlebicka Gwarecka 25/1 Ruda Slaska 41-705 Poland	16,026	*	16,026	0	*
Juraj Dan čišin Opatovská Cesta 25A 040 01 Košice Slovakia	48,077	*	48,077	0	*
Dana Danková Na Neklamce 16 Praha 5 Czech Republic	128,205	1.03%	128,205	0	*
György Darida Petofi Sándor utca 13 Szarvas 5540 Hungary	128,205	1.03%	128,205	0	*
Zbigniew Demidowicz Wyganowska 18H 03-085 Warszawa Poland	32,051	*	32,051	0	*
László Dudás Szadai út. 2 Veresegyhaz 2112 Hungary	78,526	*	78,526	0	*
Érdi Ferenc Mohái út 18 1113 Budapest Hungary	64,103	*	64,103	0	*
Zdeněk Hochman Jůzlova 3629 Havlš čkův Brod Czech Republic	64,103	*	64,103	0	*
Karel Hruška Rejskova 2369/11 Praha 2 Czech Republic	64,103	*	64,103	0	*
Krzysztof Kaczmarek Jagodowa 49 62-090 Rokietnica-Bytkowo Poland	41,667	*	41,667	0	*
Bogusław Kajdrys Zielona 25E 05-092 Łomianki Poland	64,103	*	64,103	0	*
Kapp-Kapital EST. Boglárka u.1 5000 Szolnok Hungary	128,205	1.03%	128,205	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent

Zygmunt Karski Podmiejska 19 01-498 Warszawa Poland	118,590	*	118,590	0	*
Sławomir Konarski yrardow 96-300 Browarna 2 Poland	64,103	*	64,103	0	*
Gábor Kormos Petofi u.8 Sajosenye 3712 Hungary	64,103	*	64,103	0	*
József Kovács Templom u. 6 H-8600 Siófok Hungary	48,077	*	48,077	0	*
Sławomir Krakowiak Jarocin 123 37-405 Jarocin Poland	57,692	*	57,692	0	*
Henryk Krauzy Pod Lasem 79 44-210 Rybnik Poland	64,103	*	64,103	0	*
Zbigniew Kreczko Puncowska 134 B Cieszyn 43-400 Poland	32,051	*	32,051	0	*
KROC Kft. Hüvösvölgyi út 18 Budapest 1021 Hungary	64,103	*	64,103	0	*
Janusz Krzesinski Krakowska 49 268 00 Bialobrzegi Poland	64,103	*	64,103	0	*
Krzysztof Krzyczkowski Ks. Piotra Skargi 10 Legionowo 05-120 Poland	27,244	*	27,244	0	*
Lubomšr Kubánek Veternó 4 926 01 Sered Slovakia	76,923	*	76,923	0	*
Jaroslava Kubešová Janá čkova 719 513 01 Semily 1 Czech Republic	62,500	*	62,500	0	*
Jarosław Lazur Lustrzana 6 13-420 Warszawa Poland	64,103	*	64,103	0	*
Vladimšr Lein Václavské nám. 48 Praha 1 Czech Republic	64,103	*	64,103	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent

Tomasz Lewandowski Niepodległości 15/11 14-200 Iława Poland	67,308	*	67,308	0	*
Wojciech Lis Kalinowszczyna 12/19 Lublin 20-129 Poland	32,051	*	32,051	0	*
Jan Liszkiewicz Wielicka 91/37 30-552 Kraków Poland	48,077	*	48,077	0	*
Artur Piotr Maciejczyk Jana Kochanowskiego 23/A Radom 26-600 Poland	16,026	*	16,026	0	*
Rostislav Mare ček Komenského 536/28 350 02 Cheb Czech Republic	254,167	2.03%	254,167	0	*
Vladimšr Matej čšk Tajov 221 976 34 Tajov Slovakia	46,474	*	46,474	0	*
Ksawery Najda Kochanowskiego 57/8 43-410 Zebrzydowice Poland	108,974	*	108,974	0	*
Rudolf O čenáš Polðvnšcka 10 974 06 Banská Bystrica Slovakia	48,077	*	48,077	0	*
Marian Okoń Sobieskiego 62 05-520 Konstancin Jeziorna Poland	32,051	*	32,051	0	*
Marcin Osiadacz Słowackiego 23 Kozienice 26-900 Poland	16,026	*	16,026	0	*
Jan Padrnos Podluanská 1875 19016 Praha 9 Czech Republic	62,821	*	62,821	0	*
Eugeniusz Paprota Kasztanowa 27 Miedzyrzec Podl 21-560 Poland	38,462	*	38,462	0	*
Peter Pavlo Kuzmányho 21 040 01 Košice Slovakia	80,128	*	80,128	0	*
Pavel Pěkný Trojanova 16 120 00 Praha 2 Czech Republic	48,077	*	48,077	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent

Štefan Petergá č Matejkova 28 841 05 Bratislava Slovakia	89,744	*	89,744	0	*
Slawomir Andrzej Piecka Modrzewiowa 4 A 94-020 Płock Poland	96,154	*	96,154	0	*
Ivan Plichta Zg. Vrbického 4291/18 03101 Lipt.Mikuláš Slovakia	144,228	*	144,228	0	*
Pavol Polakovi č Palkovi čova 245/11 821 08 Bratislava Slovakia	48,077	*	48,077	0	*
Zbigniew Polatyński Stokłosy 7m4 02-787 Warszawa Poland	64,103	*	64,103	0	*
Roland Sebestyen Viola köz 2 2336 Budapest Hungary	64,103	*	64,103	0	*
Martin Šedivý K Habrovce 669/7 140 00 Praha 4 Czech Republic	64,103	*	64,103	0	*
Stanislav Ššma Novy Malin 623 Novy Malin 788 03 Czech Republic	80,128	*	80,128	0	*
František Šimka Police 127 675 34 Police u Jemnice Czech Republic	16,026	*	16,026	0	*
František Šlehofer Milevská 1105/22 140 00 Praha 4 Czech Republic	57,692	*	57,692	0	*
SOFT ELEKTRONIK S.P. z.o.o. ul. Jagiellonska 67 70-382 Szczecin Poland	240,385	1.92%	240,385	0	*
Wojciech Strep Górna 13 21-560 Miedzyrzec Podlaski Poland	64,103	*	64,103	0	*
Petr Švejnoha Plzenska 213 150 00 Praha 5 Czech Republic	80,128	*	80,128	0	*
Małgorzata Świetosławska Długoszyńska 26 D 43-605 Jaworzno Poland	320,513	2.56%	320,513	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent

Daniusz Szaraniec Przyjaźni 10 26-910 Magnuszew Poland	48,077	*	48,077	0	*
Karel Sztogrýn Marie Cibulkové 342/36 140 00 Praha 4 Czech Republic	48,077	*	48,077	0	*
Henryk Szubstarski Jana Pawła II 16/53 14-100 Ostróda Poland	16,026	*	16,026	0	*
Małgorzata Szymańska Surowieckiego W. 4m27 02-785 Warszawa Poland	62,500	*	62,500	0	*
Wacław Tomaszewski Platev 19-21 85-664 Bydgoszcz Poland	64,103	*	64,103	0	*
Tršdens KFT. Tšnódš n.40 4030 Debrecen Hungary	96,154	*	96,154	0	*
Krzystof Paweł Urbaniec Wesoła 9 42-240 Rudniki Poland	32,051	*	32,051	0	*
Béla Varga Attila u. 17 3170 Szécsény Hungary	64,103	*	64,103	0	*
Štefan Vodný Pod Záhradami 2455/62 841 02 Bratislava Slovakia	96,154	*	96,154	0	*

(1) Under rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned. Unless otherwise indicated in the chart, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

(2) As of May 8, 2009, there were 12,499,645 shares of our common stock outstanding.

(3) Includes 1,000,000 shares of our common stock owned by HFI, of which Halter Financial Investments GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. In connection with the reverse acquisition of Sunset Suits and related financing transaction on May 21, 2008, we issued 6,121,250 shares of our common stock to shareholders of Sunset Suits. As of September 18, 2009, we had a total of 12,499,645 shares of common stock outstanding and no shares of preferred stock outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Stockholder Rights Plan

On June 9, 2008, our board of directors enacted the Rights Plan for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders. On June 9, 2008, the holders of a majority of our issued and outstanding common stock adopted a written consent approving the Rights Plan. The adoption of the Rights Plan and its approval by the holders of a majority of our outstanding common stock was not prompted by any prospective acquisition effort of which we are aware.

The Rights Plan provides that each share of our outstanding common stock will carry with it a right, or Right. Each Right will be generally exercisable for the purchase of one share of our common stock for $9.50 per share (such amount as may be adjusted from time to time being referred to herein as the Purchase Price). However, in the event that any person or entity acquires twenty percent or more of our outstanding common shares in a transaction not approved by our board of directors, each Right (other than Rights attached to shares of common stock held by the acquiror) will entitle its holder, upon payment of the Purchase Price, to receive a number of shares of our common stock (or, in certain circumstances, shares of the acquiror's common stock) having a market value at the time equal to twice the Purchase Price of the Rights. The share dilution resulting from the exercise of the Rights would have the effect of discouraging an acquisition effort that our board of directors does not believe to be fair and in the interests of our stockholders. We will have the right at any time to reacquire the Rights by the payment of $.001 per Right. The Rights Plan terminates December 31, 2013 unless extended by us.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in Frisco, Texas. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco Texas 75034. Their phone number is 469-633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 8, 2009, there were approximately 12,499,645 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 5,128,217 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The SEC recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 125,018 shares immediately after this offering; or
  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders will sell our shares at a price per share equal to $2.40 until our shares are quoted on the Over-the-Counter Bulleting Board, and thereafter at prevailing market prices or at privately negotiated prices. This price per share is not necessarily indicative of our initial trading price on the Over-the-Counter Bulletin Board and is based on Management's consideration of the total number of shares outstanding post-offering, estimated market capitalization, forward looking net income, the targeted price-to-earnings ratio and the effect of the current global economic crisis on our business. Accordingly, taking the foregoing factors into consideration, we arrived at the proposed offering price per share, which is the effective price per share paid by the investors in the Company’s May 2008 private placement, as adjusted for the subsequent delivery of shares to the private placement investors as a result of the Company’s failure to achieve specified minimum after tax net income, or "make good," thresholds.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  sales pursuant to Rule 144;
  a combination of any such methods of sale; and
  any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $658,099. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Holland and Hart LLP, Reno, Nevada.

EXPERTS

The financial statements of Sunset Suits Holdings, Inc. included in this prospectus and in the registration statement have been audited by BDO Sp. z o.o., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

SUNSET SUITS HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

SUNSET SUITS HOLDINGS, INC.

US GAAP Consolidated Financial Statements

For the nine months ended 30 September 2009

Sunset Suits Holdings, Inc.
Consolidated Balance Sheets
(All amounts in thousands except per share data)

Balance Sheet as of the end of	September 30,	December 31,
	2009	2008
	unaudited	restated
ASSETS
Current assets:
Cash and equivalents	$346	$1,102
Accounts receivable, less allowance for doubtful accounts, none of allowance recognized as
of September 30, 2009 and December 31, 2008 respectively, including:	3,387	3,397
Trade receivables from related parties	2,281	1,419
Other	1,106	1,978
Inventories	6,910	6,186
Deferred taxes	760	527
Prepaid expenses and other current assets	621	108
Total current assets	12,024	11,320

Non-current assets
Property and equipment, less accumulated depreciation and amortization	11,816	10,857
Other intangible assets, net	2,114	2,060
Deferred taxes	13	0
Deposits and other assets	1,643	936
Total non-current assets	15,586	13,852

Total assets	$27,610	$25,172

Balance Sheet as of the end of	September 30,	December 31,
	2009	2008
	unaudited	restated

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Short-term borrowings	$48	$0
Current portion of finance lease payable	62	124
Current portion of long-term debt	1,780	1,394
Accounts payable, including:	5,427	3,152
Trade payables from related parties	0	596
Other	5,427	2,556
Income and other taxes payable	6,666	9,371
Accrued employee compensation and benefits	786	625
Deferred taxes	5	0
Accrued liabilities and other	215	179
Total current liabilities	14,989	14,845

Non-current liabilities:
Provisions	235	97
Deferred taxes	1,304	1,335
Long-term debt	5,081	5,929
Long-term tax payable	8,671	3,691
Finance lease payable	54	24
Total non-current liabilities	15,345	11,076

Stockholders equity (deficit):
Preferred stock - none issued	0	0
Common stock, $0.001 par value, shares authorized: 12,499,645	12	12
Additional paid-in capital	11,883	11,883
Net income (loss)	(1,841)	1,776
Retained earnings (deficit)	(4,942)	(6,718)
Accumulated other comprehensive income (loss)	(7,836)	(7,701)
Total stockholders equity (deficit)	(2,724)	(749)

Total liabilities and stockholders' equity (deficit)	$27,610	$25,172

See accompanying notes to consolidated financial statement.

Sunset Suits Holdings, Inc.
Consolidated Statement of Operations
(All amounts in thousands except per share data)

Statement of Operations for the period of		Nine Months Ended	Nine Months Ended	Twelve Months Ended
		September 30,	September 30,	December 31,
		2009	2008	2008
		unaudited	unaudited	restated
Net sales, retail		$20,011	$30,253	$38,577
Net sales, wholesale		593	982	2,661
Net sales		20,604	31,235	41,238
Cost of goods sold		7,570	13,165	15,213
Gross profit		13,034	18,070	26,025

Operating expenses:
Sales and marketing, including:		12,078	14,312	17,924
expenses from related parties		934	2,681	3,051
other		11,144	11,631	14,873
General and administrative, including:		2,222	3,076	3,986
expenses from related parties		0		0
other		2,222		3,986
Total operating expenses		14,301	17,388	21,910
Operating income(loss)		(1,267)	682	4,115

Gain (loss) on disposal of fixed assets, net		(52)	4	(65)

Interest income		11	60	31
Interest expense		1,267	1,014	1,052
Gain (loss) on transaction in foreign currency		86	424	(437)

Other gain (loss), net		0	98	0
Loss before income taxes and minority interest		(2,488)	254	2,592
Income tax provision		647	(81)	(817)

Net income (loss)		$(1,841)	$173	$1,776

Basic net income (loss) per share		$(0.15)	$0.02	$0.18

Diluted net income (loss) per share	$	(0.15)	$0.02	$0.18

Shares used in computing per share amounts:
Basic		12,499,645	9,180,034	10,019,158

Diluted		12,499,645	9,180,034	10,019,158

See accompanying notes to consolidated financial statements.

Sunset Suits Holdings, Inc.
Consolidated Statements of Stockholders' Equity
(All amounts in thousands except per share data)

Equity and Comprehensive income

	Common stock

	Number of		Additional	Retained	Accumulated other	Total stockholders'
	common		paid-in	earnings	comprehensive	equity
	shares outstanding	Amount	capital	(deficit)	income (loss)	(deficit)

Balance, December 31, 2007	6,121,250	$155	$515	$(6,718)	$(6,704)	$(12,753)

Year ended December 31, 2008:
Comprehensive income:
Net income				$1,776		$1,776
Foreign currency translation adjustments					$(997)	$(997)
Total comprehensive income (loss)				$1,776	$(997)	$779

Issuance of stock	5,128,217	$5	$11,220			$11,225
Recapitalization transaction ("reverse merger")	1,250,178	$(148)	$148			$0
Balance, December 31, 2008 (restated)	12,499,645	$12	$11,883	$(4,942)	$(7,701)	$(749)

Nine months period ended September 30, 2009:
Comprehensive income (loss):
Net income (loss)				$(1,841)		$(1,841)
Foreign currency translation adjustments					$(135)	$(135)
Total comprehensive income (loss)				$(1,841)	$(135)	$(1,976)

Balance, September 30, 2009 (unaudited)	12,499,645	12	11,883	(6,783)	(7,836)	(2,724)

See accompanying notes to consolidated financial statements.

Sunset Suits Holdings, Inc.
Consolidated Cash Flow
(All amounts in thousands except per share data)

Cash Flow for the period of	Nine Months Ended	Nine Months Ended	Twelve Months Ended
	September 30,	September 30,	December 31,
	2009	2008	2008
	unaudited	unaudited	restated
Cash flows from operating activities:
Net income (loss)	$(1,841)	$173	$1,776
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	649	997	941
Deferred income taxes	(271)	(119)	(580)
Changes in assets and liabilities:
Accounts receivable	449	(1,754)	(4,138)
Inventories	(420)	(391)	(1,590)
Other assets	(630)	(165)	(453)
Accounts payable	1,117	(4,594)	(3,383)
Other liabilities	2,192	(1,391)	284

Net cash (used in) provided by operating activities	1,256	(7,244)	(7,143)

Cash flows from investing activities:
Purchases of property and equipment	(1,213)	(298)	(1,713)
Proceeds from sale of property and equipment	21	0	0

Net cash (used in) provided by investing activities	(1,190)	(298)	(1,439)

Cash flows from financing activities:
Issuances of common stock	0	11,225	11,225
Principal payments under capital lease	(91)	(63)	(182)
Proceeds from long term debt	0	0	33
Repayments of borrowings	(683)	(1,647)	(2,235)

Net cash (used in) provided by financing activities	(774)	9,515	$8,841

Effect of exchange rate changes on cash and equivalents	(48)	(519)	76

Net change in cash and equivalents during period	(755)	1,453	75

Cash and equivalents, beginning of period	1,102	1,026	1,026

Cash and equivalents, end of period	$346	$2,479	$1,102

See accompanying notes to consolidated financial statements.

1. ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

Sunset Suits Holdings, Inc.

Sunset Suits Holdings, Inc. (“Sunset Suits Holdings”) is a corporation incorporated in accordance with the Laws of Nevada, United States of America. Its former business name was SMSA III Acquisition Corp. Through the reverse merger transaction dated May 21, 2008, SMSA III Acquisition Corp. acquired all shares of Sunset Suits S.A., by which it took a legal control over Sunset Suits S.A., and changed its business name to Sunset Suits Holdings, Inc. In the result of the reverse merger transaction, Mr. Miroslaw Kranik became an owner of 49% of share equity of Sunset Suits Holdings, Inc..

Sunset Suits SA.

Sunset Suits S.A. (“Sunset Suits”) is a company incorporated in Poland in July 2006 in accordance with the Laws of Republic of Poland by a sole shareholder, Bartosz Kranik, through a money contribution. In February 2007 Miroslaw Kranik contributed to Sunset Suits a part of its sole proprietorship consisting of assets of the retail sale segment of Men's Fashion. Currently Sunset Suits S.A. is wholly owned by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada. Sunset Suits S.A. is currently engaged in the sale and marketing of a broad range of men's collection suits, coats, trousers, shirts, ties and suit accessories. Sunset Suits S.A. sells products through a broad array of distribution channels in Poland. It operates its own network of retail and factory outlet stores. The activities of Sunset Suits S.A. are principally conducted in Poland. For accounting purposes the predecessor of Sunset Suits S.A. was a retail segment of Men's Fashion.

Fashion Service Sp. z o. o.

Fashion Service Sp. z o. o. (“Fashion Service”) was incorporated in Poland in November 2007 in accordance with the Laws of Republic of Poland. Fashion Service Sp. z o. o.was created through an in-kind contribution consisting of assets of the manufacturing and wholesale segments of Sunset Suits Men's Fashion Moda Meska. Currently, it is owned solely by Sunset Suits S.A.. Fashion Service Sp. z o. o. designs, manufactures and engages in wholesale sales of a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture and wholesale sales a range of men's ties and suit accessories. All activities of Fashion Service Sp. z o. o. are principally conducted in Poland. For accounting purposes the predecessor for Fashion Service was a production segment of Men's Fashion.

Bohemia s.r.o.

Bohemia s.r.o. (“Bohemia”) is a corporation incorporated in accordance with the Laws of Czech Republic. On July 9, 2009 Bohemia was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Bohemia is owned solely by Sunset Suits Holdings, Inc.. Bohemia sells products through its own network of 10 retail stores in Czech Republic (there were 11 retail outlet stores as of December 31, 2008).

UAB Sunset Suits Vilnius

UAB Sunset Suits Vilnius (“Sunset Suits Vilnius”) is a corporation incorporated in accordance with the Laws of Republic of Lithuania. On August 25, 2009 Sunset Suits Vilnius was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Sunset Suits Vilnius is owned solely by Sunset Suits Holdings, Inc.. Sunset Suits Vilnius sells products through its own network of 4 retail stores in Lithuania.

SIA Sunset Riga

SIA Sunset Riga (“Sunset Riga”) is a corporation incorporated in accordance with the Laws of Republic of Latvia. On January 29, 2009 Sunset Riga was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Sunset Riga is owned solely by Sunset Suits Holdings, Inc.. Sunset Riga sells products through its own network of 3 retail stores in Latvia (there were 2 retail outlet stores as of December 31, 2008).

OU Posnania

OU Posnania (“Posnania”) is a corporation incorporated in accordance with the Laws of Republic of Estonia. Posnania was incorporated by Miroslaw Kranik in 2005, our major shareholder. On July 10, 2009 Posnania was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Posnania is owned solely by Sunset Suits Holdings, Inc.. Posnania sells products through its 1 retail store in Estonia.

Sunset Suits Men's Fashion Moda Meska

Sunset Suits Men's Fashion Moda Meska Miroslaw Kranik sole proprietorship (“Men's Fashion”) was formed in 1987 by Mr. Miroslaw Kranik.

Men's Fashion, manufactured and marketed a broad range of men's collection suits, coats, trousers and shirts. It contracted for manufacture of and marketed a range of men's ties and suit accessories. Men's Fashion had been selling branded products through a broad array of distribution channels primarily in Poland. It operated its own network of retail and factory outlet stores. All activities of the Men's Fashion were principally conducted in Poland.

In 2006 Mr. Miroslaw Kranik made a decision to reorganize the legal structure of the business and set up Sunset Suits S.A. primarily for the purpose of transferring the network of retail and factory outlet stores and the trademark “Sunset Suits”. Subsequently a new entity under the name of “Fashion Service Sp. z o. o.” was created in 2007 with the aim of transferring all production facilities and wholesale operations.

Basis for preparation

The consolidated financial statements of Sunset Suits Holdings, Inc. including, Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania (the “Group”) have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Intercompany transactions and intercompany balances have been eliminated. All financial data in the consolidated financial statements is expressed in thousands of US dollars, unless otherwise noted.

The consolidated financial statements include the accounts of Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania for all periods presented.

The accompanying unaudited condensed consolidated financial statements of the Group and its subsidiaries have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) including Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008, included in this Form S-1.

In the opinion of the management of the Group, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the nine-month period have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. This is particularly true in the case of the Group due to the seasonal nature of the retail business.

Going concern

The net sales of the Group for the nine months period ended September 30, 2009 decreased by 34% comparing to the nine months period ended September 30, 2008. This net sales decrease is predominantly a result of the depreciation of Polish zloty (currency in which we sell) against the U.S. Dollar (currency in which we report) by over 30%. As denominated in PLN, our local currency, our net sale drop was insignificant and amounted to 6%. We believe that this slight decrease in net sales is a result of a decrease in demand for our products. This decrease in demand for our product is undoubtedly a negative outcome of a global financial crisis. Consequently management believes that this minor decrease in our net sales is temporary and will restore in the year 2010.

The global financial crisis is a major factor responsible for depreciation of Polish zloty against foreign currencies like U.S. Dollar and Euro. The depreciation of Polish zloty against Euro has a significant impact on our operations and net results as we have significant costs denominated in Euro.

The Group bears a significant risk of operating leverage, mainly due to relatively high operating lease cost of our retail outlets. Moreover, these rents are usually denominated in foreign currency - Euro. In the year 2009 the weighted average foreign exchange rate of PLN/EUR depreciated for over 30%. Due to that our real total operating cost have increased considerably. As a result of this real increase in our operating cost, our net result decreased. This resulted in deterioration of our working capital and increase in liquidity risk.

Management is aware of these financial liquidity risk, monitors it closely and already took appropriate steps to mitigate its negative consequences. We have started negotiations with our suppliers to extend our payments and/or decrease our operating costs. As presented in the note 10 to these financial statements we have obtained a decision from Polish tax authorities that extend the term of payments for our overdue tax payables.

As of the date of these financial statements have been prepared, there is substantial doubt about the ability of the Group to continue as a going concern. The consolidated financial statements of the Group have been prepared on the going concern basis because financial statements prepared under United States generally accepted accounting principles are generally prepared in such a manner unless management plans to liquidate or other information indicates that liquidation is nearly certain.

During 2009 management has been seeking to improve profitability and cash flow and the full results of these efforts, if successful, will not be seen until 2010 and the 4th quarter 2009. These efforts include:

  Development of new corporate and direct sales distribution channels, which will require promotion and marketing costs. It is possible that the distribution channels will not be a success and may not provide enough margin to cover the promotion and marketing costs.

  Attempting to increase gross margin for 2009 as a result of the full implementation of our revised higher pricing strategy and supply chain improvements begun in 2008 and maintenance of those margins thereafter. The Group may, however, be unsuccessful in the further implementation of this strategy. Attempting to increase sales efficiency (i.e., sales per store) by opening more stores in prime mall locations and closing stores that are not profitable. The Group has the risk, however, that increases in sales will turn out to be insufficient to cover the higher occupancy costs of the prime locations.

  Engaging in a cost cutting policy focused on negotiations of rent agreements, negotiations of salaries, negotiations with raw materials suppliers and reduction of the number of employees. The global economic situation may provide some success in the negotiations. It is possible, however, that the Group will either be unsuccessful in cutting costs or that the reductions in costs will be concurrent with the receipt of less value from suppliers, resulting in no net benefit to the Group.

  Attempt to renegotiate the payment schedules with our trade creditors. We believe that many of the creditors will have an incentive to provide terms so as to increase the likelihood of collection of the full amount due. The Group could, however, be unsuccessful in its efforts. The Group could also need to make concessions to the creditors that will be more costly to the Group than the benefit received.

  Attempt to renegotiate the terms of the Group’s bank settlement agreements. If successful, this would not increase our operating cash flow but would increase the availability of that operating cash flow to be used for capital investment. The efforsts could, of course, be unsuccessful.

In addition the Group is seeking additional bank financing although there is a substantial risk that this financing will not be obtainable and mihgt be very costly if available.. Also management believes that over the next year it will be able, if necessary, to conserve cash through a combination of further delaying the payment of its liabilities, speeding-up the collections of its accounts receivable, and not replacing all of the inventory sold.

Principles of consolidation

These consolidated financial statements include Sunset Suits Holdings, Inc., and its wholly owned direct or indirect subsidiaries Sunset Suits Holdings, Inc. including, Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania. SIA Sunset Riga was not owned by Sunset Suits Holdings until January 22, 2009, Bohemia s.r.o. was not owned by Sunset Suits Holdings until July 9, OU Posnania was was not owned by Sunset Suits Holdings until July 10, 2009 and UAB Sunset Suits Vilnius was was not owned by Sunset Suits Holdings until August 25, 2009. Prior to that dates all of these entities were solely owned by Mr. Miroslaw Kranik and hence they were under common control with Sunset Suits Holdings, Inc.. Consistent with the provisions of FAS 141(R) par. 2, FAS 141(R) (now ASC 805-10-15-15-4) does not apply to transfer of net assets or exchanges of shares between entities under common control. However paragraphs D8–D14 of Appendix D of FAS 141(R) (now within FASB ASC 805—50) provide detailed guidance on consolidation. Since the transfer of net assets from Sunset Suits Men's Fashion - Moda Meska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of reporting entity; in practice the accounting method used for consolidation is similar to the pooling of interest method. The accounts of all entities are included as if they had always been consolidated. This method has been applied also to consolidation of Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania for the nine months ended September 30, 2009 and comparative periods of nine months ended September 30, 2008 and twelve months ended December 31, 2008. The recorded assets and liabilities of separate entities are consolidated in the financial statements. The financial statements of the Group are therefore called consolidated financial statements.

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations established in Poland (“Polish GAAP”), Czech Republic (“Czech GAAP”), Lithuania (“Lithuanian GAAP”), Latvia (“Latvian GAAP”) and Estonia (“Estonian GAAP”). The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania to present them in conformity with US GAAP. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

2. SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. None of Sunset Suits Holding, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania have any off-balance-sheet credit exposure to its customers.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group's cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

The exact historical cost of buildings, machinery and equipment and leasehold improvements acquired prior to 2006, substantially all of which (except leasehold improvements, that were acquired in 2000s) were acquired in the mid to late 1990s, could not be reasonably determined due to a lack of accounting documentation. For buildings and machinery and equipment groups of tangible fixed assets, all of which were acquired in the mid to late 1990s, the historical cost was estimated using, as a starting point, an engineer's estimate of the historical cost of past investment. Management is of the opinion that this valuation is the reasonable estimation of historical cost for these groups of tangible fixed assets. For leasehold improvements, all of which were acquired in 2000s, historical cost was recreated by identifying all bills and invoices related to retail outlets fittings, even if, they were not properly recorded in the accounting system in the past.

Foreign Currency Translation

The Group uses the Polish zloty (PLN) as our functional currency. Transactions in currencies during the year in other than PLN are translated into PLN at the exchange rates as of the specific transaction dates. Monetary assets and liabilities denominated in currencies other than PLN as of the date of the balance sheet are translated into PLN at the exchange rates prevailing as of such date. All transaction differences are recorded in the income statement.

The Group's consolidated financial statements are presented in USD. Foreign currency translation is accounted for in accordance with SFAS No. 52, “Foreign Currency Translation”. Accordingly, all assets and liabilities are translated from PLN to USD at the exchange rates prevailing as of the date of the balance sheet and all income and expenditure items are translated at the average rates for each of the years presented. Gains and losses resulting from foreign currency translation are accumulated as separate components of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank.

Translation of amounts from PLN into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

September 30, 2009
Balance sheet	PLN 2.8852 to US$1.00
Statement of income and comprehensive income	PLN 3.2136 to US$1.00

September 30, 2008
Balance sheet	PLN 2.3708 to US$1.00
Statement of income and comprehensive income	PLN 2.2568 to US$1.00

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

Use of estimates

The preparation of the Group's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3. RECENT CHANGES IN ACCOUNTING STANDARDS

In April 2009, the FASB issued FASB Staff Position No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP”) 107-1 which amended SFAS No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. It also amends Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009, with early application permitted. The adoption of FSP 107-1 did not have a material impact on the Group's consolidated financial statements or results of operations.

In May 2009, the FASB issued SFAS 165 “Subsequent Events”. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS 165 did not have a material impact on the Group's consolidated financial statements or results of operations.

4. RESTATEMENT OF FINANCIAL STATEMENTS

During the nine months ended September 30, 2009, Sunset Suits Holdings Inc. acquired four international entities from Mr. Miroslaw Kranik, our major shareholder. The method for consolidation of this entities is described in paragraphs D8–D14 of Appendix D of FAS 141(R). As a result, the Group retroactively restated the consolidated statement of operations, consolidated balance sheet, consolidated cash flow, consolidated statement of shareholders equity and comprehensive income.

The previously reported amounts (filed on September 21, 2009), adjustments and restated amounts for consolidated statement of operations , consolidated balance sheet, consolidated cash flow, consolidated statement of shareholders equity and comprehensive income as of and for the year ended December 31, 2008 are presented below:

RESTATED
BALANCE SHEET
AS OF DECEMBER 31, 2008

	As reported on
	September 21,	Restatements	Restated
	2009

ASSETS
Current assets:
Cash and equivalents	$1,060	$42	$1,102
Accounts receivable, less allowance for doubtful accounts, none
of allowance recognized as of December 31, 2008 respectively:	4,200	(803)	3,397
Trade receivables from related parties	2,501	(1,082)	1,419
Other	1,699	279	1,978
Inventories	5,069	1,117	6,186
Deferred taxes	502	25	527
Prepaid expenses and other current assets	47	61	108
Total current assets	10,878	442	11,320

Non-current assets
Property and equipment, less accumulated depreciation and amortization	$10,258	$599	$10,857
Other intangible assets, net	2,060	0	2,060
Deposits and other assets	617	319	936
Total non-current assets	12,934	918	13,852

Total assets	$23,813	$1,360	$25,172

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	124	0	124
Current portion of long-term debt	1,394	0	1,394
Accounts payable, including:	3,019	133	3,152
Trade payables from related parties	596	0	596
Other	2,423	133	2,556
Income and other taxes payable	9,064	307	9,371
Accrued employee compensation and benefits	538	87	625
Accrued liabilities and other	84	95	179
Total current liabilities	14,223	622	14,845

Non-current liabilities:
Provisions	57	40	97
Deferred taxes	1,335	0	1,335
Long-term debt	5,929	0	5,929
Long-term tax payable	3,691	0	3,691
Finance lease payable	24	0	24
Total non-current liabilities	11,037	40	11,076

Stockholders equity:
Preferred stock, $0.01 par value, shares authorized:
100,000,000; not issued or outstanding	0	0	0
Common stock, $0.001 par value, shares authorized: 12,499,645	12	0	12
Additional paid-in capital	11,883	0	11,883
Retained earnings (deficit)	(6,410)	1,468	(4,942)
Accumulated other comprehensive income (loss)	(6,932)	(769)	(7,701)
Total stockholders equity	(1,447)	698	(749)

Total liabilities and stockholders' equity	$23,813	$1,360	$25,172

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2008 TO DECEMBER 31, 2008
(SUCCESSOR)

	As reported on
	September 21,	Adjustments	Restated
	2009

Net sales	38,076	3,162	41,238
Cost of goods sold	15,763	(550)	15,213
Gross profit	22,313	3,712	26,025

Operating expenses:
Sales and marketing, including:	14,957	2,966	17,924
expenses from related parties	3,051	0	3,051
other	11,906	2,966	14,872
General and administrative, including:	3,285	701	3,986
expenses from related parties	0	0	0
other	3,285	701	3,986
Total operating expenses	18,243	3,668	21,910
Operating income(loss)	4,071	45	4,115

Gain (loss) on disposal of fixed assets, net	0	(65)	(65)

Interest income	29	2	31
Interest expense	1,015	37	1,052
Gain (loss) on transaction in foreign currency	(522)	85	(437)

Other gain (loss), net	0	0	0
Loss before income taxes	2,564	29	2,592
Income tax provision	(789)	(28)	(817)

Net income (loss)	$1,774	$2	$1,776

Basic net income (loss) per share	$0.18	$0.00	$0.18

Diluted net income (loss) per share	$0.18	$0.00	$0.18

Shares used in computing per share amounts:
Basic	10,019,158	0	10,019,158

Diluted	10,019,158	0	10,019,158

RESTATED
EQUITY AND COMPREHENSIVE INCOME
FOR THE PERIOD FROM JANUARY 1, 2008 TO DECEMBER 31, 2008

	As
	reported
	on
	September
BALANCE AS OF JANUARY 1,2008	21, 2009	Restatements	Restated

Retained earnings (deficit)	(8,184)	1,466	(6,718)
Accumulated other comrehensive income (loss)	(5,971)	(733)	(6,704)
Total stock-holders' equity (deficit)	(13,486)	733	(12,753)

EQUITY MOVEMENTS

Foreign currency translation adjustments	(961)	(36)	(997)
Net income	1,774	2	1,776

BALANCE AS OF DECEMBER 31,2008

Retained earnings (deficit)	(6,410)	1,468	(4,942)
Accumu- lated other comrehensive income (loss)	(6,932)	(769)	(7,701)
Totalstock-holders' equity (deficit)	(1,447)	698	(749)

RESTATED
CASH FLOW STATEMENT
FOR THE PERIOD FROM JANUARY 1, 2008 TO DECEMBER 31, 2008

	As reported on
	September 21,	Adjustments	Restated
	2009

Cash flows from operating activities:
Net income (loss)	$1,774	$2	$1,776
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	893	48	941
Deferred income taxes	(602)	22	(580)
Changes in assets and liabilities:
Accounts receivable	(2,595)	388	(2,207)
Inventories	(1,031)	(559)	(1,590)
Other assets	(312)	(126)	(438)
Accounts payable	(5,784)	470	(5,314)
Other liabilities	374	(89)	284

Net cash (used in) provided by operating activities	(7,283)	155	(7,128)

Cash flows from investing activities:
Purchases of property and equipment	(1,439)	(274)	(1,713)

Net cash (used in) provided by investing activities	(1,439)	(273)	(1,713)

Cash flows from financing activities:
Issuances of common stock	11,225		11,225
Principal payments under capital lease	(151)	(31)	(182)
Proceeds from long term debt	0	33	33
Repayments of borrowings	(2,225)	(10)	(2,235)

Net cash provided by financing activities	8,849	(8)	8,841

Effect of exchange rate changes on cash and equivalents	5	71	76

Net change in cash and equivalents during period	132	(56)	76

Cash and equivalents, beginning of period	928	98	1,026

Cash and equivalents, end of period	$1,060	$42	$1,102

5. ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	September 30,	December 31,
	2009	2008
	unaudited	restated
Related party trade receivables	$2,281	$1,419
Other trade receivables	1,106	1,978

	$3,387	$3,397

All amounts in the above table are presented net of bad debt allowance. As of September 30, 2009 and as of December 31, 2008 there was no allowance for doubtful debts recorded.

Accounts Receivable pledged to banks - At September 30, 2009 and December 31, 2008, all trade receivables amounting to $3,387 thousand and $ 3,397 thousand, respectively, were pledged to banks pursuant to loan agreements.

6. INVENTORIES

Inventories are summarized as follows:

	September 30,	December 31,
	2009	2008
	unaudited	restated
Finished goods	$816	$84
Work-in-process	133	172
Raw materials	1,299	980
Merchandise	4,662	4,950

	$6,910	$6,186

Finished goods are manufactured products stored on the main warehouse. Merchandise are manufactured products ready to sale stored in retail stores.

All amounts in the above table are presented net of any slow moving or obsolete inventory allowance. As of September 30, 2009 and as of December 31, 2008 there were neither any allowance for slow moving nor obsolete inventory recorded.

Inventories pledged to banks - At September 30, 2009 and at December 31, 2008, all inventories amounting to $6,910 thousand and $6,186 thousand, respectively, were pledged to banks pursuant to loan agreements.

7. PROPERTY, PLANT AND EQUIPMENT

	September 30,	December 31,	Useful lives
	2009	2008	(years)
	unaudited	restated
Land	$52	$56	N/a
Buildings	5,513	$5,365	40
Leasehold improvements	4,766	$3,648	5 - 10
Machinery and equipment	7,406	$7,220	3 - 20
Vehicles	200	$101	3 - 5
Construction in progress	959	$718	-
Gross	18,964	17,109

Less: accumulated depreciation and amortization	7,149	$6,252

Net	$11,816	$10,857

$14,793 thousand (PLN 42,680 thousand) and $14,410 thousand (PLN 42,680 thousand) of historical costs at September 30, 2009 and December 31, 2008, respectively, are presented as described in Property, Plant, Equipment and Depreciation and Amortization Note included in the Buildings, leasehold improvements and machinery and equipment costs shown above.

Included in the group of vehicles and machinery and equipment of property, plant and equipment are capitalized leases amounting to $244 thousand and $180 thousand (net book value) as of September 30, 2009 and December 31, 2008, respectively.

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) was $648 thousand and $669 thousand for the nine months period ended September 30, 2009 and September 30, 2008, respectively. At September 30, 2009 and December 31, 2008, we had no outstanding commitments relating to the construction or remodeling of retail store locations. At September 30, 2009, we had of approximately $126 thousand in outstanding commitments relating to the design and implementation of new computer software systems. During the first nine months of the year 2009 and nine months of the year 2008 we did not capitalize any interest as part of the cost of major capital projects.

Property Plant and Equipment pledged to banks - At September 30, 2009 and at December 31, 2008, all property plant and equipment amounting to $11,061 thousand and $ 10,258 thousand, respectively, were pledged to banks pursuant to loan agreements.

8. OTHER INTANGIBLE ASSETS

Trademark is an indefinite lived intangible asset that represents the cost of acquired brand registered for the name of Sunset Suits S.A.. The trademark has been registered since 1994 by Men's Fashion. In 2007 the legal right to trademark was transferred from Men's Fashion to Sunset Suits S.A. according to a transfer agreement of an in-kind contribution, including the trademark, concluded in February 2007.

The Group also possesses intangible assets such as technology and know-how created by the company that management believes have substantial value but have no identified historical cost and consequently cannot be recognized under United States generally accepted accounting principles which limits amounts recognized to historical cost.

The carrying value of the trademark, which has no determinable life, constitutes its historical cost of acquisition. Management believes that its current fair value is well in excess of this amount. Management believes that the Group has other intangibles assets such as technology and know-how that have significant value although not recognized under US GAAP.

Management performs an annual impairment test for trademark. The Group performs tests for impairment in the fourth quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability. As a result of the 2008 impairment analysis, the Group did not determine any intangible assets impairment. Accordingly, the Group did not record an impairment.

	September 30,			December 31,
		2009			2008
		unaudited
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Existing technology	$0	$0	$0	$0	$0	$0
Trademark	$2,114	$0	2,114	2,060	0	2,060
Know-how	$0	$0	0	0	0	0

	$2,114	$0	$2,114	$2,060	$0	$2,060

We did not recognize amortization expense for intangible assets for nine months period ended September 30, 2009 and December 31, 2008, respectively. Amortization expense for intangible assets for each of the years in the five-year period ending December 31, 2014 is estimated to be nil.

Intangible assets pledged to banks - At September 30, 2009 and December 31, 2008, the trademark carrying value amounting to $2,114 thousand and 2,060 thousand, respectively, was pledged to banks pursuant to loan agreements.

Our trademark is part of our operation whose functional currency is PLN. Its historical cost is denominated in PLN. The $54 thousand increase in our trademark is a result of PLN/USD foreign exchange rate change between December 31, 2008 and September 30, 2009.

9. ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	September 30,	December 31,
	2009	2008
	unaudited	restated
Related party trade payables	$0	$596
Other trade payables	5,427	2,556

	$5,427	$3,152

10. INCOME AND OTHER TAX PAYABLES

Income and other tax payables consist of the following:

	September 30,	December 31,
	2009	2008
	unaudited	restated
Corporate income tax payable	$1,301	$1,147
Personal income tax payable	830	719
Value added tax payable	5,101	4,536
Social security tax payable	8,104	6,660

	$15,336	$13,063

Less: Settled in long term	8,671	3,691

	$6,666	$9,371

Personal income tax in Poland in the years 2008 and 2009 was charged at 18 and 32% of the assessable personal income. Employee part of social security tax in Poland is charged at approx. 19% on the employee salaries. Personal income tax in Czech Republic, Lithuania, Latvia and Estonia was charged at 15%, 20%, 23% and 21% of the assessable personal income respectively.

Overdue Tax Payable

At September 30, 2009, corporate income tax payable amounting to $1,301 thousand, was overdue. At September 30, 2009 and at December 31, 2008, personal income tax payables amounting to $755 thousand and $484 thousand, respectively, were overdue. At September 30, 2009 and December 31, 2008, value added tax payables amounting to $4,916 thousand and $3,966 thousands were overdue. There is a signed settlement with Polish tax authorities according to which overdue personal income tax payable and value added tax payable amounting to $3,924 thosuand in total is due in the years 2009 – 2010.

On November 4, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Sunset Suits S.A. amounting to $1,179 thousand. According to a decision Sunset Suits S.A. is obliged to pay delinquent tax obligations up to November 2010 with balloon payment amounting to $999 thousand on November 2, 2010.

On November 9, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Fashion Service Sp. z o. o. amounting to $1,307 thousand. According to a decision Fashion Service is obliged to pay delinquent tax obligations up to November 2010 with balloon payment amounting to $1,163 thousand on November 15, 2010.

At September 30, 2009 and at December 31, 2008, social security tax payables amounting to $7,750 thousand and $5,914 thousand, respectively, were overdue. In 2009 management submitted a final application for a settlement with the Polish social security authority enclosing a proposed overdue social security tax payable schedule according to which overdue social security tax payable is due in the years 2009 – 2016. On June 10, 2009 Fashion Service entered into a deferment agreement with the social security authority with respect to the deferment of all delinquent social security obligations. As of September 30, 2009 the settlement with social security authority includes an agreed schedule of payment for past overdue social security tax payable amounting to $4,520 for overdue social security premium, $1,866 for overdue interest accrued, $1,344 for deferment fee (accounted for as additional interest accruing over the term of the deferment) and $10 for enforcement procedures costs.

11. INCOME TAXES

Corporate income tax in Poland is charged at 19% of the assessable profit. Corporate income tax in Czech Republic, Lithuania, Latvia and Estonia is charged at 15%, 20%, 23% and 21% of the assessable profit respectively. Members of the Group that are incorporated in Poland are subject to Polish corporate income tax at the applicable tax rates on the taxable income as reported in their Polish statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Members of the Group that are incorporated in Czech Republic, Lithuania, Latvia and Estonia are subject to Czech Republic, Lithuanian, Latvian and Estonian corporate income tax at the applicable tax rates on the taxable income as reported in their Czech Republic, Lithuanian, Latvian and Estonian statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The following summarizes the provision for income taxes and a summary of the significant components of the Group's deferred tax assets and liabilities:

	September 30,	December 31,
Corporate Income Tax:	2009	2008
	unaudited	restated
Current	$376	$(1 385)
Deferred	271	568
	647	(817)

Deferred tax assets (liabilities):
Nondeductible accruals and allowances	$44	$26
Depreciation	(1 309)	(1 335)
Loss and credit carry forwards	0	183
Deferred compensation	527	318
Other (net)	202	0
Net deferred tax asset (liability)	(537)	(808)

Included in:
Current assets	$760	$527
Noncurrent assets	13	0
Current liabilities	5	0
Noncurrent liabilities	1 304	1 335
Net deferred tax asset (liability)	(536)	(808)

A deferred tax liability is recognized primarily on our fixed assets that has been already amortized for tax purposes but are being depreciated for accounting purposes.

For the nine months period ended September 30, 2009 a current income tax amounting to $376 thousand is recorded as a accrued tax asset arising from the taxable losses for the first nine months of 2009. It is expected to be recovered as an offset to income tax liaiblites eventually expected to be due 2009. This current tax asset is included in prepaid expenses and other current assets on the the balance sheet as of September 30, 2009.

A deferred tax asset is recognized primarily on deferred compensation. In addition, the company has recognized current income tax benefits for the losses incurred in the nine months ended September 30, 2009 and 2008. The 2008 losses were expected to be used to offset taxable income later in 2008 and they did in fact do so. Management estimates that the effective tax rate for 2009 will amount to approximately 25%. Management is of the opinion that a deferred tax asset is fully recoverable and that the losses incurred in the nine months ended September 30, 2009 will be fully utilized to offset taxable income to be generated later in the year as the positive financial results will be generated throughout the year and during the next fiscal years.

12. FINANCIAL INSTRUMENTS

At September 30, 2009 and December 31, 2008, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. The fair value of long-term debt approximated its carrying value because of the variable rate interest rates of the debt.

As a result of the Group's credit facilities, the Group is exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. The Group does not use derivative financial instruments to minimize the risks and or costs associated with such risks.

The Group provides cash deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. The majority of the deposits are returned in nominal amount with no interest accounted, according to lease agreements. The nominal value of the deposits amounted to $1,661 thousand and $633 thousand, respectively, as of September 30, 2009 and December 31, 2008. The assets are recoverable in the period more than one year. Therefore the Group recorded the deposits at the present value of eventual repayment resulting in amortization of deposits amounting to $83 thousand and $65 thousand, for the years ended September 30, 2009 and December 31, 2008, respectively.

13. LONG-TERM DEBT

Long-term debt consists of the following:

	September 30,	December 31,
	2009	2008
	unaudited
Secured Notes due 2013, net of unamortized discount, in USD (BGZ) with interest at LIBOR+2.5% p.a.	$3,748	$3,832
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	91	101
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	729	411
Secured Notes due 2013, net of unamortized discount, in PLN (BGZ) with interest at WIBOR+1.5% p.a.	372	771
Secured Notes due 2012, net of unamortized discount, in PLN (BWE) with interest at WIBOR+3.0% p.a.	1,036	1,106
Secured Notes due 2011, net of unamortized discount, in PLN (Bank Slaski) with interest at WIBOR+2.0% p.a.*	886	1,104
	6,862	7,324

Less: current portion	1,780	1,394

	5,081	$5,929

As of September 30, 2009 current period accrued interest included in the balance above amounts to $22 thousand. The above amount also includes interest accrued during the period 2005 through 2007 whose payment has been deferred until 2013 by agreement with the lenders.

Long-term debt maturities for each of the next five years, including the interest accrued as of September 30, 2009, are $370 thousand in the remainder 2009, $1,249 thousand in 2010, $1,288 thousand in 2011, $2,037 thousand in 2012 and $1,917 thousand in 2013. All of our notes contain certain covenants, including, among others, restrictions on liens and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt was 5.22% and 6.48% at September 30, 2009 and December 31, 2008, respectively.

All loans are secured by the Company's assets.

LIBOR is the basis for variable interest rate for credits denominated in USD defined as the London Inter Bank Offer Rate. WIBOR is the basis for variable interest rate for credits denominated in PLN defined as the Warsaw Inter Bank Offer Rate.

14. EMPLOYEE BENEFITS

Sunset Suits S.A. and Fashion Service Sp. z o. o. both contribute to a pension scheme organized by the Polish government in respect of their employees in Poland on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Bohemia, Sunset Suits Vilnius, Sunset Riga and OU Posnania contribute to a pension scheme organized by the Czech, Lithuanian, Latvian and Estonian government in respect of their employees employed in Czech Republic, Lithuania, Latvia and Estonia respectively, on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Other than the above, neither Sunset Suits Group member provides any other post-retirement or post-employment benefits.

The Group incurred expenditures relating to employee benefits amounting to $1,035 thousand, $1,825 and $2,143 thousand for the nine months period ended September 30, 2009, September 30, 2008 and twelve months period ended December 31, 2008 respectively.

15. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Members of the Group have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Group's ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group's financial position or results of operations.

Trouble Debt Restructuring

Predecessors or affiliates of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interests might be claimed by financial institutions. Total interest suspended amounted to $ 3,148 thousand at September 30, 2009 and it is not accrued in this financial statements. This suspended interest can be claimed by financial institutions should we fail to pay interest on bank loans in a timely manner. Management is of the opinion that the risk of breaching the bank settlement agreements is low.

Operating Leases

In the normal course of business, the Group rents retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable Group member's discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 5 to 10 years. As of September 30, 2009 there were rent agreements that lasted for the periods from 3 months up to 10 years. Following table presents the future minimum rental payments as of the date of the latest balance sheet presented:

	September 30,	September 30,	September 30,	September 30,	September 30,
Nine months ended	2010	2011	2012	2013	2014	Total

Future minimum rental payments	$6,003	$5,143	$3,518	$2,338	$1,188	$20,062

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements (including occupancy costs) were $5,401 $6,124 thousand and $7,979 thousand for the nine and twelve months period ended September 30, 2009, September 30, 2008 and December 31, 2008, respectively. Approximately 75% (in money terms) of lease agreements are denominated in foreign currencies – U.S. dollars and Euro. These two foreign currencies are commonly used in Poland in rentals of retail outlets agreements.

Obligations under material contracts

On November 27, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with LST Sp. z o. o. (“LST”). Under this agreement LST acts as the IT integrator in the process of implementation of the new software in Sunset Suits S.A. – an integrated retail store sales register system. The contract fee is fixed and amounts to $140 thousand approximately. The majority of the work will be performed in 2009. As of September 30, 2009 approximately 90% of the total estimated cost have been incurred.

On August 1, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with Ernst&Young Advisory Sp. z o. o. (“Ernst&Young”). Under this agreement Ernst&Young acts as the advisor in the process of re-design and implementation of Sunset Suits Holdings Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o. internal control systems, in order to make them compliant with Section 404 of Sarbanes Oxley Act of 2002. The contract fee is based upon total working hours. Management estimates that the overall budget for this arrangement will not exceed $150 thousand. The majority of the work will be performed in 2009 and 2010. As of September 30, 2009 approximately 35% of the total estimated cost have been incurred.

On August 31, 2008 Sunset Suits S.A., concluded a settlement with Mr. Donald Chodak, the Chairman of our Board of Directors. Under this settlement, Mr. Donald Chodak is compensated for professional services in connection with the negotiation of the Make Good Agreement and the raising of funds for the Company. The fee is contingent upon the successful outcome of Mr. Chodak's undertakings. According to this agreement, Mr. Chodak was entitled to a fee amounting to $360 thousand for the year ended December 31, 2008, which was associated with the successful consummation of the private placement in May 2008. Presently, Mr. Chodak is not entitled to any other compensation, unless a new financing is consummated or a make good agreement is successfully negotiated. However, pursuant to the settlement, in 2009, Mr. Donald Chodak received a deposit amounting to $93 thousand in connection with future services to be rendered to the Company. If the negotiation process of a make good agreement is successful, Mr. Donald Chodak will be entitled to an additional fee of $210 thousand (including the realization of the prepayment).

16. SHAREHOLDERS' EQUITY

Common Stock

The Board of Directors has authorized 12,499,645 of ordinary shares at $0.001 PAR value. At May 21, 2008 Sunset Suits Holdings acquired 6,121,250 ordinary shares of Sunset Suits in a share exchange transaction. The number of shares of the Company issued prior to the reverse takeover has been restated to reflect the reverse takeover transaction. As the result of the reverse takeover transaction a total number of 1,250,178 ordinary shares were recapitalized. Following the acquisition of sunset Suits, Sunset Suits Holdings issued 5,128,217 ordinary shares in a private placement transaction. The computation of loss per share was also affected by this transaction for all years presented. All shares were issued at that dates.

Reverse takeover transaction

Immediately following the acquisition of Sunset Suits S.A., we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16,000 thousand in gross proceeds, which left us with $11,225 thousand in net proceeds after the deduction of offering expenses in the amount of approximately $4,775 thousand. As part of the private placement, Mr. Kranik placed 1,514,006 of his shares is escrow to be returned to him if a certain earnings goal was not met n 2008 and to be given to the private placement investors if they were not. The goal was not met and the shares were transferred to the investors in June 2009. Following the distribution to the investors Mr. Kranik owned 4,495,161 shares of our common sotck as of September 30, 2009 which was approximately 36% of the shares outstanding.

Intenrational entities acquisition

Included in total stockholders equity are the net assets of Bohemia s.r.o., UAB Sunset Vilnius, SIA Sunset Riga and OU Posnania amounting to $698 thousand as of December 31, 2008. This capital contribution is a result of acquisition of Bohemia s.r.o., UAB Sunset Vilnius, SIA Sunset Riga and OU Posnania –entities that had been under common control with the Company as it was wholly owned by Mr. Miroslaw Kranik the Company's CEO, Cahirman and major shareholder. According to the provisions of Appendix D of FAS 141(R) paragraphs D8–D14 (now within FASB ASC 805—50) the transfer of net assets or exchanges of shares between entities under common control resulted in the accounting method used for consolidation similar to the pooling of interest method.

17. EARNINGS PER SHARE

During 2008, the nine months ended September 30, 2008 and the nine months ended September 30, 2009, the Group did not have any potentially dilutive instruments outstanding.

18. SHIPPING AND HANDLING COST

Summarized below are shipping and handling costs related to delivery of finished goods included in selling expenses:

	September 30,	September 30,	December 31,
	2009	2008	2008
	unaudited	unaudited
Shipping and handling cost	$232	$205	$273
	$232	$205	$273

19. ADVERTISING EXPENSES

Summarized below are advertising and marketing expenses included in selling expenses:

	September 30,	September 30,	December 31,
	2009	2008
	unaudited	unaudited	2008
	restated	restated	restated
Advertising and marketing expenses	$268	$287	$388
	$268	$287	$388

20. BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the Group's management organizes the components of the Group's business for purposes of allocating resources and assessing performance. The Group's operations are comprised of two reportable segments: production and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group's own retail locations. The production segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Group's stores. The Group defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Group's revenues, income and total assets by reportable segments.

			Eliminations
	Production	Retail	& other	Consolidated
For the nine months period ended September 30, 2009 (unaudited):
Revenue	$7,943	$20,011	$(7,350)	$20,604
Revenue from consolidated related parties	7.350	0	(7,350)	0
Revenue from third parties	593	20,011	0	20,604
Gross profit	940	12,069	25	13,034
Operating expense	1,273	13,027	0	14,301
Operating income (loss)	(333)	(958)	25	(1,267)

For the nine months period ended September 30, 2008 (unaudited):
Revenue	$15,931	$30,253	$(14,949)	$31,235
Revenue from consolidated related parties	14,949	0	(14,949)	0
Revenue from third parties	982	30,253	0	31,235
Gross profit	2,934	15,549	(413)	18,070
Operating expense	1,448	15,940	0	17,388
Operating income (loss)	1,487	(392)	(413)	682

For the year ended December 31, 2008 (restated):
Revenue	$21,812	$38,577	$(19,151)	$41,238
Revenue from consolidated related parties	19,151	0	(19,151)	0
Revenue from third parties	2,661	38,577	0	41,238
Gross profit	4,439	21,634	(48)	26,025
Operating expense	1,941	19,970		21,910
Operating income (loss)	2,498	1,665	(48)	4,115

Total Assets Information

The Group's segment total assets are analyzed as follows:

	September 30,	December 31,
	2009	2008
	unaudited	restated
Production	$16,424	$15,375
Retail	22,399	17,907
Elimination&Other	(11,213)	(8,110)
Total assets	$27,610	$25,172

Geographical Information

The Group's sales by geographic destination are analyzed as follows:

	Nine Months Ended	Nine Months Ended	Twelve Months Ended
	September 30,	September 30,	December 31,
	2009	2008	2008
	unaudited	unaudited	reststed
Poland	$18,522	$28,431	$35,037
Other	2,082	$2,805	6,201

	$20,604	$31,235	$41,238

21. RELATED PARTY TRANSACTIONS

The Group reported related party transactions with Mr. Miroslaw Kranik our major shareholder and Chief Executive Officer. The Group also reported transactions with Donald Chodak – our Chairman of the Board of Directors.

Following tables disclose the Group's related party transactions:

Receivables to related party	Nine Months Ended	Twelve Months Ended
	September 30,	December 31,
	2009	2008
	unaudited	restated
Miroslaw Kranik	$2,188	$1,419
Donald Chodak	93	0

Total	$2,281	$1,419

The presented above receivables from Mr. Miroslaw Kranik is mainly an effect of transactions resulting from prepayments for retail outlets construction.

The presented above receivable from Mr. Donald Chodak is a prepaid expenditure related with planned issuance of debt.

Expenditures to related party	Nine Months Ended	Nine Months Ended	Twelve Months Ended
	September 30,	September 30,	December 31,
	2009	2008	2008
	unaudited	unaudited
Miroslaw Kranik, including:	$1,576	$4,466	$5,956
Inventories		441	694
Property and equipment	641	1,344	2,211
Materials & services	934	2,681	3,051

Total	$1,576	$4,466	$5,956

The presented above expenditures to related party results from purchases of services and furniture and fixtures from Miroslaw Kranik's Men's Fashion sole proprietorship.

In the year 2008 the Group incurred expenditures related with common share issue amounting to $360 thousand to Mr. Donald Chodak, our Chairman of the Board of Directors. These expenditures reduced the net proceeds from private placement and were fully settled as of December 31, 2008.

Payables to related party	Nine Months Ended	Twelve Months Ended
	September 30,	December 31,
	2009	2008
	unaudited
Miroslaw Kranik	$0	$596

Total	$0	$596

The presented above payables to related party is an effect of transactions with Miroslaw Kranik's Men's Fashion sole proprietorship.

As a result of the reverse merger transaction described in the Note 15, Mr. Miroslaw Kranik acquired 6,070,340 of common stock of Sunset Suits Holdings, Inc.. On November 17, 2008 Mr. Miroslaw Kranik acquired additional 50,000 of common stock of Sunset Suits Holdings, Inc.. On January 23, 2009 Mr. Kranik acquired 102,600 common shares of Sunset Suits Holdings Inc.. On February 24, 2009 Mr. Kranik sold 250,000 common shares of Sunset Suits Holdings Inc.. In August 2009 Mr. Kranik transferred 1,477,779 common shares to other shareholders as the result of realization of Make Good Agreement. At September 30, 2009 Mr. Miroslaw Kranik owed 35.96% of the share equity of Sunset Suits Holdings, Inc..

22. SUBSEQUENT EVENTS

Management has evaluated, for potential recognition and disclousure, events subsequent to the date of the balance sheet through November 12, 2009, the date the financial statements were available to be issued.

On November 4, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Sunset Suits S.A. amounting to $1,179 thousand. According to a decision Sunset Suits S.A. is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $999 thousand on November 2, 2010.

On November 9, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Fashion Service Sp. z o. o. amounting to $1,307 thousand. According to a decision Fashion Service is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $1,163 thousand on November 15, 2010.

Beside that there were no material subsequent events since the date the financial statements.

Poznan, November 12, 2009

Miroslaw Kranik
Chief Executive Officer
Sunset Suits Holdings, Inc.

SUNSET SUITS HOLDINGS, INC.

US GAAP Consolidated Financial Statements

For the year ended 31 December 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Supervisory Board of Sunset Suits Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Sunset Suits Holdings, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2008. These financiai statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financiai statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunset Suits Holdings Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note N0.4 to the accompanying consolidated financial statements as of December 31, 2008 and 2007, the consolidated financial statements as of December 31, 2008 and December 31, 2007 have been restated to correct a misstatement and due to acquisition of entities under common control.

/s/ BDO Sp.z.o.o.
BDO Sp. z o.o.
ul. Postępu 12, 02-765 Warsaw, Poland Registration No. 3355

Poznań , Poland
November 12, 2009

Sunset Suits Holdings, Inc.
Consolidated Balance Sheets
(All amounts in thousands except per share data)

Balance Sheet as of the end of	December 31,	December 31,
	2008	2007
	restated	restated
ASSETS
Current assets:
Cash and equivalents	$1,102	$1,025
Accounts receivable, less allowance for doubtful accounts, none of allowance recognized as
of September 30, 2009 and December 31, 2008 respectively, including:	3,397	2,387
Trade receivables from related parties	1,419	2,169
Other	1,978	218
Inventories	6,186	5,790
Deferred taxes	527	169
Prepaid expenses and other current assets	108	141
Total current assets	11,320	9,512

Non-current assets
Property and equipment, less accumulated depreciation and amortization	10,857	12,439
Other intangible assets	2,060	2,505
Deferred taxes	0	0
Deposits and other assets	936	669
Long term investments	0
Total non-current assets	13,852	15,614

Total assets	$25,172	$25,126

See accompanying notes to consolidated financial statement.

Sunset Suits Holdings, Inc.
Consolidated Statement of Operations
(All amounts in thousands except per share data)

	December	December
Balance Sheet as of the end of	31,	31,
	2008	2007
	restated	restated

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	124	$0
Current portion of long-term debt	1,394	763
Accounts payable, including:	3,152	9,814
Trade payables from related parties	596	2,805
Other	2,556	7,009
Income and other taxes payable	9,371	16,189
Accrued employee compensation and benefits	625	306
Deferred taxes	0
Accrued liabilities and other	179	78
Total current liabilities	14,845	27,151

Non-current liabilities:
Provisions	97	244
Deferred taxes	1,335	1,725
Long-term debt	5,929	8,759
Long-term tax payable	3,691	0
Finance lease payable	24	0
Total non-current liabilities	11,076	10,728

Stockholders equity:
Preferred stock - none issued	0	0
Common stock, $0.001 par value, shares authorized: 12,499,645	12	155
Additional paid-in capital	11,883	515
Net income (loss)	1,776	2,241
Retained earnings (deficit)	(6,718)	(8,959)
Accumulated other comprehensive income (loss)	(7,701)	(6,704)
Total stockholders equity	(749)	(12,752)

Total liabilities and stockholders' equity	$25,172	$25,126

See accompanying notes to consolidated financial statements.

Sunset Suits Holdings, Inc.
Consolidated Statement of Operations
(All amounts in thousands except per share data)

Statement of Operations for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2007
	restated	restated
Net sales, retail shops	$38,577	$34,416
Net sales, wholsale	2,661	1,847
Net sales	41,238	36,263
Cost of goods sold	15,213	15,356
Gross profit	26,025	20,908

Operating expenses:
Sales and marketing, including:	17,924	14,652
expenses from related parties	3,051	1,791
other	14,873	12,861
General and administrative, including:	3,986	3,148
expenses from related parties	0	0
other	3,986	3,148
Total operating expenses	21,910	17,799
Operating income(loss)	4,115	3,108

Gain (loss) on disposal of fixed assets, net	(65)	10
Interest income	31	192
Interest expense	1,052	705
Gain (loss) on transaction in foreign currency	(437)	(59)

Other gain (loss), net	0	208
Loss before income taxes and minority interest	2,592	2,754
Income tax provision	(817)	(513)

Net income (loss)	$1,776	$2,241

Basic net income (loss) per share	$0.18	$0.38

Diluted net income (loss) per share	$0.18	$0.38

Shares used in computing per share amounts:
Basic	10,019,158	$5,840,693

Diluted	10,019,158	$5,840,693

See accompanying notes to consolidated financial statements.

Sunset Suits Holdings, Inc.
Consolidated Statements of Stockholders' Equity
(All amounts in thousands except per share data)
Equity and Comprehensive income

	Common stock

	Number of		Additional	Retained	Accumulated other	Total stockholders'
	common		paid-in	earnings	comprehensive	equity
	shares outstanding	Amount	capital	(deficit)	income (loss)	(deficit)

Balance, December 31, 2006 (restated)	2,754,563	$70	$0	$(8,959)	$(3,339)	$(12,229)

Year ended December 31, 2007:
Comprehensive income:
Net income				$2,241		$2,241
Foreign currency translation adjustments					$(3,365)	$(3,365)
Total comprehensive income		$0	$0	$2,241	$(3,365)	$(1,124)

Issuance of stock	3,366,687	$85				$85
Hypothetical tax			$515			$515
Balance, December 31, 2007 (restated)	6,121,250	$155	$515	$(6,718)	$(6,704)	$(12,753)

Year ended December 31, 2008:
Comprehensive income:
Net income				$1,776		$1,776
Foreign currency translation adjustments					$(997)	$(997)
Total comprehensive income (loss)				$1,776	$(997)	$779

Issuance of stock	5,128,217	$5	$11,220			$11,225
Recapitalization transaction ("reverse merger")	1,250,178	$(148)	$148			$0
Balance, December 31, 2008 (restated)	12,499,645	$12	$11,883	$(4,942)	$(7,701)	$(749)

See accompanying notes to consolidated financial statements.

Sunset Suits Holdings, Inc.
Consolidated Cash Flow
(All amounts in thousands except per share data)

Cash Flow for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2007
	restated	restated
Cash flows from operating activities:
Net income (loss)	$1,776	$2,241
Depreciation and amortization	941	950
Stock-based compensation charges	0	18
Loss (gain) on property and equipment disposals	0
Gain on investments, net	0	0
Minority interest in income of consolidated joint venture	0	0
Deferred income taxes	(580)	(50)
Changes in assets and liabilities:
Accounts receivable	(2,207)	(2,617)
Inventories	(1,590)	541
Other assets	(438)	1,592
Accounts payable	(5,314)	3,811
Other liabilities	284	(3,131)

Net cash (used in) provided by operating activities	(7,128)	3,356

Cash flows from investing activities:
Purchases of property and equipment	(1,713)	(1,648)
Proceeds from sale of property and equipment	0

Net cash (used in) provided by investing activities	(1,713)	(1,648)

Cash flows from financing activities:
Issuances of common stock	11,225	155
Principal payments under capital lease	(182)	(21)
Proceeds from long term debt	33	0
Repayments of borrowings	(2,235)	(1,061)

Net cash provided by financing activities	$8,841	(926)

Effect of exchange rate changes on cash and equivalents	76	101

Net change in cash and equivalents during period	75	883

Cash and equivalents, beginning of period	1,026	142

Cash and equivalents, end of period	$1,102	$1,025

See accompanying notes to consolidated financial statements.

1. ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

Sunset Suits Holdings, Inc.

Sunset Suits Holdings, Inc. (“Sunset Suits Holdings”) is a corporation incorporated in accordance with the Laws of Nevada, United States of America. Its former business name was SMSA III Acquisition Corp. Through the reverse merger transaction dated May 21, 2008, SMSA III Acquisition Corp. acquired all shares of Sunset Suits S.A., by which it took a legal control over Sunset Suits S.A., and changed its business name to Sunset Suits Holdings, Inc. In the result of the reverse merger transaction, Mr. Miroslaw Kranik became an owner of 49% of share equity of Sunset Suits Holdings, Inc..

Sunset Suits SA.

Sunset Suits S.A. (“Sunset Suits”) is a company incorporated in Poland in July 2006 in accordance with the Laws of Republic of Poland by a sole shareholder, Bartosz Kranik, through a money contribution. In February 2007 Miroslaw Kranik contributed to Sunset Suits a part of its sole proprietorship consisting of assets of the retail sale segment of Men's Fashion. Currently Sunset Suits S.A. is wholly owned by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada. Sunset Suits S.A. is currently engaged in the sale and marketing of a broad range of men's collection suits, coats, trousers, shirts, ties and suit accessories. Sunset Suits S.A. sells products through a broad array of distribution channels in Poland. It operates its own network of retail and factory outlet stores. The activities of Sunset Suits S.A. are principally conducted in Poland. For accounting purposes the predecessor of Sunset Suits S.A. was a retail segment of Men's Fashion.

Fashion Service Sp. z o. o.

Fashion Service Sp. z o. o. (“Fashion Service”) was incorporated in Poland in November 2007 in accordance with the Laws of Republic of Poland. Fashion Service Sp. z o. o.was created through an in-kind contribution consisting of assets of the manufacturing and wholesale segments of Sunset Suits Men's Fashion Moda Meska. Currently, it is owned solely by Sunset Suits S.A.. Fashion Service Sp. z o. o. designs, manufactures and engages in wholesale sales of a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture and wholesale sales a range of men's ties and suit accessories. All activities of Fashion Service Sp. z o. o. are principally conducted in Poland. For accounting purposes the predecessor for Fashion Service was a production segment of Men's Fashion.

Bohemia s.r.o.

Bohemia s.r.o. (“Bohemia”) is a corporation incorporated in accordance with the Laws of Czech Republic. On July 9, 2009 Bohemia was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Bohemia is owned solely by Sunset Suits Holdings, Inc.. Bohemia sells products through its own network of 10 retail stores in Czech Republic (there were 11 retail outlet stores as of December 31, 2008).

UAB Sunset Suits Vilnius

UAB Sunset Suits Vilnius (“Sunset Suits Vilnius”) is a corporation incorporated in accordance with the Laws of Republic of Lithuania. On August 25, 2009 Bohemia was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Sunset Suits Vilnius is owned solely by Sunset Suits Holdings, Inc.. Sunset Suits Vilnius sells products through its own network of 4 retail stores in Lithuania.

SIA Sunset Riga

SIA Sunset Riga (“Sunset Riga”) is a corporation incorporated in accordance with the Laws of Republic of Latvia. On January 29, 2009 Sunset Riga was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Sunset Riga is owned solely by Sunset Suits Holdings, Inc.. Sunset Riga sells products through its own network of 3 retail stores in Latvia (there were 2 retail outlet stores as of December 31, 2008).

OU Posnania

OU Posnania (“Posnania”) is a corporation incorporated in accordance with the Laws of Republic of Estonia. Posnania was incorporated by Miroslaw Kranik in 2005, our major shareholder. On July 10, 2009 Posnania was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Posnania is owned solely by Sunset Suits Holdings, Inc.. Posnania sells products through its 1 retail store in Estonia.

Sunset Suits Men's Fashion Moda Meska

Sunset Suits Men's Fashion Moda Meska Miroslaw Kranik sole proprietorship (“Men's Fashion”) was formed in 1987 by Mr. Miroslaw Kranik.

Men's Fashion, manufactured and marketed a broad range of men's collection suits, coats, trousers and shirts. It contracted for manufacture of and marketed a range of men's ties and suit accessories. Men's Fashion had been selling branded products through a broad array of distribution channels primarily in Poland. It operated its own network of retail and factory outlet stores. All activities of the Men's Fashion were principally conducted in Poland.

In 2006 Mr. Miroslaw Kranik made a decision to reorganize the legal structure of the business and set up Sunset Suits S.A. primarily for the purpose of transferring the network of retail and factory outlet stores and the trademark “Sunset Suits”. Subsequently a new entity under the name of “Fashion Service Sp. z o. o.” was created in 2007 with the aim of transferring all production facilities and wholesale operations.

Basis for preparation

The consolidated financial statements of Sunset Suits Holdings, Inc. including, Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania (the “Group”) have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Intercompany transactions and intercompany balances have been eliminated. All financial data in the consolidated financial statements is expressed in thousands of US dollars, unless otherwise noted.

The consolidated financial statements include the accounts of Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania for all periods presented.

In the opinion of the management of the Group, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the twelve-month period have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. This is particularly true in the case of the Group due to the seasonal nature of the retail business.

Principles of consolidation

These consolidated financial statements include Sunset Suits Holdings, Inc., and its wholly owned direct or indirect subsidiaries Sunset Suits Holdings, Inc. including, Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania. SIA Sunset Riga was not owned by Sunset Suits Holdings until January 22, 2009, Bohemia s.r.o. was not owned by Sunset Suits Holdings until July 9, OU Posnania was was not owned by Sunset Suits Holdings until July 10, 2009 and UAB Sunset Suits Vilnius was was not owned by Sunset Suits Holdings until August 25, 2009. Prior to that dates all of these entities were solely owned by Mr. Miroslaw Kranik and hence they were under common control with Sunset Suits Holdings, Inc.. Consistent with the provisions of FAS 141(R) par. 2, FAS 141(R) (now ASC 805-10-15-15-4) does not apply to transfer of net assets or exchanges of shares between entities under common control. However paragraphs D8–D14 of Appendix D of FAS 141(R) (now within FASB ASC 805—50) provide detailed guidance on consolidation. Since the transfer of net assets from Sunset Suits Men's Fashion - Moda Meska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of reporting entity; in practice the accounting method used for consolidation is similar to the pooling of interest method. The accounts of all entities are included as if they had always been consolidated. This method has been applied also to consolidation of Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania for the twelve months ended December 31, 2008 and comparative periods of twelve months ended December 31, 2007 and twelve months ended December 31, 2007. The recorded assets and liabilities of separate entities are consolidated in the financial statements. The consolidated financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Group are therefore called consolidated financial statements.

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits Holdings, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations established in Poland (“Polish GAAP”), Czech Republic (“Czech GAAP”), Lithuania (“Lithuanian GAAP”), Latvia (“Latvian GAAP”) and Estonia (“Estonian GAAP”). The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania to present them in conformity with US GAAP. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Group has determined that FIN-46R does not apply to the consolidated financial statements at December 31, 2008.

2. SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. None of Sunset Suits Holding, Inc., Sunset Suits S.A., Fashion Service Sp. z o. o., Bohemia s.r.o., UAB Sunset Suits Vilnius, SIA Sunset Riga and OU Posnania have any off-balance-sheet credit exposure to its customers.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group's cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

The exact historical cost of buildings, machinery and equipment and leasehold improvements acquired prior to 2006, substantially all of which (except leasehold improvements, that were acquired in 2000s) were acquired in the mid to late 1990s, could not be reasonably determined due to a lack of accounting documentation. For buildings and machinery and equipment groups of tangible fixed assets, all of which were acquired in the mid to late 1990s, the historical cost was estimated using, as a starting point, an engineer's estimate of the historical cost of past investment. Management is of the opinion that this valuation is the reasonable estimation of historical cost for these groups of tangible fixed assets. For leasehold improvements, all of which were acquired in 2000s, historical cost was recreated by identifying all bills and invoices related to retail outlets fittings, even if, they were not properly recorded in the accounting system in the past.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the original term of the lease as a reduction of rent expense.

Other Intangibles

Other intangibles represent trademarks and know-how. Management annually tests other intangibles without determinable lives (primarily tradenames and trademarks) for impairment. Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

Foreign Currency Translation

The Group uses the Polish zloty (PLN) as our functional currency. Transactions in currencies during the year in other than PLN are translated into PLN at the exchange rates as of the specific transaction dates. Monetary assets and liabilities denominated in currencies other than PLN as of the date of the balance sheet are translated into PLN at the exchange rates prevailing as of such date. All transaction differences are recorded in the income statement.

The Group's consolidated financial statements are presented in USD. Foreign currency translation is accounted for in accordance with SFAS No. 52, “Foreign Currency Translation”. Accordingly, all assets and liabilities are translated from PLN to USD at the exchange rates prevailing as of the date of the balance sheet and all income and expenditure items are translated at the average rates for each of the years presented. Gains and losses resulting from foreign currency translation are accumulated as separate components of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank.

Translation of amounts from PLN into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

Defined Benefit Plans

Sunset Suits S. A. and Fashion Service Sp. z o. o. contribute to a state pension scheme in respect of their Polish employees according to Polish law. Other than the above, neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. provides any other post-retirement or post-employment benefits.

Treasury Stock

Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings. There were no treasury stock transactions in the presented consolidated financial statements.

Revenue Recognition

The Group recognizes retail revenues when products are delivered and the customer takes ownership and assumes risk of loss. In general retail sales are recognized at the time of a cash receipt register in our retail stores.

The Group recognizes the wholesale revenues when products are shipped and when all risk and rewards are transferred to the customer in accordance with shipping documents, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. According to the current Group policies no sales returns from customers are accepted. According to the current Group contracts there are neither trade discounts nor trade allowances.

The Group is subject to VAT which is levied on the majority of the products of the Group at the rate of 22% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Group in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is the Group's best estimate of the amounts of goods that will be returned from its customers.

Cost of goods sold

Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of our products.

Shipping and handling cost

Shipping and handling costs related to delivery of finished goods are included in selling expenses.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising.

Income Taxes

The Group uses the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated corporate income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

As more fully described in Note 16, for a portion of 2007, Men's Fashion was organized as a sole proprietorship; for Polish income tax purposes its activities were part of the personal income tax filings of Mr. Miroslaw Kranik used in the determination of his personal taxable income. Mr. Miroslaw Kranik's personal income taxes were allocated to Men's Fashion as if it had made separate income tax filings as an incorporated entity. Deferred income taxes for Men's Fashion during that period were recorded at the corporate income tax rate applied to the change in the tax basis of Men's Fashion during the period.

Earnings per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and the conversion of any convertible bonds. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options outstanding were exercised and all convertible bonds have been converted into common stock.

Use of estimates

The preparation of the Group's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3. RECENT CHANGES IN ACCOUNTING STANDARDS

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Group on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Group's consolidated financial statements or results of operations.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008 the FASB provided a one year deferral for the implementation of SFASD No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157 did not have a material impact on the Group's consolidated financial statements or results of operations.

SFAS No. 141, "Business Combinations”

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160, "Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51 ”

In December 2007, the FASB issued SFAS 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2007, we did not have any minority interest transactions.

4. RESTATEMENT OF FINANCIAL STATEMENTS

Error adjusmtnet

On March 23, 2009, management of Sunset Suits Holdings, Inc. concluded that the previously filed combined financial statements of the Group as of and for the year ended December 31, 2007 needed to be restated. Management concluded that the financial statements should have been presented in the form of consolidated financial statements instead of previously filed combined financial statements. The restatement results also from errors in accounting for the tangible and intangible fixed assets. The Group had presented tangible and intangible fixed assets according their estimated fair value in the financial statements for the year ended December 31, 2007 in the previously filed Form S-1 rather than at historical cost which is required by United States generally accepted accounting principles. This caused the net book value of tangible fixed assets to be overstated by $1,121 thousand and the net book value of intangible assets to be overstated by $34,786 thousand. In addition the fixed assets, at the corrected lower values, should have been included in the financial statements for the entire period and not first included at the November, 2007 incorporation of Fashion Service. As a result of this restatement the Group presented tangible fixed assets at their historical cost as described in notes 2 and 6. Subsequent to filing the December 31, 2007 financial statements with Form S-1, the Group adjusted the net book value of tangible fixed assets by $1,121 thousand. In addition to this adjustment the sales and marketing expenses increased by $261 thousand due to higher depreciation recognized. In further addition to this adjustment the operating and investing sections of the statement of cash flows had been amended. Additionally, as described in the Notes 2 and 7, the Group presented intangible assets at their historical cost. Subsequent to filing the December 31, 2007 financial statements with Form S-1, the Group adjusted the net book value of intangible fixed assets by $34,786 thousand. In further addition to this adjustment the operating and investing cash flow statement had been amended.

On May 12, 2008, the Group had received a Social Security decision according to which the debtor (Fashion Service) is legally released from being the primary obligor under the liability, by the creditor (as per paragraph 16(b) SFAS 140). However on grounds of the commercial law Fashion Service is obliged to pay the amount to Mr. Miroslaw Kranik, instead in case when Social Security will claim this liability from Mr. Miroslaw Kranik. This rule was in force as of December 31, 2007. Therefore the December 31, 2007 financial statements have been restated to present the liability as payables to Mr. Miroslaw Kranik balance as at December 31, 2007. Social security tax payable had been decreased by $3,600 thousand, while trade payable to related parties had been increased by $3,600 thousand. In further addition to this adjustment the changes in working capital in operating cash flow statement had been amended.

In previously filed combined financial statements as of December 31, 2007, the Group had presented a result of assuming the control over 10 saloons by Sunset Suits on May 2, 2008. This transaction had been incorrectly presented as if it was a non inter-company transaction. The Group adjusted an error amounting to $502 thousand with corresponding entry to retained earnings. In further addition to this adjustment the operating section of the statement of cash flows had been amended.

Additional minor errors within trade payables as of December 31, 2007, amounting to $241 thousand in total, had been identified. These errors related to the period before January 1, 2007. Management increased trade payables by $241 thousand and decreased retained earnings in the period before January 1, 2007, accordingly. In further addition to this adjustment the operating section of the statement of cash flows had been amended.

Income tax expense absorbed by Mr. Miroslaw Kranik had been presented as tax charge in the 2007 financial statements and the corporate tax liability in the previously filed financial statements filed with the Form S-1. This presentation had not been correct as there is no obligation for the Group to pay this tax liability, although it does represent an appropriate allocation to the Group of tax incurred by Mr. Kranik. Management decided to present a deemed contribution amounting to $515 thousand as additional paid in capital, as further described in the Note 10 to this financial statements. In further addition to this adjustment the operating section of the statement of cash flows had been amended.

During this restatement, the Group identified an error whereby the deferred tax liability on temporary tax difference between tax and accounting basis on tangible fixed assets had not been recognized. This error resulted in an understatement of deferred tax liability by $1,722 thousand. This has been amended accordingly. In addition to this deferred tax liability adjustment, a deferred tax charge in profit and loss decreased by $8 thousand. In further addition to this adjustment the operating section of the statement of cash flows had been amended.

In addition to the above described adjustments, the Group had amended the statement of shareholders equity accordingly.

In further addition to the above adjustment the financing section of the statement of cash flows had been amended.

An additional adjustment was to the reported number of shares outstanding. The December 31, 2007 financial statements previously filed with the Form S-1 had reported 45,000 shares outstanding at December 31, 2006 and 12.024,000 at December 31, 2007. These amounts have been restated to reflect the equivalent Sunset Suits Holdings shares that were received in the reverse merger for the ownership interests outstanding.

The following is the restated consolidated balance sheet as of December 31, 2007, and the restated consolidated statements of operations, shareholders' equity, and cash flows for the period from January 1, 2007 through December 31, 2007 compared to the previously reported amounts:

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007
(SUCCESSOR)

	Originally	Adjustments	As reported on
	Reported		September 21,
			2009
ASSETS

Total current assets	$8,841	$0	$8,841
Non-current assets
Property and equipment, less accumulated depreciation and amortization	13,114	(1,121)	11,993
Other intangible assets, net	37,291	(34,786)	2,505
Total non-current assets	50,794	(35,907)	14,887

Total assets	$59,635	$(35,908)	$23,727

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$5,471	$4,343	$9,814
Income and other taxes payable	19,804	(4,115)	15,689
Total current liabilities	$26,290	$227	$26,517

Non-current liabilities:
Deferred taxes and long-term obligations	$3	$1,722	$1,725
Total non-current liabilities	$8,973	$1,722	$10,695

Stockholders equity:
Common stock, $0.001 par value, shares authorized: 12,499,645
and 6,121,250 respectively; shares issued and outstanding:	$20,031	$(19,876)	$155
12,499,645 and 6,121,250 respectively
Additional paid-in capital	0	515	515
Retained earnings (deficit)	(197)	(7,987)	(8,184)
Accumulated other comprehensive income (loss)	4,538	(10,509)	(5,971)
Total stockholders equity	$24,372	$(37,858)	$(13,486)

Total liabilities and stockholders' equity	$59,635	$(35,908)	$23,727

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

			As reported on
	Originally	Adjustments	September 21,
	Reported		2009

Operating expenses:
Sales and marketing	$11,796	$261	$12,057
Total operating expenses	14,327	261	14,588
Operating income	3,265	(261)	3,004

Income before income taxes and minority interest	2,975	(261)	2,714
Income tax provision	(555)	(8)	(563)
Net income	$2,420	$(269)	$2,151

Basic net income per share	$0.20	$0.17	$0.37

Diluted net income per share	$0.20	$0.17	$0.37

Shares used in computing per share amounts:
Basic	12,024,000	(6,183,307)	5,840,693

RESTATED
ONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

			As reported on
	Originally	Adjustments	September 21,
	Reported		2009

Cash flows from operating activities:
Net income (loss)	$2,420	($ 269)	$2,151

Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	652	261	913
Loss (gain) on property and equipment disposals	308	(308)	0
Deferred income taxes	5	13	18
Changes in assets and liabilities:
Accounts receivable	(2,722)	486	(2,236)
Inventories	1,242	(433)	809
Other assets	(1,333)	2,908	1,575
Accounts payable	383	3,013	3,396
Other liabilities	506	(3,848)	(3,342)

Net cash (used in) provided by operating activities	1,460	1,823	3,283

Cash flows from investing activities:
Purchases of property and equipment	(244)	(1,347)	(1,591)
Proceeds from sale of property and equipment	6	(6)	0

Net cash (used in) provided by investing activities	(238)	(1,353)	(1,591)

Cash flows from financing activities:
Cash proceeds from issuances of common stock	99	56	155
Repayments of borrowings	(1,045)	0	(1,045)

Net cash provided by financing activities	(946)	56	(890)

Effect of exchange rate changes on cash and equivalents	138	(79)	59

Net change in cash and equivalents during period	414	447	861

Cash and equivalents, beginning of period	514	(447)	67

Cash and equivalents, end of period	$928	$0	$928

RESTATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

Balance, December 31, 2006
Number of common shares outstanding
Originally Reported	45,000
Adjustments	2,709,563
As reported on September 21, 2009	2,754,563

Retained earnings (deficit)
Originally Reported	$(8,658)
Adjustments	$(1,677)
Restated	$(10,335)

Accumulated other comprehensive income (loss)
Originally Reported	$(2,746)
Adjustments	$119
As reported on September 21, 2009	$(2,627)

Total stockholders' equity (deficit)
Originally Reported	$(11,334)
Adjustments	$(1,559)
As reported on September 21, 2009	$(12,893)

Balance, December 31, 2008
Common stock:
Number of common shares outstanding
Originally Reported	12,024,000
Adjustments	(5,902,750)
As reported on September 21, 2009	6,121,250
Common stock:
Amount
Originally Reported	$20,031
Adjustments	$(19,876)
As reported on September 21, 2009	$155

Additional paid-in capital
	Originally Reported	$0
	Adjustments	$515
	As reported on September 21, 2009	$515

Retained earnings (deficit)
	Originally Reported	$(197)
	Adjustments	$(7,987)
	As reported on September 21, 2009	$(8,184)

Accumulated other comrehensive income (loss)
	Originally Reported	$4,538
	Adjustments	$(10,509)
	As reported on September 21, 2009	$(5,971)

Totalstock-holders' equity (deficit)
	Originally Reported	$24,372
	Adjustments	$(37,858)
	As reported on September 21, 2009	$(13,486)

Chanages to total comprehensive income for the period January 1, 2007 to December 31, 2007
Comprehensive income:
Net income	Originally Reported	$2,420
	Adjustments	(269)
	As reported on September 21, 2009	$2,151
Foreign currency translation adjustments
	Originally Reported	$7,284
	Adjustments	$(10,628)
	As reported on September 21, 2009	$(3,344)

Restatement due to acquisition of international entities

Between January 1, 2009 and August 31, 2009, Sunset Suits Holdings Inc. acquired four international entities from Mr. Miroslaw Kranik, our major shareholder. Prior to that dates all of these entities were solely owned by Mr. Miroslaw Kranik and hence they were under common control with Sunset Suits Holdings, Inc.. Because of the common control existence, the consolidation method is ruled by particular rules. Consequently the method for consolidation of these entities is described in paragraphs D8–D14 of Appendix D of FAS 141(R). As a result, the Group retroactively restated the consolidated statement of operations, consolidated balance sheet, consolidated cash flow, consolidated statement of shareholders equity and comprehensive income. The accounts of all entities are included as if they had always been consolidated.

The previously reported amounts filed on September 21, 2009, as presented above, adjustments and restated amounts for consolidated statement of operations , consolidated balance sheet, consolidated cash flow, consolidated statement of shareholders equity and comprehensive income as of and for the years ended December 31, 2008 and December 31, 2007, respectively, are presented below:

RESTATED
CONSOLIDATED BALANCE SHEET
AS OF THE END OF DECEMBER 31, 2008
(SUCCESSOR)

	As reported
	on September	Restatements	Restated
	21, 2009

ASSETS
Current assets:
Cash and equivalents	$1,060	$42	$1,102
Accounts receivable, less allowance for doubtful accounts, none
of allowance recognized as of December 31, 2008 respectively:	4,200	(803)	3,397
Trade receivables from related parties	2,501	(1,082)	1,419
Other	1,699	279	1,978
Inventories	5,069	1,117	6,186
Deferred taxes	502	25	527
Prepaid expenses and other current assets	47	61	108
Total current assets	10,878	442	11,320

Non-current assets
Property and equipment, less accumulated depreciation and
amortization	$10,258	$599	$10,857
Other intangible assets, net	2,060	0	2,060
Deposits and other assets	617	319	936
Total non-current assets	12,934	918	13,852

Total assets	$23,813	$1,360	$25,172

RESTATED
CONSOLIDATED BALANCE SHEET
AS OF THE END OF DECEMBER 31, 2008
(SUCCESSOR)

	As reported
	on September	Restatements	Restated
	21, 2009

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	124	0	124
Current portion of long-term debt	1,394	0	1,394
Accounts payable, including:	3,019	133	3,152
Trade payables from related parties	596	0	596
Other	2,423	133	2,556
Income and other taxes payable	9,064	307	9,371
Accrued employee compensation and benefits	538	87	625
Accrued liabilities and other	84	95	179
Total current liabilities	14,223	622	14,845

Non-current liabilities:
Provisions	57	40	97
Deferred taxes	1,335	0	1,335
Long-term debt	5,929	0	5,929
Long-term tax payable	3,691	0	3,691
Finance lease payable	24	0	24
Total non-current liabilities	11,037	40	11,076

Stockholders equity:
Preferred stock, $0.01 par value, shares authorized:
100,000,000; not issued or outstanding	0	0	0
Common stock, $0.001 par value, shares authorized: 12,499,645	12	0	12
Additional paid-in capital	11,883	0	11,883
Retained earnings (deficit)	(6,410)	1,468	(4,942)
Accumulated other comprehensive income (loss)	(6,932)	(769)	(7,701)
Total stockholders equity	(1,447)	698	(749)

Total liabilities and stockholders' equity	$23,813	$1,360	$25,172

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2008 TO DECEMBER 31, 2008
(SUCCESSOR)

	As reported on
	September 21,	Restatements	Restated
	2009

Net sales	38,076	3,162	41,238
Cost of goods sold	15,763	(550)	15,213
Gross profit	22,313	3,712	26,025

Operating expenses:
Sales and marketing, including:	14,957	2,966	17,924
expenses from related parties	3,051	0	3,051
other	11,906	2,966	14,872
General and administrative, including:	3,285	701	3,986
expenses from related parties	0	0	0
other	3,285	701	3,986
Total operating expenses	18,243	3,668	21,910
Operating income(loss)	4,071	45	4,115

Gain (loss) on disposal of fixed assets, net	0	(65)	(65)

Interest income	29	2	31
Interest expense	1,015	37	1,052
Gain (loss) on transaction in foreign currency	(522)	85	(437)

Other gain (loss), net	0	0	0
Loss before income taxes and minority interest	2,564	29	2,592
Income tax provision	(789)	(28)	(817)

Net income (loss)	$1,774	$2	$1,776

Basic net income (loss) per share	$0.18	$0.00	$0.18

Diluted net income (loss) per share	$0.18	$0.00	$0.18

Shares used in computing per share amounts:
Basic	10,019,158	0	10,019,158

Diluted	10,019,158	0	10,019,158

RESTATED
EQUITY AND COMPREHENSIVE INCOME
FOR THE PERIOD FROM JANUARY 1, 2008 TO DECEMBER 31, 2008

	As reported on
	September 21,
BALANCE AS OF JANUARY 1,2008	2009	Restatements	Restated

Retained earnings (deficit)	(8,184)	1,466	(6,718)
Accumulated other comrehensive income (loss)	(5,971)	(733)	(6,704)
Total stock-holders' equity (deficit)	(13,486)	733	(12,753)

EQUITY MOVEMENTS

Foreign currency translation adjustments	(961)	(36)	(997)
Net income	1,774	2	1,776

BALANCE AS OF DECEMBER 31,2008

Retained earnings (deficit)	(6,410)	1,468	(4,942)
Accumu- lated other comrehensive income (loss)	(6,932)	(769)	(7,701)
Totalstock-holders' equity (deficit)	(1,447)	698	(749)

RESTATED
CONSOLIDATED CASH FLOW
FOR THE PERIOD JANUARY 1, 2008 TO DECEMBER 31, 2008
(SUCCESSOR)

	As reported on
	September 21,	Restatements	Restated
	2009

Cash flows from operating activities:
Net income (loss)	$1,774	$2	$1,776
Adjustments to reconcile net income (loss) to cash (used in)
provided by operating activities:
Depreciation and amortization	893	48	941
Deferred income taxes	(602)	22	(580)
Changes in assets and liabilities:
Accounts receivable	(2,595)	388	(2,207)
Inventories	(1,031)	(559)	(1,590)
Other assets	(312)	(126)	(438)
Accounts payable	(5,784)	470	(5,314)
Other liabilities	374	(89)	284

Net cash (used in) provided by operating activities	(7,283)	155	(7,128)

Cash flows from investing activities:
Purchases of property and equipment	(1,439)	(274)	(1,713)

Net cash (used in) provided by investing activities	(1,439)	(273)	(1,713)

Cash flows from financing activities:
Issuances of common stock	11,225		11,225
Principal payments under capital lease	(151)	(31)	(182)
Proceeds from long term debt	0	33	33
Repayments of borrowings	(2,225)	(10)	(2,235)

Net cash provided by financing activities	8,849	(08)	8,841

Effect of exchange rate changes on cash and equivalents	5	71	76

Net change in cash and equivalents during period	132	(56)	76

Cash and equivalents, beginning of period	928	98	1,026

Cash and equivalents, end of period	$1,060	$42	$1,102

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

	As reported
	on September	Restatements	Restated
	21, 2009

ASSETS
Current assets:
Cash and equivalents	$928	$97	$1,025
Accounts receivable, less allowance for doubtful accounts, none of
allowance recognized as of December 31, 2007 respectively:	2,541	(154)	2,387
Trade receivables from related parties	2,323	(154)	2,169
Other	218	0	218
Inventories	5,146	644	5,790
Deferred taxes	116	53	169
Prepaid expenses and other current assets	109	32	141
Total current assets	8,840	673	9,513

Non-current assets

Property and equipment, less accumulated depreciation and amortization	$11,993	$446	$12,439
Other intangible assets, net	2,505	0	2,505
Deposits and other assets	389	280	669
Total non-current assets	14,887	727	15,614

Total assets	$23,727	$1,399	$25,126

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

	As reported on
	September 21,	Restatements	Restated
	2009

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	0	0	0
Current portion of long-term debt	763	0	763
Accounts payable, including:	9,814	0	9,814
Trade payables from related parties	2,805	0	2,805
Other	7,009	0	7,009
Income and other taxes payable	15,689	500	16,189
Accrued employee compensation and benefits	211	95	306
Accrued liabilities and other	41	37	78
Total current liabilities	26,518	633	27,151

Non-current liabilities:
Provisions	211	33	244
Deferred taxes and long-term obligations	1,725	0	1,725
Long-term debt	8,759	0	8,759
Long-term tax payable	0	0	0
Finance lease payable	0	0	0
Total non-current liabilities	10,695	33	10,728

Stockholders equity:
Preferred stock, $0.01 par value, shares authorized: 100,000,000; not			0
issued or outstanding	0	0
Common stock, $0.001 par value, shares authorized: 6,121,250	155	0	155
Additional paid-in capital	515	0	515
Retained earnings (deficit)	(8,184)	1,466	(6,718)
Accumulated other comprehensive income (loss)	(5,971)	(733)	(6,704)
Total stockholders equity	(13,486)	733	(12,752)

Total liabilities and stockholders' equity	$23,727	$1,398	$25,126

RESTATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

	As reported on
	September 21, 2009	Restatements	Restated

Net sales	33,147	3,116	36,263
Cost of goods sold	15,555	(199)	15,356
Gross profit	17,592	3,315	20,908

Operating expenses:
Sales and marketing, including:	12,057	2,595	14,652
expenses from related parties	1,791	0	1,791
other	10,266	2,595	12,861
General and administrative, including:	2,531	617	3,148
expenses from related parties	0	0	0
other	2,531	617	3,148
Total operating expenses	14,588	3,211	17,799
Operating income(loss)	3,004	104	3,108

Gain (loss) on disposal of fixed assets, net	0	10	10

Interest income	190	2	192
Interest expense	688	17	705
Gain (loss) on transaction in foreign currency	0	(59)	(59)

Other gain (loss), net	208	0	208
Loss before income taxes and minority interest	2,714	40	2,754
Income tax provision	(563)	50	(513)

Net income (loss)	$2,151	$90	$2,241

Basic net income (loss) per share	$0.37	$0.00	$0.38

Diluted net income (loss) per share	$0.37	$0.00	$0.38

Shares used in computing per share amounts:
Basic	5,840,693	0	5,840,693

Diluted	5,840,693	0	5,840,693

RESTATED
CONSOLIDATED CASH FLOW
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

	As reported on
	September 21,	Restatements	Restated
	2009

Cash flows from operating activities:
Net income (loss)	$2,151	$90	$2,241

Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	913	37	950
Stock-based compensation charges	18		18
Deferred income taxes		(50)	(50)
Changes in assets and liabilities:
Accounts receivable	(2,236)	(380)	(2,617)
Inventories	809	(268)	541
Other assets	1,575	17	1,592
Accounts payable	3,396	415	3,811
Other liabilities	(3,342)	212	(3,131)

Net cash (used in) provided by operating activities	3,283	73	3,356

Cash flows from investing activities:
Purchases of investments	(1,591)	(57)	(1,648)

Net cash (used in) provided by investing activities	(1,591)	(57)	(1,648)

Cash flows from financing activities:
Issuances of common stock	155		155
Principal payments under capital lease	0	(21)	(21)
Proceeds from long term debt			0
Repayments of borrowings	(1,045)	(16)	(1,061)

Net cash provided by financing activities	(890)	(37)	(926)

Effect of exchange rate changes on cash and equivalents	59	43	101

Net change in cash and equivalents during period	861	22	883

Cash and equivalents, beginning of period	67	75	142

Cash and equivalents, end of period	$928	$97	$1,025

RESTATED
EQUITY AND COMPREHENSIVE INCOME
FOR THE PERIOD JANUARY 1, 2007 TO DECEMBER 31, 2007
(SUCCESSOR)

	As reported
	on September
JANUARY 1,2007	21, 2009	Restatements	Restated

Retained earnings (deficit)	$(10,335)	$1,376	$(8,959)
Accumu- lated other comrehensive income (loss)	(2,627)	(712)	(3,339)
Totalstock-holders' equity (deficit)	$(12,229)	(664)	(12,893)

MOVEMENT

Foreign currency translation adjustments	$(3,344)	$(21)	$(3,365)
Net income	2,151	90	2,241

DECEMBER 31,2007

Retained earnings (deficit)	$(8,184)	$1,466	$(6,718)
Accumu- lated other comrehensive income (loss)	(5,971)	(733)	(6,704)
Totalstock-holders' equity (deficit)	(13,846)	1,093	(12,753)

Restatement of cost of goods sold amounting to reductions of $550 thousand and $199 thousand for the years 2008 and 2007 respectively, is a result of increases in the foreign entities' levels of Fashion Service produced inventory. The cost of this increased inventory was included in Group's cost of sales as reported September 21, 2009, before the consolidation of the foreign entities.

5. ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007
	restated	restated
Related party trade receivables	$1,419	2,169
Other trade receivables	1,978	218

	$3,397	$2,387

All amounts in the above table are presented net of bad debt allowance. As of December 31, 2008 and as of December 31, 2007 there was no allowance for doubtful debts recorded.

Accounts Receivable pledged to banks - At December 31, 2008 and December 31, 2007, all trade receivables amounting to $3,397 thousand and $2,387 thousand, respectively, were pledged to banks pursuant to loan agreements.

6. INVENTORIES

Inventories are summarized as follows:

	December 31,	December 31,
	2008	2007
	restated	restated
Finished goods	$84	$583
Work-in-process	172	169
Raw materials	980	1,075
Merchandise	4,950	3,963

	$6,186	$5,790

Finished goods are manufactured products stored on the main warehouse. Merchandise are manufactured products ready to sale stored in retail stores.

All amounts in the above table are presented net of any slow moving or obsolete inventory allowance. As of December 31, 2008 and as of December 31, 2007 there were neither any allowance for slow moving nor obsolete inventory recorded.

Inventories pledged to banks - At December 31, 2008 and at December 31, 2007, all inventories amounting to $ 5,069 thousand and $ 5,146 thousand, respectively, were pledged to banks pursuant to loan agreements.

7. PROPERTY, PLANT AND EQUIPMENT

	December 31,	December 31,	Useful lives
	2008	2007	(years)
	restated	restated
Land	$56	$63	N/a
Buildings	5,365	6,490	40
Leasehold improvements	3,648	3,233	5 - 10
Machinery and equipment	7,220	7,672	3 - 20
Vehicles	101	706	3 - 5
Construction in progress	718	955	-
Gross	17,109	19,120

Less: accumulated depreciation and amortization	$6,252	$6,681

Net	$10,857	$12,439

$14,410 thousand (PLN 42,680 thousand) and $17,528 thousand (PLN 42,680 thousand) of historical costs at December 31, 2008 and December 31, 2007, respectively, are presented as described in Property, Plant, Equipment and Depreciation and Amortization Note included in the Buildings, leasehold improvements and machinery and equipment costs shown above.

Included in the group of vehicles and machinery and equipment of property, plant and equipment are capitalized leases amounting to $180 thousand and $121 thousand (net book value) for the years ended December 31, 2008 and December 31, 2007, respectively.

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) was $941 thousand and $950 thousand for the years ended December 31, 2008 and December 31, 2007, respectively. At December 31, 2008 and December 31, 2007, we had no outstanding commitments relating to the construction or remodeling of retail store locations. At December 31, 2008, we had of approximately $108 thousand in outstanding commitments relating to the design and implementation of new computer software systems. During twelve months of the year 2008 and twelve months of the year 2007 we did not capitalize any interest as part of the cost of major capital projects.

Property Plant and Equipment pledged to banks - At December 31, 2008 and at December 31, 2007, all property plant and equipment amounting to $10,486 thousand and $ 11,993 thousand, respectively, were pledged to banks pursuant to loan agreements.

Accounting rules require that the Group test tangible fixed assets for possible impairment when circumstances occur. Management concluded that certain circumstances like significant negative changes to business environment or changes to discount factor occurred. The Group performed tests for impairment in the fourth quarter using a non-discounted cash flow analysis that required that certain assumptions and estimates be made regarding industry economic factors and future profitability. For impairment test assumptions we used a discount factor of 9% per annum, we have prepared an analysis for the period of 5 years with residual value. The net undiscounted cash flow used for impairment test amounted to $35 million and significantly exceeds the net book value of tangible fixed assets. As a result of the 2008 impairment analysis, the Group did not determine any tangible assets impairment. Accordingly, the Group did not record an impairment.

8. OTHER INTANGIBLE ASSETS

Trademark is an indefinite intangible asset that represents the cost of acquired brand registered for the name of Sunset Suits S.A.. The trademark has been registered since 1994 by Men's Fashion. In 2007 the legal right to trademark was transferred from Men's Fashion to Sunset Suits S.A. according to a transfer agreement of an in-kind contribution, including the trademark, concluded in February 2007.

The Group also possesses intangible assets such as technology and know-how created by the company that management believes have substantial value but have no identified historical cost and consequently cannot be recognized under United States generally accepted accounting principles which limits amounts recognized to historical cost.

Accounting rules require that the Group test at least annually for possible goodwill impairment. Management also performs an annual impairment test for trademark. The Group performs tests for impairment in the fourth quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability. As a result of the 2007 impairment analysis, the Group did not determine any intangible assets impairment. Accordingly, the Group did not record an impairment.

	December 31,			December 31,
		2008			2007
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Trademark	$2 060	$0	$2 060	$2 505	$0	$2 505

	$2 060	$0	$2 060	$2 505	$0	$2 505

We did not recognize amortization expense for intangible assets for the years ended December 31, 2008 and December 31, 2007, respectively. Amortization expense for intangible assets subject to amortization for each of the years in the five-year period ending December 31, 2013 is estimated to be nil.

Our trademark is part of our operation whose functional currency is PLN. Its historical cost is denominated in PLN. The $445 thousand decline in our trademark is a result of PLN/USD foreign exchange rate change between December 31, 2007 and December 31, 2008.

Intangible assets pledged to banks - At December 31, 2008 and December 31, 2007, the trademark carrying value amounting to $2,060 thousand and 2,505 thousand, respectively, was pledged to banks pursuant to loan agreements.

9. ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007
	restated	restated
Related party trade payables	$596	$2,805
Other trade payables	2,556	7,009

	$3,152	$9,814

10. INCOME AND OTHER TAX PAYABLES

Income and other tax payables consist of the following:

	December 31,	December 31,
	2008	2007
	restated	restated
Corporate income tax payable	$1,147	$53
Personal income tax payable	719	487
Value added tax payable	4,536	5,514
Social security tax payable	6,660	10,135

	$13,063	$16,189

Less: Settled in long term	3,691	0

	$9,371	$16,189

Personal income tax in Poland in the years 2007 and 2008 was charged at 19%, 30% and 40% of the assessable personal income. Employee part of social security tax in Poland is charged at approx. 19% on the employee salaries.

Overdue Tax Payable

At December 31, 2008, corporate income tax payable amounting to $483 thousand, was overdue. At December 31, 2008 and at December 31, 2007, personal income tax payables amounting to $484 thousand and $371 thousand, respectively, were overdue. At December 31, 2008 and December 31, 2007, value added tax payables amounting to $3,966 thousand and $5,299 thousands were overdue. There is a signed settlement with polish tax authorities according to which overdue personal income tax payable and value added tax payable is due in the years 2009 – 2011.

At December 31, 2008 and at December 31, 2007, social security tax payables amounting to $5,914 thousand and $9,967 thousand, respectively, were overdue. In 2009 management submitted a final application for a settlement with the Polish social security authority enclosing a proposed overdue social security tax payable schedule according to which overdue social security tax payable is due in the years 2009 – 2016. On June 10, 2009 Fashion Service entered into a deferment agreement with the social security authority with respect to the deferment of all delinquent social security obligations. The following table presents an agreed schedule of payment of overdue tax payables with Polish tax authorities and agreed schedule of payment of overdue social security tax payables with Polish social security authority:

	2009	2010	2011	2012	2013	2014	2015	2016	Total
Personal income tax payable	19	271	18						308
Value added tax payable	230	3,402							3,632
Agreed overdue tax payable payment	248	3,673	18	-	-	-	-	-	3,940
Social security tax payable	65	143	319	472	833	1,431	1,614	629	5,507
Total overdue tax payable payment	313	3,816	337	472	833	1,431	1,614	629	9,447

Subsequent to the filing of the consolidated financial statements for the year ended December 31, 2008, but before these revised financial statement were prepared, Sunset Suits S.A. and fashion Service obtained in November 2009 decisions from Polish tax authorities relating to deferment of further overdue tax payables. These decisions related to tax payables which were overdue as of December 31, 2008 as well as for the tax payables that arose from the period January 1, 2009 up to a decision date. The impact of these decisions is not reflected in this revised consolidated financial statements. Below are details of these further decisions.

On November 4, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Sunset Suits S.A. amounting to $1,179 thousand. According to a decision Sunset Suits S.A. is obliged to pay delinquent tax obligations up to November 2010 with balloon payment amounting to $999 thousand on November 2, 2010.

On November 9, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Fashion Service Sp. z o. o. amounting to $1,307 thousand. According to a decision Fashion Service is obliged to pay delinquent tax obligations up to November 2010 with balloon payment amounting to $1,163 thousand on November 15, 2010.

11. INCOME TAXES

Corporate income tax in Poland is charged at 19% of the assessable profit. Members of the Group that are incorporated in Poland are subject to Polish corporate income tax at the applicable tax rates on the taxable income as reported in their Polish statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The Group uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

The following summarizes the provision for income taxes and a summary of the significant components of the Group's deferred tax assets and liabilities:

	December 31,	December 31,
Corporate Income Tax:	2008	2007
	restated	restated
Current	$(1,564)	$(562)
Deferred	747	49
	(817)	(513)

Deferred tax assets (liabilities):
Nondeductible accruals and allowances	$26	$169
Depreciation	(1,335)	(1,725)
Intangible asset valuation and amortization	0	0
Loss and credit carry forwards	183	0
Amortization of stock-based compensation	0	0
Deferred compensation	318	0
Net deferred tax asset (liability)	(808)	(1,555)

Included in:
Current assets	$527	$169
Noncurrent assets	0	0
Current liabilities	0	0
Noncurrent liabilities	1,335	1,725
Net deferred tax asset (liability)	(808)	(1,555)

A deferred tax liability is recognized primarily on our fixed assets that has been already amortized for tax purposes but are being depreciated for accounting purposes.

As more fully described in Note 16, for a portion of 2007, Men's Fashion was organized as a sole proprietorship; for Polish income tax purposes its activities were part of the personal income tax filings of Mr. Kranik used in the determination of his personal taxable income. Mr. Miroslaw Kranik's personal income taxes were allocated to Men's Fashion as if it had made separate income tax filings as an incorporated entity. Deferred income taxes for Men's Fashion during that period were recorded at the corporate income tax rate applied to the change in the tax basis of Men's Fashion during the period. Management believes that an allocation of Mr. Kranik's personal income tax to Fashion Service is necessary under paragraph 40 of SFAS 109 and believes that the allocation method is reasonable. Management further believes that the allocation is necessary to comply with the general principle of SAB Topic T.1.B.1which mentions paragraph 40 of SFAS 109 but as a whole is broader in scope.

The Group has not recognized deferred tax assets relating to the excess of its income tax bases in its non-U.S. subsidiaries over their financial statement carrying value because the Group expects to hold the investments and reinvest future earnings indefinitely.

A reconciliation of the expected income tax derived by the application of the 34% U.S. corporate income tax rate to the Group's income before income tax benefit is as follows:

December 31,
2008
Net income before income taxes	$2,592
Expected income tax charge at 34%	(881)
Non deductible expenses	(360)
Rate differential on foreign income invested indefintiely	424
Income tax charge recognized	(817)

12. FINANCIAL INSTRUMENTS

At December 31, 2008 and December 31, 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. The fair value of long-term debt approximated its carrying value because of the variable rate interest rates of the debt.

As a result of the Group's credit facilities, the Group is exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. The Group does not use derivative financial instruments to minimize the risks and or costs associated with such risks.

The Group provides cash deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. The majority of the deposits are returned in nominal amount with no interest accounted, according to lease agreements. The nominal value of the deposits amounted to $936 thousand and $669 thousand, respectively, as of December 31, 2008 and December 31, 2007. The assets are recoverable in the period more than one year. Therefore the Group recorded the deposits at the present value of eventual repayment resulting in amortization of deposits amounting to $65 thousand and $56 thousand, for the years ended December 31, 2008 and December 31, 2007, respectively.

13. LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,	December 31,
	2008	2007
Secured Notes due 2013, net of unamortized discount, in USD (BGZ) with interest at LIBOR+2.5% p.a.	$3 832	$4 182
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	101	118
Secured Notes due 2012, net of unamortized discount, in USD (Meritum, formerly BWE) with interest at
LIBOR+2.6% p.a.	411	483
Secured Notes due 2013, net of unamortized discount, in PLN (BGZ) with interest at WIBOR+1.5% p.a.	771	1 160
Secured Notes due 2012, net of unamortized discount, in PLN (Meritum, formerly BWE) with interest at
WIBOR+3.0% p.a.	1 106	1 572
Secured Notes due 2011, net of unamortized discount, in PLN (Bank Slaski) with interest at
WIBOR+2.0% p.a.*	1 104	2 007
	$7 324	$9 522

Less: current portion	1 394	763

	$5 929	$8 759

Long-term debt maturities for each of the next five years are $1,394 thousand in 2009, $1,076 thousand in 2010, $1,497 thousand in 2011, $1.202 thousand in 2012 and $1,187 in 2013. All of our notes contain certain covenants, including, among others, restrictions on liens and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt was 6.48% and 7.34% at December 31, 2008 and December 31, 2007, respectively.

All loans are secured by the Company's assets.

LIBOR is the basis for variable interest rate for credits denominated in USD defined as the London Inter Bank Offer Rate. WIBOR is the basis for variable interest rate for credits denominated in PLN defined as the Warsaw Inter Bank Offer Rate.

14. EMPLOYEE BENEFITS

Sunset Suits S.A. and Fashion Service Sp. z o. o. both contribute to a pension scheme organized by the Polish government in respect of their employees in Poland on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Bohemia, Sunset Suits Vilnius, Sunset Riga and OU Posnania contribute to a pension scheme organized by the Czech, Lithuanian, Latvian and Estonian government in respect of their employees employeed in Czech Republic, Lithuania, Latvia and Estonia respectively, on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Other than the above, neither Sunset Suits Group member provides any other post-retirement or post-employment benefits.

The Group incurred $2,143 thousand and $1,827 thousand of employee benefits for the year ended December 31, 2008 and December 31, 2007, respectively.

15. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Members of the Group have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Group's ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group's financial position or results of operations.

Trouble Debt Restructuring

Predecessors or affiliates of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interests might be claimed by financial institutions. Total interest suspended amounted to $ 3,597 thousand at December 31, 2008. Management is of the opinion that there is no risk of breaching the bank settlement agreements.

Operating Leases

In the normal course of business, the Group rents retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable Group member's discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 5 to 10 years. As of December 31, 2008 there were rent agreements that lasted for the periods from 3 months up to 10 years. Following table presents the future minimum rental payments as of the date of the latest balance sheet presented:

	2009	2010	2011	2012	2013	Total

Future minimum rental payments (restated)	$5,643	$5,096	$4,081	$2,454	$1,422	$20,402

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements (including occupancy costs) were $7,979 thousand and $6,288 thousand for the twelve months of the year ended December 31, 2008 and December 31, 2007, respectively. Approximately 75% (in money terms) of lease agreements are denominated in foreign currencies – U.S. dollars and Euro. These two foreign currencies are commonly used in Poland in rentals of retail outlets agreements.

Obligations under material contracts

On November 27, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with LST Sp. z o. o. (“LST”). Under this agreement LST acts as the IT integrator in the process of implementation of the new software in Sunset Suits S.A. – an integrated retail store sales register system. The contract fee is fixed and amounts to $140 thousand approximately. The majority of the work will be performed in 2009.

On August 1, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with Ernst&Young Advisory Sp. z o. o. (“Ernst&Young”). Under this agreement Ernst&Young acts as the advisor in the process of re-design and implementation of Sunset Suits Holdings Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o. internal control systems, in order to make them compliant with Section 404 of Sarbanes Oxley Act of 2002. The contract fee is based upon total working hours. Management estimates that the overall budget for this arrangement will not exceed $150 thousand. The majority of the work will be performed in 2009.

On August 31, 2008 Sunset Suits S.A., concluded a settlement with Mr. Donald Chodak, the Chairman of our Board of Directors. Under this settlement, Mr. Donald Chodak is compensated for professional services in connection with the negotiation of the Make Good Agreement and the raising of funds for the Company. The fee is contingent upon the successful outcome of Mr. Chodak's undertakings. According to this agreement, Mr. Chodak was entitled to a fee amounting to $360 thousand for the year ended December 31, 2008, which was associated with the successful consummation of the private placement in May 2008. Presently, Mr. Chodak is not entitled to any other compensation, unless a new financing is consummated or a make good agreement is successfully negotiated. However, pursuant to the settlement, in 2009, Mr. Donald Chodak received a deposit amounting to $93 thousand in connection with future services to be rendered to the Company. If the negotiation process of a make good agreement is successful, Mr. Donald Chodak will be entitled to an additional fee of $210 thousand (including the realization of the prepayment).

16. SHAREHOLDERS' EQUITY

Common Stock

The Board of Directors has authorized 12,499,645 of ordinary shares at $0.001 PAR value. At May 21, 2008 Sunset Suits Holdings acquired 6,121,250 ordinary shares of Sunset Suits in a share exchange transaction. The number of shares of the Company issued prior to the reverse takeover has been restated to reflect the reverse takeover transaction. As the result of the reverse takeover transaction a total number of 1,250,178 ordinary shares were recapitalized. Following the acquisition of Sunset Suits, Sunset Suits Holdings issued 5,128,217 ordinary shares in a private placement transaction. The computation of loss per share was also affected by this transaction for all years presented. All shares were issued at that dates.

Reverse takeover transaction

On May 21, 2008, Sunset Suits Holdings, Inc. acquired all of the business operations of Sunset Suits S.A. in a share exchange transaction pursuant to which all of the issued and outstanding shares of Sunset Suits S.A. were exchanged for 6,121,250 shares of common stock of Sunset Suits Holdings, Inc. As a result of this transaction and following the private placement described below, the former stockholders of Sunset Suits S.A. – Mr. Miroslaw Kranik is a majority shareholder of Sunset Suits Holdings, Inc. owing approximately 49% of our common stock, and Sunset Suits S.A. is now our wholly-owned subsidiary. Additionally, Fashion Service Sp. z o. o., through which we conduct our manufacturing operations, became our indirect wholly-owned subsidiary. For accounting purposes, the above transaction was a capital transaction in substance for Sunset Suits S.A.. The number of shares of Sunset Suits S.A. issued prior to the reverse takeover has been restated to reflect the reverse takeover transaction. The computation of income per share was also affected by this transaction for all years presented.

Immediately following the acquisition of Sunset Suits S.A., we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16,000 thousand in gross proceeds, which left us with $11,225 thousand in net proceeds after the deduction of offering expenses in the amount of approximately $4,775 thousand.

Deemed contribution - hypothetical income tax expense

Included in income tax expense for the year ended December 31, 2007 is $526 thousand ($515 current and $11 deferred) relating to the operations of Men's Fashion prior to its operations being transferred to Fashion Service in November 2007. Men's Fashion was organized as a sole proprietorship; for Polish income tax purposes its activities were part of the personal income tax filings of Mr. Kranik used in the determination of his personal taxable income. The $11 thousand expense represents an allocation of Mr. Kranik's personal income tax for 2007 to Men's Fashion. The current portion represents the 19% Polish corporate income tax rate applied to the taxable income of Men's Fashion as if it had made separate income tax filings as an incorporated entity. The deferred portion represents the corporate income tax rate applied to the change in the tax basis of Men's Fashion during the period. Mr. Kranik personally paid the current taxes from funds not included as assets of Men's Fashion and/or offset the taxable income of Men's Fashion with losses and deductions from his other activities. In contributing the assets of Men's Fashion to Fashion Service in November 2007, he did not include any provision to be reimbursed for the income taxes from these assets or to retain any assets this purpose. Consequently, the $515 thousand paid or offset by Mr. Kranik has been recorded as a capital contribution.

Intenrational entities acquisition

Included in total stockholders equity are the net assets of Bohemia s.r.o., UAB Sunset Vilnius, SIA Sunset Riga and OU Posnania amounting to $698 thousand and $733 thousandas of December 31, 2008 and December 31, 2007, respectively. This capital contribution is a result of acquisition of Bohemia s.r.o., UAB Sunset Vilnius, SIA Sunset Riga and OU Posnania – entities that had been under common control with the Company as it was wholly owned by Mr. Miroslaw Kranik the Company's CEO, Chairman and major shareholder. According to the provisions of Appendix D of FAS 141(R) paragraphs D8–D14 (now within FASB ASC 805—50) the transfer of net assets or exchanges of shares between entities under common control resulted in the accounting method used for consolidation similar to the pooling of interest method.

17. OPERATING RISK

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in the Note 12. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Group is exposed to credit risk from its cash in banks and fixed deposits and bills and accounts receivable. The credit risk on cash in banks and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amount which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Group were settled in Polish zloty. The Group financial results are bare to foreign currency exposure risk. As described in the note 11, part of long term debt is denominated in U.S. dollars. Therefore the Group financial results are exposed to the U.S. dollar to polish zloty foreign exchange rate fluctuations.

The Group operating results are considerably bare to foreign currency exposure risk. As described in the Note 14, majority of rental agreements for retail and factory outlet stores space are denominated in foreign currencies. Therefore the Group operating results are exposed to the U.S. dollar to Polish zloty and Euro to Polish zloty foreign exchange rates fluctuations.

18. SHIPPING AND HANDLING COST

Summarized below are shipping and handling costs related to delivery of finished goods included in selling expenses:

	December 31,	December 31,
	2008	2007

Shipping and handling cost	$273	$336
	$273	$336

19. ADVERTISING EXPENSES

Summarized below are advertising and marketing expenses included in selling expenses:

	December 31,	December 31,
	2008	2007
	restated	restated
Advertising and marketing expenses	$388	$465
	$388	$465

20. BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the Group's management organizes the components of the Group's business for purposes of allocating resources and assessing performance. The Group's operations are comprised of two reportable segments: production and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group's own retail locations. The production segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Group's stores. The Group defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Group's revenues, income and total assets by reportable segments.

			Eliminations
	Production	Retail	& other	Consolidated
For the year ended December 31, 2008 (restated):
Revenue	$21,812	$38,577	$(19,151)	$41,238
Revenue from consolidated related parties	19,151	0	(19,151)	0
Revenue from third parties	2,661	38,577	0	41,238
Gross profit	4,439	21,634	(48)	$26,025
Operating expense	1,941	19,970		21,910
Operating income (loss)	2,498	1,665	(48)	4,115

For the year ended December 31, 2007 (restated):
Revenue	$10,117	$34,416	$(8,270)	$36,263
Revenue from consolidated related parties	8,270	0	(8,270)	0
Revenue from third parties	1,847	34,416	0	36,263
Gross profit	4,552	16,439	(83)	20,908
Operating expense	4,469	13,330	0	17,799
Operating income (loss)	82	3,109	(83)	3,108

Total Assets Information

The Group's segment total assets are analyzed as follows:

	December 31,	December 31,
	2008	2007
	restated	restated
Production	$15,375	$15,934
Retail	17,907	14,350
Elimination&Other	(8,110)	(5,158)
Total assets	$25,172	$25,126

Geographical Information

The Group's sales by geographic destination are analyzed as follows:

	December 31,	December 31,
	2008	2007
	restated	restated
Poland	$35,037	$30,153
Other	6,201	6,111

	$41,238	$36,263

21. RELATED PARTY TRANSACTIONS

Following entities are related parties through direct dependence on our Chief Executive Officer – Mr. Miroslaw Kranik: Sunset Suits Bohemia s.r.o. operating in Czech Republic, SIA Sunset Riga operating in Latvia, UAD Sunset Vilnius operating in Lithuania and OU Posnania operating in Estonia.

Following tables disclose the Group's related party transactions:

Receivables to related party	December 31,	December 31,
	2008	2007
	restated	restated
Miroslaw Kranik	$1,419	$2,169

Total	$1,419	$2,169

The presented above receivables to related party is an effect of transactions resulting from a wholesale of merchandise.

Expenditures to related party	December 31,	December 31,
	2008	2007
Miroslaw Kranik, including:	$5,956	$3,575
Inventories	694	1,784
Property and equipment	2,211
Materials & services	3,051	1,791
Total	$5,956	$3,575

The presented above expenditures to related party results from purchases of services and furniture and fixtures from Miroslaw Kranik's Men's Fashion sole proprietorship.

In the year 2008 the Group incurred expenditures related with common share issue amounting to $360 thousand to Mr. Donald Chodak, our Chairman of the Board of Directors. These expenditures reduced the net proceeds from private placement and were fully settled as of December 31, 2008.

Payables to related party	December 31,	December 31,
	2008	2007
Miroslaw Kranik	$596	$2,805

Total	$596	$2,805

The presented above payables to related party is an effect of transactions with Miroslaw Kranik's Men's Fashion sole proprietorship.

As a result of the reverse merger transaction described in the Note 15, Mr. Miroslaw Kranik acquired 6,070,340 of common stock of Sunset Suits Holdings, Inc.. On November 17, 2008 Mr. Miroslaw Kranik acquired additional 50,000 of common stock of Sunset Suits Holdings, Inc.. At December 31, 2008 Mr. Miroslaw Kranik owed 48.96% of the share equity of Sunset Suits Holdings, Inc..

22. SUBSEQUENT EVENTS

Management has evaluated, for potential recognition and disclousure, events subsequent to the date of the balance sheet through November 12, 2009, the date the financial statements were available to be issued.

On January 22, 2009 the Group acquired SIA Sunset Riga from Mr. Miroslaw Kranik, our major shareholder. SIA Sunset Riga is a limited liability corporation registered in Latvia in accordance with the Laws of Republic of Latvia. The entity operates with a network of two retail stores in Riga.

On January 23, 2009 Mr. Kranik acquired 102,600 common shares of Sunset Suits Holdings Inc.. On February 24, 2009 Mr. Kranik sold 250,000 common shares of Sunset Suits Holdings Inc..

On July 9, 2009 the Group acquired Bohemia s.r.o. from Mr. Miroslaw Kranik, our major shareholder. Bohemia sells products through its own network of 11 retail stores in Czech Republic.

On July 10, 2009 the Group acquired OU Posnania from Mr. Miroslaw Kranik, our major shareholder. Posnania sells products through its its 1 retail store in Estonia.

On August 25, 2009 the Group acquired UAB Sunset Suits Vilnius from Mr. Miroslaw Kranik, our major shareholder. Sunset Suits Vilnius sells products through its own network of 4 retail stores in Lithuania.

As a result of the reverse merger transaction described in the Note 15, Mr. Miroslaw Kranik acquired 6,070,340 of common stock of Sunset Suits Holdings, Inc.. On November 17, 2008 Mr. Miroslaw Kranik acquired additional 50,000 of common stock of Sunset Suits Holdings, Inc.. On January 23, 2009 Mr. Kranik acquired 102,600 common shares of Sunset Suits Holdings Inc.. On February 24, 2009 Mr. Kranik sold 250,000 common shares of Sunset Suits Holdings Inc.. In August 2009 Mr. Kranik transferred 1,477,779 common shares to other shareholders as the result of realization of Make Good Agreement. As of the date of these financial statments Mr. Miroslaw Kranik owed 35.96% of the share equity of Sunset Suits Holdings, Inc..

On November 4, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Sunset Suits S.A. amounting to $1,179 thousand. According to a decision Sunset Suits S.A. is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $999 thousand on November 2, 2010.

On November 9, 2009 the Polish tax authorities issued a decision with respect to the deferment of delinquent tax obligations of Fashion Service Sp. z o. o. amounting to $1,307 thousand. According to a decision Fashion Service is obliged to pay delinquent tax obligations up to November 2010 with bullet payment amounting to $1,163 thousand on November 15, 2010.

Besides that there were no material subsequent events since the date the financial statements are prepared.

Poznan, 12 November 2009

Miroslaw Kranik
Chief Executive Officer
Sunset Suits Holdings, Inc.

5,128,217 Shares

SUNSET SUITS HOLDINGS, INC. Common Stock

PROSPECTUS

For the 90 days following the effectiveness of this prospectus and ending on ____________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

___________, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to
Be Paid
SEC Registration Fee	$628.80
Printing Fees and Expenses	$12,500*
Legal Fees and Expenses	$500,000*
Accounting Fees and Expenses	$143,000*
Blue Sky Fees and Expenses	$2,000*
Transfer Agent and Registrar Fees	$2,000*
Miscellaneous	$5,000*
Total	$665,128.80*

*Estimated amount

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2005, we have issued and sold the following unregistered securities:

On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the Plan as presented by the SMS Companies, including the predecessor company of Sunset Suits Holdings, Inc. (formerly, SMSA III Acquisition Corp.), and their creditors. HFG participated with the SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc. In June 2007, HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG's administrative claims. The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt. The issuance of our shares to HFG and the unsecured debtors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 21, 2008 we issued 6,121,250 shares of our common stock to stockholders of Sunset Suits. The total consideration for the 6,121,250 shares of our common stock was 100,000 shares of Series A Privileged Shares of Sunset Suits and 11,924,000 shares of Series B Privileged Shares, which is all the issued and outstanding capital stock of Sunset Suits. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of Sunset Suits was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

On May 21, 2008 we issued 5,128,217 shares of our common stock in a private placement with 71 accredited investors in which we raised $16 million in gross proceeds. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we issued securities in reliance upon Regulation S, we relied upon Regulation S promulgated under the Securities Act. The stockholders who received the securities in such instances made representations that (i) acknowledged that all offers and sales by such stockholder of the securities received by such stockholder shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (ii) the offer to purchase the securities was made to such stockholder outside of the United States, and such stockholder was, at the time of the representation and the offer, and will be, at the time of the sale, outside the United States, (iii) such stockholder had not engaged in or directed any unsolicited offers to purchase such securities in the United States, (iv) such stockholder was neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S), (v) such stockholder purchased the securities for its own account and not for the account or benefit of any U.S. Person, (vi) such stockholder was the sole beneficial owner of the securities and had not pre-arranged any sale with a purchaser in the United States, and (vii) such stockholder was familiar with and understood the terms and conditions and requirements contained in Regulation S, specifically, that such stockholder understood that the statutory basis for the exemption claimed for the sale of the securities would not be present if the sale, although in technical compliance with Regulation S, was part of a plan or scheme to evade the registration provisions of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1 *	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1 *	Articles of Incorporation of the Registrant, as amended to date.
3.2 *	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1 *	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5	Opinion of Holland and Hart LLP as to the legality of the shares.
10.1 *	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2 *	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3 *	Form of Escrow Agreement, dated May 21, 2008.
10.4 *	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5 *	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men's Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6 *	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7 *	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8 *	Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men's Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.9 *	Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men's Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.10 *	Loan Agreement (Annex 3), dated January 31, 2006, between Men's Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11 *	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and S unset Suits Men's Fashion–Moda Męska. (English Translation)
10.12 *	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13 *	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14 *	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15 *	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16 *	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men's Fashion–Moda Męska. (English Translation)

10.17**	Agreement for taking over a debt and accession into a loan debt dated December 23, 2008, among Bank Wspolpracy Europejskiej Spolka Akryjna, Fashion Service s.p. z.o.o. and Sunset Suits S.A.
10.18**	Business Premises Lease Agreement, dated January 27, 2009 between Przedsiebiorstwo Odziezowe “Mikon” Spolka Akcyjna w likwidacji and Fashion Service s.p. z.o.o.
10.19**	Annex No. 4 to the Restructuring Agreement dated February 2, 2007, dated March 31, 2009 among ING Bank Slaski Spolka Akcyjna, Mirosław Kranik and Fashion Service s.p. z.o.o.
10.20***	Contract for the Provision of Services dated November 3, 2008, between Sunset Suits S.A. and LST s.p. z.o.o. (English translation)
10.21***	Advisory Services Agreement, dated August 1, 2008, between Sunset Suits S.A. and Ernst & Young (English translation)
10.22***	Employment Agreement dated October 1, 2008 between Sunset Suits S.A. and Eugeniusz Roszak (English translation)
10.23***	Employment Agreement dated February 1, 2008 between Fashion Service Sp. z o.o. and Miroslaw Kranik (English translation)
10.24 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, among the Social Security Agency II Branch in Poznań, Men's Fashion and Fashion Service Sp. z.o.o. (English Translation)
10.25 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, between the Social Security Agency II Branch in Poznań and Fashion Service Sp. z.o.o. (English translation)
10.26 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, between the Social Security Agency II Branch in Poznań and Fashion Service Sp. z.o.o. (English translation)
10.27***	Lease Agreement, dated June 22, 2009, between Stomil-Poznan S.A. and Sunset Suits S.A. (English Translation)
14 *	Code of Ethics, adopted June 9, 2008.
21 *	Subsidiaries of the Registrant.
23.1	BDO Sp. z o.o.
23.2	Consent of Holland and Hart LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed with the original filing of this S-1 on July 3, 2008

** filed with Amendment No. 1 to this S-1 on May 14, 2009

*** filed with Amendment No. 2 to this S-1 on July 10, 2009

Item 17. Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poznań, Poland, on the 12th day of January, 2010..

SUNSET SUITS HOLDINGS, INC.

By:	/s/ Mirosław Kranik

Mirosław Kranik
Chief Executive Officer (Principal Executive Officer) and
Acting Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Mirosław Kranik and Donald Chodak, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Mirosław Kranik	Director, President, Chief Executive Officer (Principal
Mirosław Kranik	Executive Officer) and Acting Chief Financial Officer
Date: January 12, 2010	(Principal Financial and Accounting Officer)
/s/ Donald Chodak	Chairman of the Board of Directors
Donald Chodak
Date: January 12, 2010

EXHIBIT INDEX

Exhibit No.	Description
2.1 *	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1 *	Articles of Incorporation of the Registrant, as amended to date.
3.2 *	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1 *	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5	Opinion of Holland and Hart LLP as to the legality of the shares.
10.1 *	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2 *	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3 *	Form of Escrow Agreement, dated May 21, 2008.
10.4 *	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5 *	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men's Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6 *	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7 *	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8 *	Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men's Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.9 *	Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men's Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.10 *	Loan Agreement (Annex 3), dated January 31, 2006, between Men's Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11 *	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and S unset Suits Men's Fashion–Moda Męska. (English Translation)
10.12 *	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13 *	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14 *	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15 *	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16 *	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men's Fashion–Moda Męska. (English Translation)

10.17**	Agreement for taking over a debt and accession into a loan debt dated December 23, 2008, among Bank Wspolpracy Europejskiej Spolka Akryjna, Fashion Service s.p. z.o.o. and Sunset Suits S.A.
10.18**	Business Premises Lease Agreement, dated January 27, 2009 between Przedsiebiorstwo Odziezowe “Mikon” Spolka Akcyjna w likwidacji and Fashion Service s.p. z.o.o.
10.19**	Annex No. 4 to the Restructuring Agreement dated February 2, 2007, dated March 31, 2009 among ING Bank Slaski Spolka Akcyjna, Mirosław Kranik and Fashion Service s.p. z.o.o.
10.20***	Contract for the Provision of Services dated November 3, 2008, between Sunset Suits S.A. and LST s.p. z.o.o. (English translation)
10.21***	Advisory Services Agreement, dated August 1, 2008, between Sunset Suits S.A. and Ernst & Young (English translation)
10.22***	Employment Agreement dated October 1, 2008 between Sunset Suits S.A. and Eugeniusz Roszak (English translation)
10.23***	Employment Agreement dated February 1, 2008 between Fashion Service Sp. z o.o. and Miroslaw Kranik (English translation)
10.24 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, among the Social Security Agency II Branch in Poznań, Men's Fashion and Fashion Service Sp. z.o.o. (English Translation)
10.25 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, between the Social Security Agency II Branch in Poznań and Fashion Service Sp. z.o.o. (English translation)
10.26 ***	Agreement on the Deferment of Social Security Obligations, dated June 10, 2009, between the Social Security Agency II Branch in Poznań and Fashion Service Sp. z.o.o. (English translation)
10.27***	Lease Agreement, dated June 22, 2009, between Stomil-Poznan S.A. and Sunset Suits S.A. (English Translation)
14 *	Code of Ethics, adopted June 9, 2008.
21 *	Subsidiaries of the Registrant.
23.1	BDO Sp. z o.o.
23.2	Consent of Holland and Hart LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed with the original filing of this S-1 on July 3, 2008

** filed with Amendment No. 1 to this S-1 on May 14, 2009

*** filed with Amendment No. 2 to this S-1 on July 10, 2009